Filed pursuant to Rule 424(b)(3)
Registration No. 333-197767

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 1 DATED MARCH 7, 2016

TO THE PROSPECTUS DATED SEPTEMBER 16, 2015

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated September 16, 2015 (the “Prospectus”). This Supplement supersedes and replaces all prior supplements to the Prospectus. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

•	the status of the offering;

•	updated suitability standards for our offering applicable to Massachusetts and Nebraska investors;

•	information about our dispositions of real properties;

•	information about our repayments of borrowings under mortgage notes;

•	the launch of a program to raise capital in private placements through the sale of Delaware statutory trust interests, the terms of certain related party transactions, in connection with the program, and related amendments to our Advisory Agreement and Operating Partnership Agreement;

•	amendments to the Class E Share Redemption Program;

•	the commencement of a self-tender offer for our Class E shares of common stock;

•	revised language regarding our goals for liquidity with respect to our Class E stockholders;

•	an update to our risk factors;

•	our entry into a new restricted stock unit agreement with our Advisor;

•	an update to our conflicts of interest resolution procedures;

•	updated information with respect to our real properties and real estate-related debt and securities;

•	updated selected information regarding our operations;

•	updated information regarding our capitalization;

•	updated information regarding fees and expenses payable to our Advisor, our Dealer Manager and their affiliates;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Annual Report on Form 10-K for the year ended December 31, 2015;

•	updated certain historical NAV information;

•	updated quantitative and qualitative disclosures about market risk;

•	updated experts information; and

•	our consolidated financial statements and the notes thereto as of and for the year ended December 31, 2015.

Status of the Offering

As of March 1, 2016, we had raised gross proceeds of approximately $19.4 million from the sale of approximately 2.2 million shares in this offering, including proceeds from our distribution reinvestment plan of approximately $2.5 million. As of March 1, 2016, approximately $980.6 million in shares remained available for sale pursuant to this offering, including approximately $247.5 million in shares available for sale through our distribution reinvestment plan.

Suitability Standards

The following disclosure amends the “Suitability Standards” section of the Prospectus and all similar disclosure in the Prospectus.

Massachusetts—In addition to our suitability requirements, Massachusetts investors may not invest more than 10% of their liquid net worth in us and other direct participation programs.

Nebraska—In addition to our suitability requirements, Nebraska investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) to 10% of such investor’s net worth (exclusive of home, home furnishings, and automobiles). An investment by a Nebraska investor who is an accredited investor within the meaning of the Federal securities laws is not subject to the foregoing limitations.

Dispositions of Real Properties

The followings table describes our disposition of real properties subsequent to December 31, 2015 (square footage amounts and dollar amounts in thousands):

			As of December 31, 2015
Real Property	Property Type	Market	Ownership	Net Rentable Square Feet	Percentage Leased	Net Basis	Disposition Date	Contract Sales Price
Colshire Drive (1)	Office	Washington, DC	100%	575	100%	$118,558	2/18/16	$158,400
40 Boulevard (2)	Office	Chicago, IL	80%	107	66%	9,505	3/1/16	9,850
Washington Commons (2)	Office	Chicago, IL	80%	200	81%	16,978	3/1/16	18,000
Total subsequent real property dispositions				882	92%	$145,041		$186,250

(1)	The property was subject to a purchase option held by the tenant with an exercise price of approximately $158.4 million (the “Colshire Purchase Option”). The tenant exercised the Colshire Purchase Option during January 2016.
(2)	The office properties were consolidated in our consolidated financial statements beginning on page F-1 of this Supplement. We held these properties through a joint venture in which we are not the managing partner.

Repayments of Mortgage Notes

Subsequent to December 31, 2015, we repaid three mortgage note borrowings in full using proceeds from our revolving credit facility. The following table describes our repayment of mortgage note borrowings subsequent to December 31, 2015 (dollar amounts in thousands):

Debt Obligation	Repayment Date	Balance as of December 31, 2015	Interest Rate Fixed or Floating	Stated Interest Rate as of December 31, 2015	Contractual Maturity Date	Collateral Type	Collateral Market
1300 Connecticut	1/12/16	$45,041	Fixed	6.81%	4/10/16	Office Property	Washington, DC
Washington Commons	2/1/16	21,300	Fixed	5.94%	2/1/16	Office Property	Chicago, IL
40 Boulevard (1)	3/1/2016	7,890	Floating	3.43%	3/1/16	Office Property	Chicago, IL
Total/weighted average		$74,231		6.20%

(1)	The mortgage note is subject to an interest rate of 3.0% over one-month LIBOR and we repaid this as part of the disposition of 40 Boulevard..

Launch of Private Placements of Delaware Statutory Trust Interests

The following disclosure updates all similar disclosure in the Prospectus, wherever applicable.

Private Placements

In March 2016, we, through the Operating Partnership, initiated a program to raise capital in private placements exempt from registration under the Securities Act of 1933, as amended (“Private Placements”) through the sale of beneficial interests (“Interests”) in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership (the “DST Program”). From 2006 through 2009, we, through our subsidiaries conducted similar private placement offerings of fractional interests in which it raised a total of $183.1 million in gross proceeds. These fractional interests were all subsequently acquired by the Operating Partnership in exchange for an aggregate of 17.7 million OP Units.

Each Private Placement will offer Interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates (“DST Properties”). We anticipate that these Interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. Additionally, any Interests sold to investors pursuant to such Private Placements will be leased-back by an indirect wholly owned subsidiary of the Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership will retain a fair market value purchase option (“FMV Option”) giving it the right, but not the obligation, to acquire the Interests from the investors at a later time in exchange for OP Units.

Dealer Manager Agreement

In connection with the DST Program, in March 2016, Dividend Capital Exchange LLC (“DCX”), a wholly owned subsidiary of our taxable REIT subsidiary that is wholly owned by the Operating Partnership, entered into a Dealer Manager Agreement with our Dealer Manager, pursuant to which the Dealer Manager agreed to conduct Private Placements for Interests reflecting an indirect ownership of up to $500 million of Interests. DCX will pay certain up-front fees and reimburse certain related expenses to the Dealer Manager with respect to capital raised through any such Private Placements. DCX is obligated to pay the Dealer Manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5% of gross equity proceeds raised through the Private Placements. The Dealer Manager may re-allow such commissions and a portion of such dealer manager fee to participating broker dealers.

In addition, we, or our subsidiaries, are obligated to pay directly or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any organization and offering expenses (other than selling commissions and the dealer manager fee) as and when incurred. These expenses may include reimbursements for the bona fide due diligence expenses of participating broker-dealers, supported by detailed and itemized invoices, and similar diligence expenses of investment advisers, legal fees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses of registered persons associated with the Dealer Manager, the cost of educational conferences held by us, including costs reimbursement for registered persons associated with the Dealer Manager and registered representatives of participating broker-dealers to attend educational conferences sponsored by us, and attendance fees and costs reimbursement for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers and promotional items.

We intend to recoup the costs of the selling commissions and dealer manager fees described above through a purchase price “mark-up” of the initial estimated fair value of the DST Properties to be sold to investors, thereby placing the economic burden of these up-front fees on the investors purchasing such Interests. In addition, to offset some or all of our organization and offering expenses associated with the Private Placements, we will add a purchase price mark-up of the estimated fair value of the DST Properties to be sold to investors in the amount of 1.5% of the gross equity proceeds. Collectively, these purchase price mark-ups total up to 8% of the gross equity proceeds raised in the Private Placements. Additionally, we will be paid, by investors purchasing Interests, a non-accountable reimbursement equal to 1.0% of gross equity proceeds for real estate transaction costs that we expect to incur in selling or buying these Interests. Also, investors purchasing Interests will be required to pay their own respective closing costs upon the initial sale of the interests.

Advisory Agreement

In connection with the DST Program, we, the Operating Partnership and the Advisor entered into the Ninth Amended and Restated Advisory Agreement, dated as of March 2, 2016 (the “Amended Advisory Agreement”). The Amended Advisory Agreement amends the prior advisory agreement by providing that the fixed component of the advisory fee paid to the Advisor, in consideration for the asset management services it provides on the our behalf, is now a fixed component that accrues daily in an amount equal to 1/365th of 1.15% of (a) the “Aggregate Fund NAV” (i.e., the aggregate net asset value or “NAV” of our Class E shares, Class A shares, Class W shares and Class I shares, along with the OP Units held by third parties) for such day and (b) the consideration received by us or our affiliate for selling Interests in DST Properties to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such Interests, including but not limited to sales commissions, dealer manager fees and non-accountable expense allowances. Before this amendment, the Advisor was paid based on the amount of equity outstanding, and while the Private Placement is intended to raise capital for us, cash proceeds are received the day the Interests are sold but OP Units may not be issued for several years, if at all. This amendment clarifies that the Advisor will earn compensation for managing proceeds raised in the Private Placement. We will continue to pay the Advisor a development management fee equal to 4.0% of the cost to develop, construct or improve any properties, regardless of whether they are held in fee simple or DST Properties held through leasehold interests (though we may make only minor, non-structural modifications to DST Properties). The Amended Advisory Agreement also clarifies that we must reimburse the Advisor for any private offering organization and offering expenses, such as those of the DST Program, it incurs on our behalf, including Advisor personnel costs, unless it has agreed to receive a fee in lieu of reimbursement.

Limited Partnership Agreement

In connection with the launch of the DST Program, the Company, on behalf of itself as general partner and on behalf of all the limited partners thereto, entered into the Fifth Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of March 2, 2016 (the “Amended and Restated Operating Partnership Agreement”). The Amended and Restated Operating Partnership Agreement amends the prior operating partnership agreement by establishing two series of Class E OP Units, with different redemption and registration rights. The currently existing third-party holders of Class E OP Units will now hold Series 1 Class E OP Units, and will continue to have the same redemption and registration rights they had previously, which include the right, in certain circumstances to require the Operating Partnership to redeem the OP Units for Class E shares of the Company or cash. Any purchasers of Interests in the DST Program that ultimately acquire OP Units through the FMV Option will acquire Series 2 Class E OP Units, which will have similar redemption and registration rights to those of the holders of Series 1 Class E OP Units, except that their redemption rights will in certain circumstances require the Operating Partnership to redeem the OP Units for Class I shares of the Company. In addition, the Amended and Restated Operating Partnership Agreement provides that a redemption fee of 1.5% of the shares otherwise payable to a limited partner upon redemption of Series 2 Class E Units will be paid to the Manager (defined below).

Delaware Statutory Trust Agreement

DCX Manager LLC (the “Manager”), an affiliate of the Advisor, will be engaged to act as the manager of each Delaware statutory trust holding a DST Property. While the intention is to sell 100% of the interests to third parties, DCX may hold an interest for a period of time and therefore could be subject to the following description of fees and reimbursements paid to the Manager. The trust manager will have primary responsibility for performing administrative actions in connection with the trust and any DST Property and has the sole power to determine when it is appropriate for a trust to sell a DST Property. The trust manager will be entitled to the following payments from the trust: (i) a management fee equal to a stated percentage (e.g., 1.0%) of the gross rents payable to the trust, with such amount to be set on a deal-by-deal basis, (ii) a disposition fee of 1.0% of the gross sales price of any DST Property sold to a third party, and (iii) reimbursement of certain expenses associated with the establishment, maintenance and operation of the trust and DST Properties.

Additionally, the Manager or its affiliate may earn a 1.0% loan fee for any financing arrangement sourced, negotiated and executed in connection with the DST Program. This loan fee only is payable to the Manager by new investors that purchase Interests and therefore is not paid by the Company or its affiliates.

Amendments to the Class E Share Redemption Program

The following disclosure amends the “Description of Capital Stock—Class E Share Redemption Program” section of the Prospectus and all similar disclosure in the Prospectus.

On November 12, 2015, our board of directors approved an Amended and Restated Class E Share Redemption Program (the “Amended Class E SRP”), which became effective on December 12, 2015. Under the Amended Class E SRP, we eliminated the one-year holding requirement and redemptions are only available with respect to unclassified or “Class E” shares of common stock in the event of the death or disability of a stockholder subject to the following limitation: unless approved by the board of directors, we will not make, during any consecutive twelve-month period, redemptions in the event of the death or disability of a stockholder that exceed five percent of the number of Class E shares of common stock outstanding at the beginning of such twelve-month period. Redemptions unrelated to death or disability are no longer available under the Amended Class E SRP. If the board of directors decides to materially amend, suspend or terminate the Amended Class E SRP, we will provide stockholders with no less than 30 days written notice (relative to the redemption date). The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the stockholders.

On December 15, 2015, our board of directors approved a Second Amended and Restated Class E Share Redemption Program (the “Second Amended Class E SRP”), which became effective on January 15, 2016. Under the Second Amended Class E SRP:

•	We intend to redeem shares of our common stock under the Second Amended Class E SRP in the first month of every quarter and on the dates further described below. All requests for redemption must be made in writing and received by us no later than the fifth business day prior to the applicable redemption date described below (counting the redemption date as one of the business days). Redemption requests for any quarter will be accepted for consideration no sooner than the first business day of such quarter, and in no event will they be accepted for consideration during any time that we are conducting a self-tender offer for Class E shares pursuant to Rule 13e-4 under the Exchange Act of 1934, as amended. Any requests made outside of these windows will be rejected.

•	Redemptions with respect to any calendar quarter will be effected on the last business day of the first month of such calendar quarter at a price equal to the NAV per share calculated after the close of business (4:00 p.m. Eastern time) on the redemption date.

In all other respects, the terms of the Second Amended Class E SRP are unchanged from those of the Amended Class E SRP.

Commencement of a Self-Tender Offer for our Class E Shares of Common Stock

On February 5, 2016, we commenced a self-tender offer to purchase for cash up to 4,059,539.91 Class E shares, or approximately $30 million of Class E shares, subject to our ability to increase the number of shares accepted for payment in the offer by up to but not more than 2% of the Company’s outstanding Class E shares (resulting in a commensurate increase in the number of shares by up to approximately 2.7 million shares) without amending or extending the offer in accordance with rules promulgated by the Commission, at a purchase price of $7.39 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The Company’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 5, 2016, and in the related Letter of Transmittal, filed with the Commission on Schedule TO on February 5, 2016, as amended by Amendment No.1 to Schedule TO, filed with the Commission on March 1, 2016, all of which are available at www.sec.gov. Unless extended or withdrawn, the offer will expire at 5:00 p.m. Central Time, on Monday, March 14, 2016.

The purchase of Class E shares pursuant to the offer will have the following effects:

•	Depending on how many shares are purchased, the offer will decrease the amount of cash we have available for other purposes, such as making new investments, and will likely increase our leverage and our borrowing costs as we intend to finance a portion of the offer with borrowings.

•	If the purchase price is lower than our NAV, the purchases of shares pursuant to the offer may have a slightly positive impact to our NAV for remaining stockholders. This positive impact may result in better overall total stockholder returns for remaining stockholders, which may result in a slight increase to the performance-based advisory fee that is paid to our Advisor.

•	Purchases of shares pursuant to the offer will increase the proportionate interest of stockholders that do not tender their shares.

•	Class E stockholders who tender all of their shares will give up the opportunity to participate in any potential future benefits from owning shares, including the right to receive any future dividends or distributions that we may pay.

Because there will be fewer outstanding Class E shares, we anticipate that the base management fees paid to our Advisor will decrease.

Liquidity Goals with Respect to Class E Stockholders

The following disclosure amends the second paragraph of the “Description of Capital Stock—Liquidity Events” section of the Prospectus and all similar disclosure in the Prospectus.

With respect to liquidity for our Class E stockholders, our long-term goal is to raise sufficient proceeds in this offering so as to be able to accommodate those holders of Class E shares who would like us to purchase or redeem their shares. Although no assurances can be made, our board of directors currently intends to make liquidity available to Class E stockholders each quarter (other than liquidity made available in the event of the death or disability of a stockholder through the Class E share redemption program) in an amount that is the greater of (A) (i) funds received from the sale of Class E shares under our distribution reinvestment plan during such calendar quarter, plus (ii) 50% of the difference between (a) the proceeds (net of sales commissions) received by us from the sale of Class A, Class W and Class I shares in any public primary offering and under our distribution reinvestment plan during the most recently completed calendar quarter, and (b) the dollar amount used to redeem Class A, Class W and Class I shares during the most recently completed calendar quarter pursuant to the share redemption program, less (iii) funds used for redemptions of Class E shares in the most recently completed quarter due to qualifying death or disability requests of a stockholder during such calendar quarter and (B) the amount that would result in repurchases or redemptions, during any consecutive twelve month period, at least equal to five percent of the number of Class E shares outstanding at the beginning of such twelve-month period, regardless of whether such liquidity will be made available through the Class E share redemption program or a tender offer, and excluding liquidity made available in the event of the death or disability of a stockholder through the Class E share redemption program. Our current Class E share redemption program is only available in the event of the death or disability of a stockholder and requests for redemption under the Class E share redemption program may only be made during a limited window each quarter. The board of directors will evaluate each quarter whether to make liquidity available to Class E stockholders through the Class E share redemption program or through a tender offer process. There can be no assurances that we will seek or be successful in achieving liquidity strategies for our Class E stockholders within any certain time frame or at all. In any event, our board of directors will seek to act in the best interest of the Company as a whole, taking into consideration all classes of stockholders.

Risk Factors

The following risk factors update and supplement risk factors contained in the Prospectus and all similar disclosure in the Prospectus:

Our ability to redeem or repurchase your shares is limited, and our board of directors may modify, suspend or terminate our share redemption programs at /any time.

Generally, our share redemption program imposes a quarterly cap on aggregate net redemptions of our Class A, Class W and Class I share classes equal to the amount of shares of such classes with a value (based on the redemption price per share on the day the redemption is effected) of up to 5% of the aggregate NAV of the outstanding shares of such classes as of the last day of the previous calendar quarter.

Our current Class E share redemption program is even more limited. On an ongoing basis, it is only available for redemptions in connection with the death or disability of a stockholder. With respect to all other Class E stockholders, our board of directors evaluates each quarter whether to make liquidity available through our Class E share redemption program or through a tender offer process. Although no assurances can be made, our board of directors currently intends to make liquidity available to Class E stockholders each quarter (other than liquidity made available in the event of the death or disability of a stockholder through the Class E share redemption program) in an amount that is the greater of (A) (i) funds received from the sale of Class E shares under our distribution reinvestment plan during such calendar quarter, plus (ii) 50% of the difference between (a) the proceeds (net of sales commissions) received by us from the sale of Class A, Class W and Class I shares in any public primary offering and under our distribution reinvestment plan during the most recently completed calendar quarter, and (b) the dollar amount used to redeem Class A, Class W and Class I shares during the most recently completed calendar quarter pursuant to the share redemption program, less (iii) funds used for redemptions of Class E shares in the most recently completed quarter due to qualifying death or disability requests of a stockholder during such calendar quarter and (B) the amount that would result in repurchases or redemptions, during any consecutive twelve month period, at least equal to five percent of the number of Class E shares outstanding at the beginning of such twelve-month period (the “Class E Liquidity Amount”), regardless of whether such liquidity will be made available through the Class E share redemption program or a tender offer, and excluding liquidity made available in the event of the death or disability of a stockholder through the Class E share redemption program. Our board of directors may at any time decide to reduce or eliminate the Class E Liquidity Amount.

The vast majority of our assets will consist of properties which cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy redemption requests. Our board of directors may modify, suspend or terminate our share redemption programs and also may elect not to make liquidity available to Class E stockholders through a tender offer process. As a result, your ability to have your shares redeemed or purchased by us may be limited, and our shares should be considered as having only limited liquidity and at times may be illiquid. See “Description of Capital Stock – Class A, Class W and Class I Share Redemption Program” for more information.

A portion of the proceeds raised in this offering are expected to be used to redeem Class E shares, and such portion of the proceeds may be substantial.

We currently expect to use a portion of the proceeds from this Class A, Class W and Class I offering to enhance liquidity for our Class E stockholders through self-tender offers and our Class E share redemption program. On an ongoing basis, our current Class E share redemption program is only available for redemptions in the event of the death or disability of a stockholder. Unless approved by our board of directors, we will not make, during any consecutive twelve-month period, redemptions in the event of the death or disability of a stockholder that exceed five percent of the number of Class E shares of common stock outstanding at the beginning of such twelve-month period. However, with respect to all other Class E stockholders, our board of directors evaluates each quarter whether to make liquidity available through the Class E share redemption program or through a tender offer process. Our board of directors currently intends to make liquidity available to Class E stockholders each quarter (other than liquidity made available in the event of the death or disability of a stockholder through the Class E share redemption program) in the Class E Liquidity Amount, regardless of whether such liquidity will be made available through the Class E share redemption program or a tender offer, and excluding liquidity made available in the event of the death or disability of a stockholder through the Class E share redemption program. However, our board of directors may from time to time authorize funds for redemptions of Class E shares in greater or lower amounts. Our board of directors may at any time decide to reduce or eliminate the Class E Liquidity Amount.

There is significant pent up demand from Class E holders to have their shares purchased pursuant to a tender offer or to have their shares redeemed under our Class E share redemption program, and we plan to use a portion of the proceeds from this offering to purchase or redeem Class E shares. As a result, we may have fewer offering proceeds available to retire debt or acquire additional properties, which may result in reduced liquidity and profitability or restrict our ability to grow our NAV.

For example, on July 7, 2015, we commenced a modified “Dutch Auction” tender offer to purchase for cash up to $115.0 million of Class E shares. In accordance with rules promulgated by the Commission, we had the option to increase the number of shares accepted for payment by up to 2% of the outstanding Class E shares without amending the tender offer. We ultimately accepted for purchase approximately 17.2 million Class E shares of common stock, at a purchase price of $7.25 per share for an aggregate cost of approximately $124.4 million. The tender offer terminated on August 5, 2015. On November 12, 2015, we commenced another self-tender offer to purchase for cash up to $20 million of Class E shares. We ultimately purchased approximately 13.0% of Class E shares requested to be purchased for an aggregate cost of approximately $20.0 million of Class E shares at $7.39 per share pursuant to the tender offer, which terminated on December 23, 2015. For the years ended December 31, 2015 and 2014, we redeemed 15.9% and 15.4%, respectively, of Class E shares requested to be redeemed on average pursuant to our Class E share redemption program.

With respect to liquidity for our Class E stockholders, our long-term goal is to raise sufficient proceeds in this offering so as to be able to accommodate those holders of Class E shares who would like to have their shares purchased pursuant to a tender offer or to have their shares redeemed under our Class E share redemption program. However, if we are not successful over time in generating liquidity to holders of our Class E shares through our self-tender offers and the Class E share redemption program, we may explore additional liquidity strategies for our Class E stockholders. There can be no assurances that we will be successful in achieving liquidity strategies for our Class E stockholders within any certain time frame or at all. In any event, our board of directors will seek to act in the best interest of the Company as a whole, taking into consideration all classes of stockholders.

We are exposed to risks arising from a small number of tenants comprising a significant portion of our income.

As of December 31, 2015, a significant portion of our annualized base rent comes from three tenants. As a result, we are particularly exposed to their ability and willingness to perform according to the contractual terms of their existing leases and to renew when the leases expire. When the leases expire, we may be forced to lower the rental rates or offer other concessions in order to retain the tenants. Any reduction in the rental rates or other lease terms may have a meaningful impact to our operating results. Further, if our significant tenants choose not to renew at all, we will likely suffer from periods of receiving no rent while we seek replacement tenants, and incur costs related to finding replacement tenants. Our two most significant leases, together comprising approximately 23.1% of our annualized base rent as of December 31, 2015, will expire between December 2016 and September 2017. One of these leases includes ten subleases comprising approximately 4.2% of our annualized base rent as of December 31, 2015, which are scheduled to expire between January 2020 and December 2023. Based on market information as of December 31, 2015, we have obtained third-party estimates that current market rental rates, on a weighted-average basis utilizing annualized base rent as of December 31, 2015, are approximately 14% lower than the in-place rents. Accordingly, if market rents do not increase significantly, replicating the cash flows from these leases would be very difficult. Our third most significant lease, comprising approximately 8.7% of our annualized base rent as of December 31, 2015, was subject to a purchase option. The tenant of this lease exercised the purchase option during January 2016 to acquire the office property on February 18, 2016. As a result, we no longer have this lease subsequent to February 18, 2016. These factors could adversely affect our results of operations, financial condition, NAV and ability to pay distributions to our stockholders.

The U.S. Department of Labor (“DOL”) has proposed to amend the definition of “fiduciary” under ERISA and the Code, which could affect the marketing of investments in our shares.

The DOL has proposed to amend the definition of “fiduciary” under ERISA and the Code. The proposed amendment would broaden the definition of “fiduciary” and make a number of changes to the prohibited transaction exemptions relating to investments by employee benefit plans subject to Title I of ERISA or retirement plans or accounts subject to Section 4975 of the Code (including IRAs). The DOL has said that the proposed changes will become effective eight months after the regulation is finalized and will be prospective only. If and when the proposed changes are finalized, they could have a significant effect on the marketing of investments in our shares to such plans or accounts.

A conflict of interest may arise between our Class E investors and our Class A, Class W and Class I investors.

We do not intend to pursue a “Liquidity Event” with respect to our Class A, Class W and Class I shares within any period of time. A “Liquidity Event” includes, but is not limited to, (a) a listing of our common stock on a national securities exchange (or the receipt by our stockholders of securities that are listed on a national securities exchange in exchange for our common stock); (b) our sale, merger or other transaction in which our stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company; or (c) the sale of all or substantially all of our assets where our stockholders either receive, or have the option to receive, cash or other consideration. Although we will not be precluded from pursuing a Liquidity Event (or series thereof) if our board of directors determines that is in the best interest of our stockholders, we intend to operate as a perpetual-life REIT. With respect to our Class E stockholders, our long-term goal is to raise sufficient proceeds in this offering so as to be able to accommodate those holders of Class E shares who would like us to purchase or redeem their shares.

Our board of directors currently intends to make liquidity available to Class E stockholders each quarter (other than liquidity made available in the event of the death or disability of a stockholder through the Class E share redemption program) in the Class E Liquidity Amount, regardless of whether such liquidity will be made available through the Class E share redemption program or a tender offer, and excluding liquidity made available in the event of the death or disability of a stockholder through the Class E share redemption program. Our current Class E share redemption program is only available in the event of the death or disability of a stockholder and requests for redemption under the Class E share redemption program may only be made during a limited window each quarter. The board of directors will evaluate each quarter whether to make liquidity available to Class E stockholders through the Class E share redemption program or through a tender offer process. However, if we are not successful over time in generating liquidity to holders of our Class E shares through our self-tender offers and the Class E share redemption program, we may explore additional liquidity strategies for our Class E stockholders. There can be no assurances that we will seek or be successful in achieving liquidity strategies for our Class E stockholders within any certain time frame or at all. In any event, our board of directors will seek to act in the best interest of the Company as a whole, taking into consideration all classes of stockholders.

Our different intentions with respect to liquidity strategies for our Class A, Class W and Class I stockholders and our Class E stockholders may, in certain situations, lead to conflicts of interests between the groups of stockholders. In such situations, this may not result in the best course of action for any particular stockholder.

Economic events that may cause our stockholders to request that we redeem their shares may materially adversely affect our cash flow and our ability to achieve our investment objectives.

Future economic events affecting the U.S. economy generally, or the real estate sector specifically, could cause our stockholders to seek to sell their shares to us pursuant to our share redemption programs or self-tender offers. Generally, our Class A, Class W and Class I share redemption program imposes a quarterly cap on the aggregate net redemptions of our Class A, Class W and Class I share classes equal to the amount of shares of such classes with a value (based on the redemption price per share on the day the redemption is effected) of up to 5% of the aggregate NAV of the outstanding shares of such classes as of the last day of the previous calendar quarter. Our current Class E share redemption program is even more limited. On an ongoing basis, it is only available for redemptions in connection with the death or disability of a stockholder. With respect to all other Class E stockholders, although no assurances can be made, our board of directors currently intends to make liquidity available to Class E stockholders each quarter (other than liquidity made available in the event of the death or disability of a stockholder through the Class E share redemption program) in the Class E Liquidity Amount. Even if we are able to satisfy all resulting redemption or repurchase requests, our cash flow could be materially adversely affected. In addition, if we determine to sell valuable assets to satisfy redemption or repurchase requests, our ability to achieve our investment objectives, including, without limitation, diversification of our portfolio by property type and location, moderate financial leverage, conservative operating risk and an attractive level of current income, could be materially adversely affected. See “Description of Capital Stock – Class A, Class W and Class I Share Redemption Program” and “Description of Capital Stock – Class E Share Redemption Program” for more information.

The Operating Partnership’s private placements of beneficial interests in specific Delaware statutory trusts under its DST Program could subject us to liabilities from litigation or otherwise.

On March 2, 2016, we, through the Operating Partnership, initiated a program to raise capital in private placements exempt from registration under the Securities Act through the sale of beneficial interests (“Interests”) in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership (the “DST Program”). These Interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. All of the Interests sold to investors pursuant to such private placements will be leased-back by the Operating Partnership or a wholly owned subsidiary thereof, as applicable, and fully guaranteed by our Operating Partnership. Additionally, the Operating Partnership will be given a fair market value purchase option (“FMV Option”) giving it the right, but not the obligation, to acquire the Interests from the investors at a later time in exchange for OP Units. Investors who acquired Interests pursuant to such private placements may have done so seeking certain tax benefits that depend on the interpretation of, and compliance with, federal and state income tax laws and regulations. As the general partner of the Operating Partnership, we may become subject to liability, from litigation or otherwise, as a result of such transactions, including in the event an investor fails to qualify for any desired tax benefits.

The Operating Partnership’s private placements of beneficial interests in specific Delaware statutory trusts under its DST Program will not shield us from risks related to the performance of the real properties held through such structures.

Pursuant to the DST Program, the Operating Partnership intends to place certain of its existing real properties and/or acquire new properties to place into Delaware statutory trusts and then sell interests, via its taxable REIT subsidiary (TRS), in such trusts to third-party investors. We will hold long-term leasehold interests in the property pursuant to master leases that are fully guaranteed by our Operating Partnership, while the third-party investors indirectly hold, in most cases, all of the interests in the real estate. Although we will hold a fair market value purchase option (the FMV Option) to reacquire the real estate, the purchase price will be based on the then-current fair market value of the third-party investor’s interest in the real estate, which will be greatly impacted by the rental terms fixed by the long-term master lease. The lease effectively fixes our costs to sublease the property to occupying tenants until the earlier of the expiration of the master lease or our exercise of the FMV Option, while we bear the risk that the underlying cash flow from the property may be less than the master lease payments. Therefore, even though we will no longer own the underlying real estate, because of the fixed terms of the long-term master lease guaranteed by our Operating Partnership, negative performance by the underlying properties could affect cash available for distributions to our stockholders and will likely have an adverse effect on our results of operations and NAV.

We may own beneficial interests in trusts owning real property that will be subject to the agreements under our DST Program, which may have an adverse effect on our results of operations, relative to if the DST Program agreements did not exist.

In connection with the launch of our DST Program, we may own beneficial interests in trusts owning real property that are subject to the terms of the agreements provided by our DST Program. The DST Program agreements may limit our ability to encumber, lease or dispose of our beneficial interests. Such agreements could affect our ability to turn our beneficial interests into cash and could affect cash available for distributions to our stockholders. The DST Program agreements, and in some cases the financing documents, used in connection with the DST Program could also impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse effect on our results of operations and NAV, relative to if the DST Program agreements did not exist.

If we were considered to have actually or constructively paid a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

For taxable years ending on or before December 31, 2014, in order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not have been “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents. For the taxable year that began on January 1, 2015 and all future taxable years, so long as we continue to be a “publicly offered REIT” (i.e., a REIT which is required to file annual and periodic reports with the SEC under the Exchange Act), the preferential dividend rule will not apply to us.

Restricted Stock Unit Agreement

The following disclosure supplements the section of the Prospectus entitled “The Advisor and the Advisory Agreement—Restricted Stock Unit Agreements.”

On February 4, 2016, we entered into a new Advisor RSU Agreement, pursuant to which we granted 124,451 Company RSUs to the Advisor with a vesting date of April 15, 2019. The terms of the new Advisor RSU Agreement are otherwise consistent with the terms of our prior Advisor RSU Agreements.

Conflicts of Interest

The following disclosure replaces the first paragraph of the “Conflicts of Interest – Competition” section of the Prospectus and all similar disclosure in the Prospectus.

We may compete with entities or programs sponsored or advised by affiliates of our Sponsor, including but not limited to Logistics Property Trust Inc. (which we refer to herein as “LPT”) and IPT, for opportunities to acquire, finance or sell investments. As a result of this competition, certain investment opportunities may not be available to us. For example, in recognition of the fact that we also desire to acquire industrial properties and have a separate day-to-day acquisition team, the Sponsor and the Advisor have agreed, subject to changes approved or required by the Conflicts Resolution Committee, that (1) if an industrial property opportunity is a widely-marketed, brokered transaction, we, on the one hand, and LPT and/or IPT, on the other hand, may simultaneously and independently pursue such transaction, and (2) if an industrial property is not a widely-marketed, brokered transaction, then, as between us, on the one hand, and LPT and/or IPT, on the other hand, the management team and employees of each company generally are free to pursue any industrial opportunity at any time, subject to certain allocations if non-widely-marketed transactions are first sourced by certain shared employees, managers or directors. One of our independent directors, Mr. Charles Duke, is also an independent director for IPT. If there are any transactions or policies affecting us and IPT, Mr. Duke will recuse himself from making any such decisions for as long as he holds both positions.

INVESTMENTS IN REAL PROPERTIES AND REAL ESTATE-RELATED DEBT AND SECURITIES

Our long-term investment strategy includes diversification across multiple dimensions, including investment type (i.e. real properties and real estate-related debt and securities), property type (e.g. office, industrial, retail, etc.) and geography. We believe that a diversified investment portfolio may potentially offer investors significant benefits for a given level of risk relative to a more concentrated invested portfolio. However, we cannot assure you that we will attain our long-term investment objectives. Over time, we expect our portfolio allocations may become more consistent with our long-term diversification strategy. The following series of charts illustrates our investment portfolio allocations as of December 31, 2015.

Our investment portfolio was comprised of approximately 99% real property investments and approximately 1% debt related investments, based on fair value, as of December 31, 2015. The chart below describes the diversification of our investment portfolio (including debt related investments) across real property type. Percentages in the chart correspond to the fair value as of December 31, 2015.

Through our investments in real property and debt related investments, we also seek diversification across multiple geographic regions primarily located in the United States. The chart below shows the current allocations of our real property investments across geographic regions within the continental United States. Percentages in the chart correspond to our fair value as of December 31, 2015. Any market for which we do not show a corresponding percentage of our total fair value comprises 1% or less of the total fair value of our real property portfolio. As of December 31, 2015, our real property investments were geographically diversified across 21 markets. Our debt related investments are located in three additional markets resulting in a combined portfolio allocation across 24 markets.

Real Properties

The following table describes our operating properties as of December 31, 2015, by market (dollar amounts and square footage amounts in thousands).

Market	Number of Properties	Gross Investment Amount	% of Gross Investment Amount	Net Rentable Square Feet	% of Total Net Rentable Square Feet	% Leased (1)	Secured Indebtedness (2)
Office Properties:
Washington, DC	3	$282,939	11.9%	878	8.7%	78.4%	$45,041
Northern New Jersey	1	224,545	9.4%	594	5.9%	100.0%	107,248
Austin, TX	3	153,419	6.4%	585	5.8%	99.3%	—
East Bay, CA	1	145,339	6.1%	405	4.0%	100.0%	—
San Francisco, CA	1	120,238	5.1%	264	2.6%	91.6%	56,134
South Florida	2	82,130	3.5%	363	3.6%	92.2%	—
Denver, CO	1	82,106	3.5%	257	2.5%	89.6%	—
Princeton, NJ	1	51,233	2.2%	167	1.6%	100.0%	—
Chicago, IL	2	43,745	1.8%	307	3.0%	76.1%	29,190
Philadelphia, PA	1	43,482	1.8%	173	1.7%	81.7%	24,000
Silicon Valley, CA	1	41,912	1.8%	143	1.4%	91.8%	23,500
Dallas, TX	1	35,875	1.5%	155	1.5%	91.1%	—
Minneapolis/St Paul, MN	1	29,515	1.2%	107	1.1%	100.0%	—
Fayetteville, AR	1	11,695	0.5%	63	0.6%	100.0%	—
Total/Weighted Average	20	1,348,173	56.7%	4,461	44.0%	91.0%	285,113
Total Office: 20 properties, 14 markets with average annual rent of $29.37 per sq. ft.
Industrial Properties:
Dallas, TX	1	35,746	1.6%	446	4.4%	35.1%	22,700
Central Kentucky	1	28,296	1.2%	727	7.2%	100.0%	—
Louisville, KY	4	27,273	1.1%	736	7.3%	88.5%	—
Total/Weighted Average	6	91,315	3.9%	1,909	18.9%	80.4%	22,700
Total Industrial: six properties, three markets with average annual rent of $3.48 per sq. ft.
Retail Properties:
Greater Boston	26	545,382	22.9%	2,280	22.5%	94.0%	84,702
Philadelphia, PA	1	105,126	4.4%	426	4.2%	99.1%	67,800
Washington, DC	1	62,533	2.6%	233	2.3%	99.3%	70,000
Northern New Jersey	1	58,484	2.5%	223	2.2%	94.6%	—
Raleigh, NC	1	45,553	1.9%	142	1.4%	99.2%	26,200
South Florida	1	37,898	1.6%	124	1.2%	100.0%	10,834
Tulsa, OK	1	34,147	1.4%	101	1.0%	100.0%	—
San Antonio, TX	1	32,069	1.3%	161	1.6%	89.6%	21,500
Jacksonville, FL	1	19,494	0.8%	73	0.7%	20.3%	—
Total/Weighted Average	34	940,686	39.4%	3,763	37.1%	93.9%	281,036
Total Retail: 34 properties, nine markets with average annual rent of $16.95 per sq. ft.
Grand Total/Weighted Average	60	$2,380,174	100.0%	10,133	100.0%	90.1%	$588,849

(1)	Based on executed leases as of December 31, 2015.
(2)	Secured indebtedness represents the principal balance outstanding and does not include our mark-to-market adjustment on debt or GAAP principal amortization on our troubled debt restructuring.

Net Operating Income

The following table illustrates the historic net operating income derived from our investments in real properties for the year ended December 31, 2015 (amounts in thousands).

	For the Year Ended December 31, 2015
	Office	Industrial	Retail	Total
Rental Revenue (1)	$137,204	$8,672	$72,402	$218,278
Rental Expenses	(39,763)	(1,917)	(17,910)	(59,590)
Net Operating Income	$97,441	$6,755	$54,492	$158,688

(1)	Rental revenues include adjustments as defined by GAAP such as straight-line rent adjustments and above and below market rent amortization. In addition, rental revenues include percentage rents, operating expense reimbursements and other miscellaneous items.

We consider net operating income, or NOI, to be an appropriate supplemental financial performance measure because NOI reflects the specific operating performance of our real properties and debt related investments and excludes certain items that are not considered to be controllable in connection with the management of each property, such as gains on the disposition of securities, other-than-temporary impairment, losses related to provisions for losses on debt related investments, gains or losses on derivatives, acquisition related expenses, losses on extinguishment of debt and financing commitments, interest income, depreciation and amortization, general and administrative expenses, asset management fees, interest expense and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance as a whole, since it does exclude such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.

The following table is a reconciliation of our NOI to our reported net income attributable to common stockholders for the year ended December 31, 2015 (amounts in thousands).

For the Year Ended December 31, 2015
Net operating income	$158,688
Debt related investment income	6,922
Real estate depreciation and amortization expense	(83,114)
General and administrative expenses	(10,720)
Advisory fees, related party	(17,083)
Acquisition-related expenses	(2,644)
Impairment of real estate property	(8,124)
Interest and other income	2,192
Interest expense	(47,508)
Loss on extinguishment of debt and financing commitments	(1,168)
Gain on sale of real property	134,218
Discontinued operations	—
Net income attributable to noncontrolling interests	(7,404)
Net income attributable to common stockholders	$124,255

Our primary source of funding for our property-level operating expenses and debt service payments is rent collected pursuant to our tenant leases. Our properties are generally leased to tenants for the longer term. As of December 31, 2015, the weighted average remaining term of our leases was approximately 4.5 years, based on annualized base rent, and 7.0 years, based on leased square footage. The following is a schedule of expiring leases for our consolidated operating properties by annualized base rent and square footage as of December 31, 2015 and assuming no exercise of lease renewal options (dollar amounts and square footage in thousands).

	Lease Expirations
Year (1)	Number of Leases Expiring	Annualized Base Rent (2)%		Square Feet	%
2016 (3) (4)	104	$21,925	12.0%	917	10.1%
2017	95	43,730	23.7%	1,398	15.3%
2018	126	13,443	7.3%	680	7.5%
2019	107	24,945	13.5%	1,237	13.6%
2020	111	24,229	13.1%	1,259	13.8%
2021	49	15,704	8.5%	1,577	17.2%
2022	32	9,105	4.9%	516	5.7%
2023	29	15,364	8.3%	626	6.9%
2024	24	4,977	2.7%	333	3.7%
2025	15	3,726	2.0%	199	2.1%
Thereafter	22	7,304	4.0%	378	4.1%
Total	714	$184,452	100.0%	9,120	100.0%

(1)	The lease expiration year does not include the consideration of any renewal or extension options. Also, the lease expiration year is based on noncancellable lease terms and does not extend beyond any early termination rights that the tenant may have under the lease.
(2)	Annualized base rent represents the annualized monthly base rent of leases executed as of December 31, 2015.
(3)	Includes 17 leases with annualized base rent of approximately $423,000 that are on a month-to-month basis.
(4)	Includes our lease with Northrop Grumman, which leased 100% of an office property comprising approximately 575,000 square feet, located in the Washington, DC market (“Colshire”). Northrop Grumman exercised a purchase option during January 2016 to acquire Colshire on February 18, 2016. As a result, Northrop Grumman is no longer our tenant. Excluding the Northrop Grumman lease, we would have 103 leases expiring during 2016, with total annualized base rent of approximately $6.0 million or approximately 3.3% of total portfolio annualized base rent, comprising approximately 342,000 square feet or approximately 3.8% of total portfolio square feet.

The following table describes our top ten tenants based on annualized base rent and their industry sectors as of December 31, 2015 (dollar and square footage amounts in thousands).

	Tenant	Locations	Industry Sector	Annualized Base Rent (1)	% of Total Annualized Base Rent	Square Feet	% of Occupied Square Feet
1	Charles Schwab & Co., Inc.	2	Securities, Commodities, Fin. Inv./Rel. Activities	$23,408	12.8%	602	6.6%
2	Sybase	1	Publishing Information (except Internet)	18,692	10.3%	405	4.5%
3	Northrop Grumman (2)	1	Professional, Scientific and Technical Services	15,901	8.7%	575	6.3%
4	Stop & Shop	16	Food and Beverage Stores	14,983	8.2%	911	10.1%
5	Novo Nordisk	1	Chemical Manufacturing	4,535	2.5%	167	1.8%
6	Seton Health Care	1	Hospitals	4,339	2.4%	156	1.7%
7	Shaw’s Supermarket	4	Food and Beverage Stores	3,944	2.2%	240	2.7%
8	I.A.M. National Pension Fund	1	Funds, Trusts and Other Financial Vehicles	3,023	1.7%	63	0.7%
9	TJX Companies	7	Clothing and Clothing Accessories Stores	2,969	1.6%	299	3.3%
10	Home Depot	1	Building Material and Garden Equipment and Supplies Dealers	2,470	1.4%	102	1.1%
	Total	35		$94,264	51.8%	3,520	38.8%

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of December 31, 2015.
(2)	Northrop Grumman exercised a purchase option to acquire Colshire on February 18, 2016. As a result, Northrop Grumman is no longer our tenant. Prior to acquiring Colshire from us, Northrop Grumman’s lease would have expired in 2016. For a more detailed discussion of the purchase option and the related property disposition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Subsequent Events”. Subsequent to the disposition of Colshire, Alliant Techsystems Inc., a tenant in the computer and electronic product manufacturing industry, became our 10th largest tenant with an annualized base rent of approximately $2.4 million as of December 31, 2015, comprising approximately 107,000 square feet in one of our office properties.

The following table describes our top ten tenant industry sectors based on annualized base rent as of December 31, 2015 (dollar and square footage amounts in thousands).

Industry Sector	Number of Leases	Annualized Base Rent (1)	% of Annualized Base Rent	Occupied Square Feet	% of Occupied Square Feet
Professional, Scientific and Technical Services	112	$29,096	15.8%	1,199	13.1%
Securities, Commodity Contracts, and Other Financial Investments and Related Activities	30	25,835	14.0%	687	7.5%
Food and Beverage Stores	41	24,407	13.2%	1,649	18.1%
Publishing Information (except Internet)	3	19,033	10.3%	413	4.5%
Computer and Electronic Product Manufacturing	8	6,820	3.7%	435	4.8%
Clothing and Clothing Accessories Stores	32	6,591	3.6%	425	4.7%
Food Services and Drinking Places	78	6,175	3.3%	222	2.4%
Credit Intermediation and Related Activities	36	5,613	3.0%	190	2.1%
Chemical Manufacturing	3	5,403	2.9%	461	5.1%
Ambulatory Health Care Services	53	4,928	2.7%	208	2.3%
Other (2)	318	50,551	27.5%	3,231	35.4%
Total	714	$184,452	100.0%	9,120	100.0%

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of December 31, 2015.
(2)	Other industry sectors include 47 additional sectors.

Debt Related Investments

As of December 31, 2015, we had invested in three debt related investments structured as mortgage notes. As of December 31, 2015, the carrying value of our debt related investments was approximately $15.7 million, which includes (i) unpaid principal balances and (ii) unamortized discounts, premiums and deferred charges. The weighted average yield of our debt related investments as of December 31, 2015 was 6.1%, which is calculated on an unlevered basis using the amount invested, current interest rates and accretion of premiums or discounts realized upon the initial investment. The weighted average remaining contractual loan term of our debt related investments as of December 31, 2015 was 3.3 years.

Borrowings

The following table describes our borrowings as of December 31, 2015 (dollar amounts in thousands).

	Weighted Average Stated Interest Rate	Outstanding Balance (1)	Gross Investment Amount Securing Borrowings (2)
Fixed-rate mortgages	5.6%	$579,196	$1,016,560
Floating-rate mortgages (3)	3.4%	7,890	16,618
Total secured borrowings	5.5%	587,086	1,033,178
Line of credit (4)	1.9%	167,000	N/A
Term loans (5)	2.6%	350,000	N/A
Total unsecured borrowings	2.4%	517,000	N/A
Total borrowings	4.1%	$1,104,086	N/A

(1)	Amounts presented are net of (i) unamortized premiums to the face value of our outstanding fixed-rate mortgages of $1.3 million as of December 31, 2015, and (ii) GAAP principal amortization related to troubled debt restructurings of $3.1 million as of December 31, 2015.
(2)	“Gross Investment Amount” as used here and throughout this document represents the allocated gross basis of real property and debt related investments, after certain adjustments. Gross Investment Amount for real property (i) includes the effect of intangible lease liabilities, (ii) excludes accumulated depreciation and amortization, and (iii) includes the impact of impairments. Amounts reported for debt related investments represent our net accounting basis of the debt investments, which includes (i) unpaid principal balances, (ii) unamortized discounts, premiums, and deferred charges, and (iii) allowances for loan loss.
(3)	As of December 31, 2015, our one floating-rate mortgage note was subject to an interest rate spread of 3.00% over one-month LIBOR.
(4)	As of December 31, 2015, borrowings under our line of credit were subject to interest at a floating rate of 1.40% over one-month LIBOR. However, as of December 31, 2015, we had effectively fixed the interest rate of approximately $25.4 million of the total of $167.0 million in borrowings using interest rate swaps, resulting in a weighted average interest rate on the total line of credit of 1.88%.
(5)	As of December 31, 2015, borrowings under our term loans were subject to interest at weighted average floating rates of 1.52% over one-month LIBOR, which we had effectively fixed using interest rate swaps at 2.59% as of December 31, 2015.

The following table reflects our contractual debt maturities as of December 31, 2015, specifically our obligations under our mortgage notes and unsecured borrowings (dollar amounts in thousands).

	As of December 31, 2015
	Mortgage Notes		Unsecured Borrowings		Total
Year Ending December 31,	Number of Borrowings Maturing	Outstanding Principal Balance (1)	Number of Borrowings Maturing	Outstanding Principal Balance (2)	Outstanding Principal Balance
2016	7	$286,679	—	$—	$286,679
2017	6	206,660	—	—	206,660
2018	—	1,762	1	150,000	151,762
2019	—	1,869	1	167,000	168,869
2020	—	1,982	—	—	1,982
2021	1	10,825	—	—	10,825
2022	1	1,663	1	200,000	201,663
2023	—	978	—	—	978
2024	—	1,034	—	—	1,034
2025	1	71,094	—	—	71,094
Thereafter	2	4,303	—	—	4,303
Total	18	$588,849	3	$517,000	$1,105,849

(1)	Outstanding principal balance represents expected cash outflows for contractual amortization and scheduled balloon payment maturities and does not include principal amortization of our restructured mortgage note of approximately $3.1 million that does not reduce the contractual amount due of the related mortgage note as of December 31, 2015, partially offset by the mark-to-market adjustment on assumed debt of $1.3 million as of December 31, 2015.
(2)	Unsecured borrowings presented include (i) borrowings of $150.0 million under the $150 Million Term Loan (as defined below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Significant Transactions During the Year Ended December 31, 2015 – Financing Activity – Recast of Credit Facility”), which are scheduled to mature in 2018, subject to two one-year extension options, (ii) borrowings under the Revolving Credit Facility (as defined below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Significant Transactions During the Year Ended December 31, 2015 – Financing Activity – Recast of Credit Facility”) of $167.0 million, which are scheduled to mature in 2019, subject to a one-year extension option, and (iii) borrowings of $200.0 million under the $200 Million Term Loan (as defined below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Significant Transactions During the Year Ended December 31, 2015 – Financing Activity – Recast of Credit Facility”), which are scheduled to mature in 2022 with no extension options.

SELECTED INFORMATION REGARDING OUR OPERATIONS

Selected Financial Data

The following table presents selected historical consolidated financial information for the years ended December 31, 2015, 2014, 2013, 2012, and 2011; and balance sheet information as of December 31, 2015, 2014, 2013, 2012, and 2011. The selected historical consolidated financial information presented below has been derived from our consolidated financial statements. Because the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes thereto, you should read it in conjunction with our historical financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2015, which are included in this Supplement. The amounts in the table are in thousands except per share data.

	As of or For the Year Ended December 31,
	2015	2014	2013	2012	2011
Statement of Operations Data:
Total revenue	$225,200	$231,597	$217,777	$216,325	$218,857
Total operating expenses, excluding acquisition-related expenses and gains and losses on real property, debt related investments, and real estate securities	(170,507)	(167,018)	(155,740)	(156,550)	(162,885)
Acquisition-related expenses net of other gains	(2,644)	(1,205)	(536)	(325)	(610)
Impairments and provisions for loss on real property, real estate-related debt investments and real estate securities (1)	(8,124)	(9,500)	(2,600)	—	(26,406)
Gain on sale of real property (2)	134,218	10,914	—	—	—
Interest expense	(47,508)	(61,903)	(65,325)	(69,844)	(74,406)
Income (loss) from continuing operations (3)	131,659	3,990	(9,084)	(14,961)	(43,056)
Discontinued operations (4)	—	30,004	65,554	(7,410)	(21,510)
Net income (loss)	131,659	33,994	56,470	(22,371)	(64,566)
Net (income) loss attributable to noncontrolling interests	(7,404)	(4,802)	(4,002)	110	6,886
Net income (loss) attributable to common stockholders	$124,255	$29,192	$52,468	$(22,261)	$(57,680)
Comprehensive Income (Loss) Data:
Net income (loss)	$131,659	$33,994	$56,470	$(22,371)	$(64,566)
Net unrealized change from available-for-sale securities	—	(211)	—	(1,426)	1,260
Net unrealized change from cash flow hedging derivatives	(977)	721	4,975	3,963	2,837
Total other comprehensive (loss) income	(977)	510	4,975	2,537	4,097
Comprehensive income (loss)	$130,682	$34,504	$61,445	$(19,834)	$(60,469)
Per Share Data:
Net income (loss) per basic and diluted common share:
Continuing operations	$0.70	$0.02	$(0.05)	$(0.08)	$(0.22)
Discontinued operations	$—	$0.14	$0.34	$(0.04)	$(0.09)
Common Stock Distributions
Common stock distributions declared	$63,145	$62,236	$62,330	$84,259	$105,704
Weighted average common stock distributions declared per share	$0.3582	$0.3492	$0.3499	$0.4625	$0.5750
Other Information:
Weighted average number of common shares outstanding:
Basic	175,938	178,273	178,196	181,982	183,813
Diluted	188,789	190,991	191,932	197,244	197,377
Number of common shares outstanding at end of period	164,124	178,400	176,007	178,128	182,331
Number of diluted shares outstanding at end of period	176,932	190,547	189,278	192,303	198,529
Balance Sheet Data:
Real estate, before accumulated depreciation (5)	$2,380,174	$2,472,926	$2,570,480	$2,819,550	$2,724,684
Total assets	$1,967,208	$2,148,133	$2,305,409	$2,659,254	$2,670,419
Total debt obligations (6)	$1,104,086	$1,198,267	$1,323,472	$1,619,452	$1,481,503
Total liabilities	$1,241,257	$1,384,153	$1,500,398	$1,817,727	$1,671,150
Cash Flow Data:
Net cash provided by operating activities	$105,530	$87,229	$86,589	$94,487	$94,342
Net cash (used in) provided by investing activities	$74,421	$(15,102)	$72,847	$(39,465)	$89,457
Net cash used in financing activities	$(178,643)	$(82,444)	$(171,530)	$(146,597)	$(138,911)
Supplemental Information
FFO attributable to common stockholders (3)(7)	$82,170	$85,246	$85,216	$82,851	$65,237
Company-defined FFO attributable to common stockholders (7)	$85,719	$86,430	$88,044	$88,402	$90,680

(1)	Impairments and provisions for loss on real property, real estate-related debt investments and real estate securities include (i) real property impairment of $8.1 million, $9.5 million, and $2.6 million during 2015, 2014, and 2013, respectively, (ii) provisions for loan loss, net of reversals, of $23.0 million during 2011, and (iii) other than temporary impairment on securities of $3.4 million during 2011. Real property impairment losses of $5.7 million and $23.5 million recorded during the years ended December 31, 2012 and 2011, respectively, relate to properties that we have disposed of and are included within discontinued operations.
(2)	Beginning with the year ended December 31, 2014, as the result of adopting new accounting guidance, we present the aggregate net gains related to disposals of properties that are not classified as discontinued operations within continuing operations. See “Discontinued Operations” in Note 3 to our financial statements beginning on page F-1 of this Supplement for information regarding the adoption of new accounting guidance related to discontinued operations.
(3)	Income (loss) from continuing operations and FFO attributable to common stockholders includes losses on extinguishment of debt of $1.2 million, $2.5 million, and $5.7 million in 2015, 2013, and 2012, respectively.
(4)	After December 31, 2013, a discontinued operation is a component (or group of components) of the entity, the disposal of which would represent a strategic shift that has (or will have) a major effect on the entity’s operations and financial results, when such component (or group of components) have been disposed of or classified as held for sale. Through December 31, 2013, discontinued operations represent properties that we have either disposed of or have classified as held for sale if both the operations and cash flows of the property have been or will be eliminated from our ongoing operations as a result of the disposal transaction and if we will not have any significant continuing involvement in the operations of the property after the disposal transaction. Discontinued operations includes the results of (i) 12 properties classified as held for sale as of December 31, 2013, (ii) 13 properties disposed of during 2013, (iii) three properties disposed of during 2012, and (iv) five properties disposed of during 2011.
(5)	Real estate, before accumulated depreciation includes approximately $30.4 million and $193.6 million that we classified within assets held for sale as of December 31, 2014 and 2013, respectively.
(6)	Total debt obligations includes approximately $80.4 million that we classified within liabilities related to assets held for sale as of December 31, 2013.
(7)	FFO and Company-Defined FFO are defined, reconciled to GAAP net income, and discussed below in “Selected Information Regarding Our Operations – How We Measure Our Operating Performance – Funds From Operations.”

Share Redemptions and Repurchases

Below is a summary of Class E common stock repurchases pursuant to our self-tender offers and redemptions pursuant to the Class E share redemption program for each quarter during 2015 (number of shares in thousands).

For the Quarter Ended:	Number of Class E Shares Requested for Redemption or Purchase	Number of Class E Shares Redeemed or Purchased	Percentage of Class E Shares Requested for Redemption Redeemed or for Purchase Purchased	Price Paid per Share
March 31, 2015
Class E SRP – Ordinary Redemptions	18,570	1,104	5.9%	7.30
Class E SRP – Death or Disability Redemptions	426	426	100.0%	7.30
Total / Average	18,996	1,530	8.1%	7.30
June 30, 2015
Class E SRP – Ordinary Redemptions	20,031	4,379	21.9%	7.38
Class E SRP – Death or Disability Redemptions	626	626	100.0%	7.38
Total / Average	20,657	5,005	24.2%	7.38
September 30, 2015
Class E SRP – Ordinary Redemptions	12,456	1,393	11.2%	7.42
Class E SRP – Death or Disability Redemptions	452	452	100.0%	7.42
Self-Tender Offer Purchases (1)	17,153	17,153	100.0%	7.25
Total / Average	30,061	18,998	63.2%	7.27
December 31, 2015
Self-Tender Offer Purchases (2)	20,758	2,707	13.0%	7.39
Total / Average	20,758	2,707	13.0%	7.39
Average 2015	22,618	7,060	31.2%	$7.30

(1)	Amounts represent Class E shares properly tendered and not properly withdrawn at or below the final purchase price of $7.25 per share of a modified “Dutch auction” tender offer, which we completed on August 12, 2015. An additional 6,863 Class E shares were submitted for redemption at prices higher than the final purchase price, and were therefore not properly tendered.
(2)	Amounts represent Class E shares purchased pursuant to a self-tender offer, which we completed on December 23, 2015.

Additionally, during 2015, we satisfied 100% of redemption requests received pursuant to our Class A, Class W and Class I share redemption program. Below is a summary of common stock redemptions pursuant to the Class A, Class W and Class I share redemption program for each quarter during 2015 (amounts in thousands except per share and percentage data).

For the Quarter Ended:	Aggregate Number of A, W, and I Shares Requested for Redemption	Aggregate Number of A, W, and I Shares Redeemed	Percentage of A, W, and I Shares Requested for Redemption Redeemed	Average Price Paid per Share
March 31, 2015	142	142	100.0%	7.20
June 30, 2015	121	121	100.0%	7.27
September 30, 2015	118	118	100.0%	7.34
December 31, 2015	536	536	100.0%	7.44
Average 2015	229	229	100.0%	$7.37

Share redemptions during 2015 for both our Class E share redemption program and our Class A, Class W and Class I share redemption program were funded through a combination of offering proceeds from our ongoing primary offering of Class A, Class W and Class I shares, sales of Class E, Class A, Class W and Class I shares pursuant to our distribution reinvestment plan, and asset sales.

Distribution Information

On December 15, 2015, the Company’s board of directors authorized a quarterly distribution of $0.09 per share of common stock, subject to adjustment for class-specific fees, for the first quarter of 2016. The Company’s board of directors reserves the right to revisit this distribution level during the quarter with respect to record dates that have not yet passed. The distribution will be payable to stockholders of record as of the close of business on each day during the period, from January 1, 2016 through and including March 31, 2016, prorated for the period of ownership. Distributions on our shares accrue daily.

Our board of directors authorized quarterly distributions for our stockholders equal to $0.09 per share for all four quarters of 2015, subject to adjustment for class-specific fees. We paid these distributions on April 16, 2015, July 2, 2015, October 16, 2015, and January 19, 2016.

The following table sets forth relationships between the amounts of total distributions, including distributions to noncontrolling interests, declared for such period, the amount reported as cash flow from operations in accordance with GAAP, and the amount reported as NAREIT-defined FFO for each quarter during 2015. All authorized distributions reduce our NAV, including those funded with borrowings.

Three Months Ended:	Paid in Cash	% Paid in Cash	Reinvested in Shares	% Reinvested in Shares	Total	Cash Flow from Operations (1)	% Funded with Cash Flows from Operations (1)
March 31, 2015	11,937	69%	5,325	31%	17,262	25,551	100%
June 30, 2015	12,163	69%	5,502	31%	17,665	22,317	100%
September 30, 2015	11,803	69%	5,257	31%	17,060	30,033	100%
December 31, 2015	11,061	68%	5,093	32%	16,154	27,629	100%
Total 2015	$46,964	69%	$21,177	31%	$68,141	$105,530	100%

(1)	Commencing on January 1, 2009, expenses associated with the acquisition of real property are recorded to earnings and as a deduction to our cash from operations. See “Selected Information Regarding Our Operations—How We Measure Our Operating Performance” for a discussion of acquisition-related expenses, net of other gains, and its impact on our cash flow from operations.

For the year ended December 31, 2015, our NAREIT-defined FFO was $88.2 million, or 130% of our total distributions. NAREIT-defined FFO is an operating metric and should not be used as a liquidity measure. However, management believes the relationship between NAREIT-defined FFO and distributions may be meaningful for investors to better understand the sustainability of our operating performance compared to distributions made. The definition of NAREIT-defined FFO, a reconciliation to GAAP net income, and a discussion of NAREIT-defined FFO’s inherent limitations are provided below in “Selected Information Regarding Our Operations – How We Measure Our Operating Performance.”

How We Measure Our Operating Performance

Funds From Operations

FFO Definition (“FFO”)

We believe that FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expense. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that consists of net income (loss), calculated in accordance with GAAP, plus real estate-related depreciation and amortization and impairment of depreciable real estate, less gains (or losses) from dispositions of real estate held for investment purposes.

The following table presents a reconciliation of FFO to net income (loss) for the years ended December 31, 2015, 2014, 2013, 2012, and 2011 (amounts in thousands, except per share information).

	For the Year Ended December 31,
	2015	2014	2013	2012	2011
Reconciliation of net earnings to FFO:
Net income (loss) attributable to common stockholders	$124,255	$29,192	$52,468	$(22,261)	$(57,680)
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	83,114	88,994	108,191	129,116	126,890
Gain on disposition of real property (1)	(134,218)	(40,592)	(74,306)	(21,108)	(13,588)
Impairment of real estate property	8,124	9,500	2,600	5,700	23,500
Noncontrolling interests’ share of net income (loss)	7,404	4,802	4,002	(110)	(6,886)
Noncontrolling interests’ share of FFO	(6,509)	(6,650)	(7,739)	(8,486)	(6,999)
FFO attributable to common shares-basic	82,170	85,246	85,216	82,851	65,237
FFO attributable to dilutive OP Units	6,001	6,077	6,575	6,947	4,810
FFO attributable to common shares-diluted	$88,171	$91,323	$91,791	$89,798	$70,047
FFO per share-basic and diluted	$0.47	$0.48	$0.48	$0.46	$0.35
Weighted average number of shares outstanding
Basic	175,938	178,273	178,196	181,982	183,813
Diluted	188,789	190,991	191,932	197,244	197,377

(1)	Include amounts attributable to discontinued operations for periods presented of 2014 and 2013.

Company-Defined FFO

As part of its guidance concerning FFO, NAREIT has stated that the “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” As a result, modifications to FFO are common among REITs as companies seek to provide financial measures that meaningfully reflect the specific characteristics of their businesses. In addition to the NAREIT definition of FFO and other GAAP measures, we provide a Company-Defined FFO measure that we believe is helpful in assisting management and investors assess the sustainability of our operating performance. As described further below, our Company-Defined FFO presents a performance metric that adjusts for items that we do not believe to be related to our ongoing operations. In addition, these adjustments are made in connection with calculating certain of the Company’s financial covenants including its interest coverage ratio and fixed charge coverage ratio and therefore we believe this metric will help our investors better understand how certain of our lenders view and measure the financial performance of the Company and ultimately its compliance with these financial covenants. However, no single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity and results of operations.

Our Company-Defined FFO is derived by adjusting FFO for the following items: acquisition-related expenses, gains and losses associated with extinguishment of debt and financing commitments, and gains and losses on derivatives. Management’s evaluation of our future operating performance excludes these items based on the following economic considerations:

Acquisition-related expenses — For GAAP purposes, expenses associated with efforts to acquire real properties, including efforts related to acquisition opportunities that are not ultimately completed, are recorded to earnings. We believe by excluding acquisition-related expenses, Company-Defined FFO provides useful supplemental information for management and investors when evaluating the sustainability of our operating performance, because these types of expenses are directly correlated to our investment activity rather than our ongoing operating activity.

Losses on extinguishment of debt and financing commitments — Losses on extinguishment of debt and financing commitments represent losses incurred as a result of the early retirement of debt obligations and breakage costs and fees incurred related to rate lock agreements with prospective lenders. Such losses may be due to dispositions of assets, the repayment of debt prior to its contractual maturity or the nonoccurrence of forecasted financings. Our management believes that any such losses are not related to our ongoing operations. Accordingly, we believe by excluding losses on extinguishment of debt and financing commitments, Company-Defined FFO provides useful supplemental information for management and investors when evaluating the sustainability of our operating performance.

Gains and losses on derivatives —Gains and losses on derivatives represent the gains or losses on the fair value of derivative instruments due to hedge ineffectiveness. As these gains or losses relate to underlying long-term assets and liabilities, where we are not speculating or trading assets, our management believes that any such gains or losses are not reflective of our ongoing operations. Accordingly, we believe by excluding unrealized gains or losses on derivatives, Company-Defined FFO provides useful supplemental information for management and investors when evaluating the sustainability of our operating performance.

We also believe that Company-Defined FFO allows investors and analysts to compare the performance of our portfolio with other REITs that are not currently affected by the adjusted items. In addition, as many other REITs adjust FFO to exclude the items described above, we believe that our calculation and reporting of Company-Defined FFO may assist investors and analysts in comparing our performance with that of other REITs. However, because Company-Defined FFO excludes items that are an important component in an analysis of our historical performance, such supplemental measure should not be construed as a complete historical performance measure and may exclude items that have a material effect on the value of our common stock.

The following table presents a reconciliation of Company-Defined FFO to FFO for the years ended December 31, 2015, 2014, 2013, 2012, and 2011 (amounts in thousands, except per share information).

	For the Year Ended December 31,
	2015	2014	2013	2012	2011
Reconciliation of FFO to Company-Defined FFO:
FFO attributable to common shares-basic	$82,170	$85,246	$85,216	$82,851	$65,237
Add (deduct) our adjustments:
Acquisition-related expenses	2,644	1,205	536	325	610
(Gain) loss on derivatives	(3)	—	—	19	85
Loss on extinguishment of debt and financing commitments	1,168	63	2,507	5,675	95
Other-than-temporary impairment and related amortization on securities	—	—	—	—	3,495
Provision for loss on debt related investments	—	—	—	—	23,037
Noncontrolling interests’ share of NAREIT-defined FFO	6,509	6,650	7,739	8,486	6,999
Noncontrolling interests’ share of Company-Defined FFO	(6,769)	(6,734)	(7,954)	(8,954)	(8,878)
Company-Defined FFO attributable to common shares-basic	85,719	86,430	88,044	88,402	90,680
Company-Defined FFO attributable to dilutive OP Units	6,261	6,161	6,790	7,414	6,689
Company-Defined FFO attributable to common shares-diluted	$91,980	$92,591	$94,834	$95,816	$97,369
Company-Defined FFO per share-basic and diluted	$0.49	$0.48	$0.49	$0.49	$0.49
Weighted average number of shares outstanding
Basic	175,938	178,273	178,196	181,982	183,813
Diluted	188,789	190,991	191,932	197,244	197,377

Limitations of FFO and Company-Defined FFO

FFO (both NAREIT-defined and Company-Defined) is presented herein as a supplemental financial measure and has inherent limitations. We do not use FFO or Company-Defined FFO as, nor should they be considered to be, an alternative to net income (loss) computed under GAAP as an indicator of our operating performance, or as an alternative to cash from operating activities computed under GAAP, or as an indicator of liquidity or our ability to fund our short or long-term cash requirements, including distributions to stockholders. Management uses FFO and Company-Defined FFO as indications of our future operating performance and as a guide to making decisions about future investments. Our FFO and Company-Defined FFO calculations do not present, nor do we intend them to present, a complete picture of our financial condition and operating performance. In addition, other REITs may define FFO and an adjusted FFO metric differently and choose to treat acquisition-related expenses and potentially other accounting line items in a manner different from us due to specific differences in investment strategy or for other reasons; therefore, comparisons with other REITs may not be meaningful.

Our Company-Defined FFO calculation is limited by its exclusion of certain items previously discussed, but we continuously evaluate our investment portfolio and the usefulness of our Company-Defined FFO measure in relation thereto. We believe that net income (loss) computed under GAAP remains the primary measure of performance and that FFO or Company-Defined FFO are only meaningful when they are used in conjunction with net income (loss) computed under GAAP. Further, we believe that our consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of our financial condition and operating performance.

Specifically with respect to fees and expenses associated with the acquisition of real property, which are excluded from Company-Defined FFO, such fees and expenses are characterized as operational expenses under GAAP and included in the determination of net income (loss) and income (loss) from operations, both of which are performance measures under GAAP. The purchase of operating properties is a key strategic objective of our business plan focused on generating operating income and cash flow in order to fund our obligations and to make distributions to investors. However, as the corresponding acquisition-related costs are paid in cash, these acquisition-related costs negatively impact our GAAP operating performance and our GAAP cash flows from operating activities during the period in which efforts are undertaken to acquire properties. In addition, if we acquire a property after all offering proceeds from our public offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, such costs will then be paid from other sources of cash such as additional debt proceeds, operational earnings or cash flow, net proceeds from the sale of properties, or other ancillary cash flows. Among other reasons as previously discussed, the treatment of acquisition-related costs is a reason why Company-Defined FFO is not a complete indicator of our overall financial performance, especially during periods in which efforts are undertaken to acquire properties. Note that, pursuant to our valuation procedures, acquisition-related expenses result in an immediate decrease to our NAV.

FFO and Company-Defined FFO may not be useful performance measures as a result of the various adjustments made to net income for the charges described above to derive such performance measures. Specifically, we intend to operate as a perpetual-life vehicle and, as such, it is likely for our operating results to be negatively affected by certain of these charges in the future, specifically acquisition-related expenses, as it is currently contemplated as part of our business plan to acquire additional investment properties which would result in additional-acquisition related expenses. Any change in our operational structure would cause the non-GAAP measure to be re-evaluated as to the relevance of any adjustments included in the non-GAAP measure. As a result, we caution investors against using FFO or Company-Defined FFO to determine a price to earnings ratio or yield relative to our NAV.

Further, FFO or Company-Defined FFO is not comparable to the performance measure established by the Investment Program Association (the “IPA”), referred to as “modified funds from operations,” or “MFFO,” as MFFO makes further adjustments including certain mark-to-market items and adjustments for the effects of straight-line rent. As such, FFO and Company-Defined FFO may not be comparable to the MFFO of non-listed REITs that disclose MFFO in accordance with the IPA standard. More specifically, Company-Defined FFO has limited comparability to the MFFO and other adjusted FFO metrics of those REITs that do not intend to operate as perpetual-life vehicles as such REITs have a defined acquisition stage. Because we do not have a defined acquisition stage, we may continue to acquire real estate and real estate-related investments for an indefinite period of time. Therefore, Company-Defined FFO may not reflect our future operating performance in the same manner that the MFFO or other adjusted FFO metrics of a REIT with a defined acquisition stage may reflect its operating performance after the REIT had completed its acquisition stage.

Neither the Commission nor any other regulatory body, nor NAREIT, has adopted a set of standardized adjustments that includes the adjustments that we use to calculate Company-Defined FFO. In the future, the Commission or another regulatory body, or NAREIT, may decide to standardize the allowable adjustments across the non-listed REIT industry at which point we may adjust our calculation and characterization of Company-Defined FFO.

CAPITALIZATION

The following table sets forth our actual capitalization as of December 31, 2015. The information set forth in the following table should be read in conjunction with our historical financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2015, which are included in this Supplement. The amounts in the table are in thousands except share data.

FINANCING:	As of December 31, 2015
Mortgage notes and other secured borrowings	$587,086
Unsecured borrowings	517,000
Total Financing	1,104,086

EQUITY:
Stockholders’ equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 164,124,057 shares issued and outstanding, as of December 31, 2015	1,641
Additional paid-in capital	1,470,859
Distributions in excess of earnings	(832,681)
Accumulated other comprehensive loss	(11,014)
Total stockholders’ equity	628,805
Noncontrolling interests	97,146
Total Equity	725,951
TOTAL CAPITALIZATION	$1,830,037

FEES AND EXPENSES PAYABLE TO OUR ADVISOR, OUR DEALER MANAGER AND THEIR AFFILIATES

The table below provides information regarding fees and expenses paid or payable to our Advisor, our Dealer Manager, and their affiliates in connection with their services provided to us. The table includes amounts incurred and payable for the year ended December 31, 2015 (amounts in thousands). Please refer to the section of the Prospectus entitled “The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements” for more information with respect to the year ended December 31, 2015.

	Incurred For the Year Ended December 31, 2015	Payable as of December 31, 2015
Advisory fees (1)	$17,083	$2,476
Other reimbursements paid to our Advisor (2)	9,008	200
Other reimbursements paid to our Dealer Manager	441	—
Advisory fees related to the disposition of real properties	4,962	—
Development management fee	88	37
Primary dealer fee (3)	2,540	—
Selling commissions, dealer manager, and distribution fees	422	35
Total	$34,544	$2,748

(1)	Include approximately $1.1 million that we were not obligated to pay in consideration of the issuance of Company RSUs to our Advisor. The Restricted Stock Unit Agreements with our Advisor are discussed further in Note 11 to our financial statements beginning on page F-1 of this Supplement.
(2)	Includes $319,500 to reimburse a portion of the salary and benefits for our principal executive officer, Jeffrey L. Johnson, and $555,000 to reimburse a portion of the salary and benefits for our principal financial officer, M. Kirk Scott, for services provided to us, for which we do not pay our Advisor a fee. Our principal executive officer and principal financial officer receive significant additional compensation from our Advisor or its affiliates that we do not reimburse.
(3)	Include primary dealer fees we paid to our Dealer Manager based on the gross proceeds raised by participating broker-dealers pursuant to certain selected dealer agreements. Of the primary dealer fee earned during the years ended December 31, 2015, our Dealer Manager reallowed approximately $2.3 million to participating third-party broker-dealers and retained approximately $254,000.

Please also see Note 2 to our financial statements beginning on page F-1 of this Supplement for information regarding restricted stock grants to certain employees of our Advisor and its affiliates, none of which are our named executive officers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Dividend Capital Diversified Property Fund Inc. is a Maryland corporation formed on April 11, 2005 to invest in a diverse portfolio of real property and real estate related investments.

We believe we have operated in such a manner as to qualify as a REIT for federal income tax purposes, commencing with the taxable year ended December 31, 2006, when we first elected REIT status commencing with the taxable year ended December 31, 2006, when we first elected REIT status. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through our Operating Partnership. Furthermore, our Operating Partnership wholly owns a taxable REIT subsidiary, DCTRT Leasing Corp., through which we execute certain business transactions that might otherwise have an adverse impact on our status as a REIT if such business transactions were to occur directly or indirectly through our Operating Partnership. We are an externally managed REIT and have no employees. Our day-to-day activities are managed by our Advisor, a related party, under the terms and conditions of the Advisory Agreement.

On July 12, 2012, the Commission declared effective our Registration Statement on Form S-11 (the “Prior Registration Statement”). The Prior Registration Statement applied to the offer and sale (the “Prior Offering”) of up to $3,000,000,000 of our shares of common stock, of which $2,250,000,000 of shares were expected to be offered to the public in a primary offering and $750,000,000 of shares were expected to be offered to our stockholders pursuant to an amended and restated distribution reinvestment plan (subject to our right to reallocate such amounts). In the Prior Offering, we offered to the public three classes of shares: Class A shares, Class W shares and Class I shares with net asset value (“NAV”) based pricing. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” and Exhibit 99.1 of this Annual Report on Form 10-K, for a description of our valuation procedures and valuation components, including important disclosure regarding real property valuations provided by Altus Group U.S., Inc., an independent valuation firm (“the Independent Valuation Firm”). Our NAV is not audited by our independent registered public accounting firm. On September 15, 2015, we terminated the Prior Offering. Through September 15, 2015, the date our Prior Offering terminated, we had raised gross proceeds of approximately $183.0 million from the sale of approximately 25.8 million shares in the Prior Offering, including approximately $3.4 million through our distribution reinvestment plan.

On September 16, 2015, the Commission declared effective our Registration Statement on Form S-11 (the “Follow-On Registration Statement”). The Follow-On Registration Statement applies to the Company’s follow-on “best efforts” offering of up to $1,000,000,000 of the Company’s Class A, Class I and Class W shares of common stock, of which $750,000,000 of shares are expected to be offered to the public in a primary offering and $250,000,000 of shares are expected to be offered to stockholders of the Company pursuant to its distribution reinvestment plan (subject to the Company’s right to reallocate such amounts) (the “Follow-On Offering”). As of December 31, 2015, we had 1,703,109 Class A shares, 1,811,277 Class W shares, and 23,334,275 Class I shares outstanding.

We will also continue to sell shares of our unclassified common stock, which we refer to as “Class E” shares, pursuant to our distribution reinvestment plan offering registered on our Registration Statement on Form S-3 (Registration Number 333-162636) (the “Class E DRIP Offering”).

The primary sources of our revenue and earnings include rent received from customers under longer-term operating leases at our properties, including reimbursements from customers for certain operating costs, and interest payments from our debt related investments. Our primary expenses include rental expenses, depreciation and amortization expenses, general and administrative expenses, advisory fees and interest expenses.

Our current investments include:

(1)	Investments in real properties, consisting of office, industrial, and retail properties, located in the United States; and
(2)	Certain debt related investments, including originating and participating in whole mortgage loans secured by commercial real estate (herein referred to as “debt related investments”).

As of December 31, 2015, we had total gross investments with an estimated fair value of approximately $2.4 billion (calculated in accordance with our valuation procedures), comprising:

(1)	60 operating properties located in 21 geographic markets in the United States, aggregating approximately 10.1 million net rentable square feet, which were approximately 90.1% leased. Our operating real property portfolio consists of:

•	20 office properties located in 14 geographic markets, aggregating approximately 4.5 million net rentable square feet, with an aggregate fair value of approximately $1.4 billion;

•	34 retail properties located in nine geographic markets, aggregating approximately 3.8 million net rentable square feet, with an aggregate fair value of approximately $950.9 million; and

•	6 industrial properties located in three geographic markets, aggregating approximately 1.9 million net rentable square feet, with an aggregate fair value of approximately $90.3 million.

(2)	Approximately $15.7 million in net debt related investments, all of which are structured as mortgage notes.

Consistent with our investment strategy, we currently have four business segments, consisting of investments in (i) office property, (ii) industrial property, (iii) retail property, and (iv) real estate-related debt (which we refer to as “debt related investments”). We may have additional segments in the future to the extent we enter into additional real property sectors, such as multifamily, hospitality, and other real property types. For a discussion of our business segments and the associated revenue and net operating income by segment, see Note 13 to our financial statements beginning on page F-1 of this Supplement.

Any future and near-term obligations are expected to be funded primarily through the use of cash on hand, cash generated from operations, proceeds from our public offerings and other equity offerings, proceeds from the sale of existing investments, and the issuance and assumption of debt obligations.

•	Cash on hand — As of December 31, 2015, we had approximately $15.8 million of cash and cash equivalents.

•	Cash available under our credit facility — As of December 31, 2015, the unused portion of our line of credit was approximately $230.8 million, all of which was available to us.

•	Cash generated from operations — During the year ended December 31, 2015, we generated approximately $105.5 million from operations of our real properties and income from debt related investments.

•	Proceeds from offerings of equity securities — We currently maintain a public offering of our shares of common stock. During the year ended December 31, 2015, we raised approximately $86.5 million in proceeds from the sale of Class A, W and I shares in our Prior Offering and Follow-On Offering, including approximately $3.5 million under the distribution reinvestment plan. Approximately $50.8 million of the proceeds from the sale of Class A, W and I shares was raised pursuant to a selected dealer agreement, which we refer to as our “Managed Offering.” Additionally, during the year ended December 31, 2015, we received approximately $17.9 million in proceeds from the Class E DRIP Offering.

•	Proceeds from sales and repayments of existing investments — During the year ended December 31, 2015, we sold 17 operating properties and a land parcel for approximately $496.2 million. After buyer credits, closing costs, the assumption of a related mortgage note, and the reclassification of certain proceeds to restricted cash, we received net proceeds of $359.8 million. Subsequent to December 31, 2015, we sold three operating properties for approximately $170.1 million. In addition, during the year ended December 31, 2015, seven of our debt related investments with aggregate principal balances of $81.5 million were repaid to us in full.

We believe that our existing cash balance, cash generated from operations, proceeds from our public offerings and our ability to sell investments and to issue debt obligations remains adequate to meet our expected capital obligations for the next twelve months.

Launch of Private Placements of Delaware Statutory Trust Interests

In March 2016, we, through the Operating Partnership, initiated a program to raise capital in private placements exempt from registration under the Securities Act of 1933, as amended (“Private Placements”) through the sale of beneficial interests (“Interests”) in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership (the “DST Program”). From 2006 through 2009, we, through our subsidiaries conducted similar private placement offerings of fractional interests in which it raised a total of $183.1 million in gross proceeds. These fractional interests were all subsequently acquired by the Operating Partnership in exchange for an aggregate of 17.7 million OP Units.

Each Private Placement will offer Interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates (“DST Properties”). We anticipate that these Interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended. Additionally, any Interests sold to investors pursuant to such Private Placements will be leased-back by an indirect wholly owned subsidiary of the Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership will retain a fair market value purchase option (“FMV Option”) giving it the right, but not the obligation, to acquire the Interests from the investors at a later time in exchange for OP Units. Please see “Subsequent Events” below for more information about the DST Program.

Similar to our prior private placement offerings, we expect that the DST Program will give us the opportunity to expand and diversify our capital raise strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. We expect to use the net proceeds of these private placements to make investments in accordance with our investment strategy and policies, to provide liquidity to our investors and for general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate). The specific amounts of the net proceeds that are used for such purposes, and the priority of such uses, will depend on the amount and timing of receipts of such proceeds and what we deemed to be the best use of such proceeds at such time.

One consideration that we reviewed in connection with the DST Program was the nature and extent of the long-term master lease obligation guaranteed by our Operating Partnership, which may cause us to subsidize the master lease payments to DST Program investors if the underlying cash flows from the property are not sufficient cover such lease payments. If cash flows from the underlying property were not sufficient to fund the required master lease payments, we would need to source funding from alternative sources and the difference between such amounts would reduce our NAV, cash flows from operations and net income.

Since we will sublease all of the properties sold to investors under the DST Program, we will not recognize a sale of the underlying property and we will report the proceeds from the sale of these Interests as a financing obligation in accordance with GAAP. We will account for the rental payments made pursuant to leases to DST Program investors as interest expense using the interest method whereby we will record a portion of the rental payment as interest expense and a portion as an accretion or amortization of the outstanding balance of the financing obligation. As a result, the DST Program will increase our liabilities reported on our balance sheets as we received proceeds from the sale of Interests and increase interest expense reported on our statements of income during the time that Interests remain outstanding and we make rental payments to third-party investors. However, the financing obligation and related interest expense will not have a material impact on our financial covenants related to our unsecured borrowing credit facilities, since such credit facilities do not consider such financing obligations as borrowings for purposes of determining our compliance with our leverage ratio or fixed-charge coverage ratios. Due to our ability to exercise the FMV Option to acquire Interest at a later time, we do not intend to include the financing obligation resulting from the DST Program as a borrowing for purposes of reporting our overall leverage. If we elect to exercise our FMV Option to acquire the Interests from the investors at a later time in exchange for OP Units, we will eliminate the financing obligation and record the related OP Units issued as noncontrolling interests. If we do not exercise our FMV Option we will continue to recognize these Interests as a financing obligation and record interest expense associated with our rental payments to DST Program Investors until the expiration of our lease with the DST Program investors.

Current Business Environment

The US economy produced strong enough gains across several factors in 2015 to convince the Federal Reserve to raise interest rates for the first time since 2006. During 2015, gross domestic product (“GDP”) grew at an estimated annualized rate of 2.4%, equal to the 2.4% growth in 2014. Increases in consumer spending and fixed investments by manufacturers were all sufficient to offset the disruption caused by lower oil and commodities prices. The consumer price index increased 0.7% in 2015 which compares to an increase of 0.8% in 2014. Excluding food and energy items, the consumer price index increased 2.1% in 2015, compared to 1.6% in 2014. The unemployment rate was 5.0% at the end of 2015 compared with 5.6% at the end of 2014. The economy on average created over 220,000 new jobs per month in 2015, with real earnings increasing 1.8% in 2015 compared to 1.0% in 2014. Looking toward 2016, the Federal Reserve estimates GDP growth for 2016 between 2.3% and 2.5%, along with a positive outlook for other macroeconomic factors.

The results in the US economy occurred against the backdrop of significant events in the global economy that could continue to have an impact in 2016. China’s economic growth slowed considerably in 2015, causing a decrease in Chinese demand for imports which, in turn, negatively affected the economies of many countries around the world whose trade with China accounts for a meaningful portion of their respective GDP. The European economy also struggled to gain momentum, causing policy makers to lower interest rates and increase quantitative easing in an effort to increase historically low inflation rates. Finally, the price of oil and commodities declined significantly in 2015, negatively impacting both oil and commodity-based economies as well as industries focused on those sectors. All of these factors contributed to a strengthening of the US dollar against most global currencies, which makes the price of US goods more expensive and could therefore reduce global demand for US goods and services.

Despite global uncertainties, US real estate continues to be a target investment for both domestic and foreign sources of capital. The continued modest growth of the US economy has led to improving real estate fundamentals that favor landlords. In general, new supply has been limited; the multifamily sector has been active in development while the office, industrial, and retail sectors have all kept their new supply at or below historical averages. Occupancy rates generally are increasing across the sectors, which is providing owners of real estate in many markets the opportunity to increase rental rates. In conjunction with these fundamentals, the global uncertainty has increased capital flows into US real estate while working to keep interest rates at historically low levels. The combined effect of these forces has increased real estate transaction volume and competitive pricing. Transaction volumes in the real estate sector during 2015 increased 23% compared to 2014 and are at the highest levels since the prior cycle’s peak in 2007. This has affected pricing, with yields falling for the broad real estate sector in 2015 as compared to 2014.

We are seeing these trends in our daily activities. We are generally encountering more opportunities to increase rental rates across many of our markets and believe these opportunities will continue in 2016, although certain sectors and/or markets may be disproportionately impacted by the strengthening US dollar and/or continued weakness in the oil and gas sector. For example, the strengthening US dollar could increase imports yet decrease manufacturing production, both of which could influence the fundamentals and valuation of industrial real estate. In addition, continued volatility in the oil and commodities markets could affect markets that have a large percentage of employment tied to those industries, such as Houston, TX. In our transactions, we frequently find ourselves competing with many investors for properties that we find attractive and we believe the investor demand for high quality real estate currently exceeds the amount of supply. With transaction volumes rising, there are several opportunities to invest capital into commercial real estate but we believe being selective and disciplined is paramount to making successful investments.

Significant Transactions During the Year Ended December 31, 2015

Investment Activity

Dispositions of Real Properties

During the year ended December 31, 2015, we completed (i) the disposition of 17 wholly owned properties aggregating approximately 3.1 million net rentable square feet for an aggregate sales price of approximately $488.7 million, and (ii) the sale of a wholly owned land parcel for a sales price of approximately $7.6 million. Of these sales, the most significant is the sale of a portfolio of 12 wholly owned office and industrial properties comprising approximately 2.7 million net rentable square feet to an unrelated third party for a contract sales price of approximately $398.6 million on March 11, 2015. For additional information on these dispositions, see Note 3 to our financial statements beginning on page F-1 of this Supplement.

Acquisitions of Real Properties

The following table summarizes our acquisitions of real properties during the year ended December 31, 2015 (dollar amounts and square footage in thousands):

Real Property	Property Type	Market	Number of Properties	Date of Acquisition	Acquired Ownership	Contract Price	Net Rentable Square Feet	Percent Leased at Acquisition
Bank of America Tower	Office	South Florida	1	December 11, 2015	100%	$35,750	110	87%
Yale Village	Retail	Tulsa, OK	1	December 9, 2015	100%	31,800	101	100%
Chester Springs	Retail	Northern New Jersey	1	October 8, 2015	100%	53,781	223	95%
Venture Corporate Center	Office	South Florida	1	August 6, 2015	100%	45,750	253	97%
Shenandoah	Retail	South Florida	1	August 6, 2015	100%	32,670	124	100%
City View	Office	Austin, TX	1	April 24, 2015	100%	68,750	274	99%
South Cape	Retail	Greater Boston (1)	1	March 18, 2015	100%	35,450	143	92%
Rialto	Office	Austin, TX	1	January 15, 2015	100%	37,300	155	94%
Total 2015 real property acquisitions			8			$341,251	1,383	96%

(1)	Our Greater Boston market comprises the greater metro area around Boston, MA. As of December 31, 2015, properties in our Greater Boston market are located in the following states: Massachusetts, Connecticut, New Hampshire, and Rhode Island.

Debt Related Investments

The table below summarizes the repayments of debt related investments that we received during the years ended December 31, 2015, 2014, and 2013 (amounts in thousands).

Description	Number of Debt Related Investment Repaid	Debt Related Investment Principal Repayments	Early Repayment Fees	Repayment of Borrowings Secured by Debt Related Investments	Net Cash Proceeds from Repayments
2015 Repayments (1)	7	$81,487	$2,586	$(11,228)	$72,845
2014 Repayments	3	29,685	244	(7,125)	22,804
2013 Repayments	4	73,712	435	(46,183)	27,964
Total Repayments For the Years Ended December 31 2015, 2014, and 2013	14	$184,884	$3,265	$(64,536)	$123,613

(1)	The cash proceeds from repayment of the mezzanine debt investment includes repayment of accrued interest of approximately $6.4 million.

Financing Activity

Share Redemption Programs and Other Redemptions and Repurchases

Self-Tender Offers — To provide additional liquidity to Class E stockholders, on August 12, 2015, we completed a modified “Dutch Auction” tender offer, pursuant to which we accepted for purchase approximately 17.2 million Class E shares of common stock, at a purchase price of $7.25 per share for an aggregate cost of approximately $124.4 million.

We completed a second self-tender offer on December 23, 2015, pursuant to which we accepted for purchase approximately 2.7 million Class E shares of common stock, at a purchase price of $7.39 per share for an aggregate cost of approximately $20.1 million. Going forward, our board of directors will evaluate each quarter whether to make liquidity available to Class E stockholders through the Class E share redemption program or through a tender offer process.

Amendment to Class E SRP — In connection with the second self-tender offer described above, on November 12, 2015, the Company’s board of directors approved an Amended and Restated Class E Share Redemption Program (the “Amended Class E SRP”), which became effective on December 12, 2015. Under the Amended Class E SRP, redemptions are only available with respect to Class E shares of common stock in the event of the death or disability of a stockholder subject to the following limitation: unless approved by the board of directors, we will not make, during any consecutive 12-month period, redemptions in the event of the death or disability of a stockholder that exceed 5% of the number of Class E shares of common stock outstanding at the beginning of such 12-month period. Ordinary redemptions are no longer available under the Amended Class E SRP.

Recast of Credit Facility

During the year ended December 31, 2015, we amended and restated our $620 million senior unsecured term loan and revolving line of credit (the “Old Facility”) to provide for a $550 million senior unsecured term loan and revolving line of credit, with a syndicate of lenders led by Bank of America, N.A., as Administrative Agent (collectively, the “Amended Facility”), consisting of a $400 million revolving credit facility (the “Revolving Credit Facility”) and a $150 million term loan (the “$150 Million Term Loan”). The Amended Facility provides us with the ability from time to time to increase the size of the Amended Facility up to a total of $900 million less the amount of any prepayments under the $150 Million Term Loan, subject to receipt of lender commitments and other conditions. As of December 31, 2015, we had outstanding borrowings of $150.0 million and $167.0 million under the $150 Million Term Loan and the Revolving Credit Facility, respectively. For additional discussion of the recast of the Amended Facility, see Note 5 to our financial statements beginning on page F-1 of this Supplement.

New Credit Agreement

During the year ended December 31, 2015, we entered into an unsecured credit agreement providing for a $200 million term loan with a syndicate of six lenders led by Wells Fargo Bank and National Association, which matures in February 2022 (the “$200 Million Term Loan”). As of December 31, 2015, we had outstanding borrowings of $200.0 million under the $200 Million Term Loan. For additional discussion of the $200 Million Term Loan, see Note 5 to our financial statements beginning on page F-1 of this Supplement.

Assumption and Defeasance of Mortgage Note

Upon the disposition of a portfolio of 12 office and industrial properties during the year ended December 31, 2015, the buyer assumed approximately $128.0 million of a mortgage note borrowing from us, which is scheduled to mature in July 2020 and bears interest at 5.46%. In addition, we were released of our obligations on $44.8 million of the mortgage note borrowing that was not assumed by the buyer through a defeasance process. Accordingly, we incurred defeasance costs of approximately $8.6 million, which are included within gain on sale of real property in the statements of income included in our financial statements beginning on page F-1 of this Supplement. Upon such defeasance, we derecognized the associated borrowing, which was assumed by an unrelated successor borrower.

Notable Mortgage Note Borrowings and Other Secured Borrowings

Repayment of Mortgage Notes and Other Secured Borrowings — During the year ended December 31, 2015, we repaid certain mortgage note borrowings in full during the respective free-prepayment periods prior to their scheduled maturities and repaid the borrowings under our repurchase facility in full using proceeds from our term loans and our revolving credit facility. The table below summarizes our repayment of mortgage note borrowings and the borrowings under our repurchase facility (amounts in thousands).

Debt Obligation	Number of Debt Obligations Repaid	Balance Repaid	Stated Interest Rate (1)	Collateral Type
Mortgage notes	10	$126,387	6.09%	Real Properties
Repurchase facility	1	37,023	2.84%	Debt Related Investments
Total/weighted average borrowings	11	$163,410	5.35%

(1)	We had effectively fixed the stated interest rates of certain of our borrowings by using interest rate swaps.

Borrowing Under Mortgage Notes — During the year ended December 31, 2015, we received proceeds from a new mortgage note borrowing of approximately $70.0 million bearing interest at a fixed rate of 3.80%, which matures in November 2025 and is non-amortizing. The mortgage note is secured by a retail property in the Washington, DC market.

How We Measure Our Operating Performance

Funds From Operations

FFO Definition (“FFO”)

For definitions of FFO and Company-Defined FFO and other important information regarding FFO and Company-Defined FFO, see “Selected Information Regarding Our Operations — How We Measure Our Operating Performance” above.

The following table presents a reconciliation of FFO to net income (loss) for the three months and years ended December 31, 2015, 2014, and 2013 (amounts in thousands, except per share information).

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2015	2014	2013	2015	2014	2013
Reconciliation of net earnings to FFO:
Net income (loss) attributable to common stockholders	$730	$5,303	$(1,367)	$124,255	$29,192	$52,468
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	21,710	22,514	25,093	83,114	88,994	108,191
Gain on disposition of real property (1)	(984)	(4,452)	(5,580)	(134,218)	(40,592)	(74,306)
Impairment of real estate property	—	—	2,600	8,124	9,500	2,600
Noncontrolling interests’ share of net income (loss)	47	397	(85)	7,404	4,802	4,002
Noncontrolling interests’ share of FFO	(1,635)	(1,648)	(1,687)	(6,509)	(6,650)	(7,739)
FFO attributable to common shares-basic	19,868	22,114	18,974	82,170	85,246	85,216
FFO attributable to dilutive OP Units	1,535	1,501	1,431	6,001	6,077	6,575
FFO attributable to common shares-diluted	$21,403	$23,615	$20,405	$88,171	$91,323	$91,791
FFO per share-basic and diluted	$0.12	$0.12	$0.11	$0.47	$0.48	$0.48
Weighted average number of shares outstanding
Basic	166,352	179,926	177,548	175,938	178,273	178,196
Diluted	179,203	192,137	190,942	188,789	190,991	191,932

(1)	Include amounts attributable to discontinued operations for periods presented of 2014 and 2013.

The following tables present a reconciliation of Company-Defined FFO to FFO for the three months and years ended December 31, 2014, 2013, and 2012 (amounts in thousands, except per share information).

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2015	2014	2013	2015	2014	2013
Reconciliation of FFO to Company-Defined FFO:
FFO attributable to common shares-basic	$19,868	$22,114	$18,974	$82,170	$85,246	$85,216
Add (deduct) our adjustments:
Acquisition-related expenses	1,385	243	537	2,644	1,205	536
Gain on derivatives	(3)	—	—	(3)	—	—
Loss on extinguishment of debt and financing commitments	—	—	1,808	1,168	63	2,507
Noncontrolling interests’ share of NAREIT-defined FFO	1,635	1,648	1,687	6,509	6,650	7,739
Noncontrolling interests’ share of Company-Defined FFO	(1,734)	(1,664)	(1,851)	(6,769)	(6,734)	(7,954)
Company-Defined FFO attributable to common shares-basic	21,151	22,341	21,155	85,719	86,430	88,044
Company-Defined FFO attributable to dilutive OP Units	1,634	1,516	1,596	6,261	6,161	6,790
Company-Defined FFO attributable to common shares-diluted	$22,785	$23,857	$22,751	$91,980	$92,591	$94,834
Company-Defined FFO per share-basic and diluted	$0.13	$0.12	$0.12	$0.49	$0.48	$0.49
Weighted average number of shares outstanding
Basic	166,352	179,926	177,548	175,938	178,273	178,196
Diluted	179,203	192,137	190,942	188,789	190,991	191,932

Net Operating Income (“NOI”)

We also use NOI as a supplemental financial performance measure because NOI reflects the specific operating performance of our real properties and debt related investments and excludes certain items that are not considered to be controllable in connection with the management of each property, such as other-than-temporary impairment, losses related to provisions for losses on debt related investments, gains or losses on derivatives, acquisition-related expenses, losses on extinguishment of debt and financing commitments, interest income, depreciation and amortization, general and administrative expenses, advisory fees, interest expense and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our operating financial performance as a whole, since it does exclude such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance. We present NOI in the tables below, and include a reconciliation to GAAP in Note 13 to our financial statements beginning on page F-1 of this Supplement.

Our Operating Results

Our net income attributable to common stockholders increased to approximately $124.3 million for the year ended December 31, 2015 from approximately $29.2 million for the year ended December 31, 2014. The increase was primarily a result of (i) an increase in gain on sale of real property, largely driven by the disposition of a portfolio of 12 office and industrial properties during the year ended December 31, 2015, and (ii) a decrease in interest expense, partially offset by a decrease in real property NOI from continuing operations as a result of the disposition activity.

Our net income attributable to common stockholders decreased to approximately $29.2 million for the year ended December 31, 2014 from approximately $52.5 million for the year ended December 31, 2013. The decrease was primarily a result of (i) a decrease in income from discontinued operations, largely resulting from gains realized from disposition of real properties, and (ii) an increase in impairment of real estate property, partially offset by (i) an increase in real property NOI from continuing operations and (ii) a decrease in debt related income.

The following series of tables and discussions describe in more detail our results of operations, including those items specifically mentioned above, for the year ended December 31, 2015 compared to the year ended December 31, 2014 and for the year ended December 31, 2014 compared to the year ended December 31, 2013.

Three-Year Comparison

Our results of rental activities are presented in two groups: (i) all operating properties that we acquired prior to January 1, 2013 and owned through December 31, 2015 (the “Same Store Portfolio”), providing meaningful comparisons for 2015, 2014 and 2013, and (ii) all other operating properties, which were acquired or disposed during the same period, excluding dispositions classified as discontinued operations (the “Non-Same Store Portfolio”). The Same Store Portfolio includes 48 properties, comprising approximately 7.9 million square feet. The following table illustrates the changes in rental revenues, rental expenses, debt-related investment income, and net operating income for the year ended December 31, 2015 compared to the year ended December 31, 2014 and for the year ended December 31, 2014 compared to the year ended December 31, 2013 (dollar amounts in thousands).

	For the Twelve Months Ended December 31,				For the Twelve Months Ended December 31,
	2015	2014	Amount Changed	% Change	2014	2013	Amount Changed	% Change
Revenue
Base rental revenue - Same Store Portfolio (1)	$139,280	$138,204	$1,076	1%	$138,204	$135,154	$3,050	2%
Average % leased	89.2%	92.9%	-3.7%	-4%	92.9%	95.5%	-2.7%	-3%
Other rental revenue - Same Store Portfolio	24,429	25,024	(595)	-2%	25,024	23,723	1,301	5%
Total rental revenue - Same Store Portfolio	163,709	163,228	481	0%	163,228	158,877	4,351	3%
Rental revenue - Non-Same Store Portfolio (2)	54,569	60,973	(6,404)	-11%	60,973	48,451	12,522	26%
Total continuing rental revenue	218,278	224,201	(5,923)	-3%	224,201	207,328	16,873	8%
Debt related income	6,922	7,396	(474)	-6%	7,396	10,449	(3,053)	-29%
Total continuing revenues	$225,200	$231,597	$(6,397)	-3%	$231,597	$217,777	$13,820	6%
Rental Expenses
Same Store Portfolio	$41,334	$38,997	$2,337	6%	$38,997	$36,647	$2,350	6%
Non-Same Store Portfolio	18,256	12,000	6,256	52%	12,000	7,025	4,975	71%
Total rental expenses	$59,590	$50,997	$8,593	17%	$50,997	$43,672	$7,325	17%
Net Operating Income
Real property - Same Store Portfolio (3)	$122,375	$124,231	$(1,856)	-1%	$124,231	$122,230	$2,001	2%
Real property - Non-Same Store Portfolio (2)	36,313	48,973	(12,660)	-26%	48,973	41,426	7,547	18%
Debt related income	6,922	7,396	(474)	-6%	7,396	10,449	(3,053)	-29%
Total net operating income (4)	$165,610	$180,600	$(14,990)	-8%	$180,600	$174,105	$6,495	4%

(1)	Base rental revenue represents contractual base rental revenue earned by us from our tenants and does not include the impact of certain GAAP adjustments to rental revenue, such as straight-line rent adjustments, amortization of above-market intangible lease assets or the amortization of below-market lease intangible liabilities. Such GAAP adjustments and other rental revenue such as expense recovery revenue are included in the line item referred to as “other rental revenue.”
(2)	Excludes results from properties classified as discontinued operations in our financial statements.
(3)	Our same store NOI includes certain non-cash GAAP adjustments for rental revenue for straight line rent and amortization of above market lease assets and below market lease liabilities that caused an (decrease) increase to GAAP NOI of approximately ($4.6 million), ($1.3 million) and $158,000 for the years ended December 31, 2015, 2014, and 2013, respectively.
(4)	For a discussion as to why we view net operating income to be an appropriate supplemental performance measure, refer to “Net Operating Income (“NOI”)” included above in this “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a reconciliation to GAAP, refer to Note 13 to our financial statements beginning on page F-1 of this Annual Report on Form 10-K.

Net Operating Income

Base Rental Revenue - Same Store

The table below presents the factors contributing to the increase in our same store base rental revenue for the twelve months ended December 31, 2015 and 2014 (dollar amounts other than annualized base rent per square foot in thousands):

Same Store Portfolio	Base Rent for the Twelve Months Ended December 31,			Average Percentage Leased for the Twelve Months ended December 31,		Annualized Base Rent per Square Foot for the Twelve Months ended December 31 (1),
	2015	2014	$ Change	2015	2014	2015	2014
Office	$89,111	$88,670	$441	92.4%	96.6%	$30.63	$29.17
Industrial	4,920	5,024	(104)	76.5%	84.3%	3.37	3.12
Retail	45,249	44,510	739	94.1%	94.5%	16.87	16.53
Total base rental revenue - same store	$139,280	$138,204	$1,076	89.2%	92.9%	$19.76	$18.82

(1)	Represents contractual base rent and does not include the impact of tenant concessions, such as free rent and tenant reimbursements.

Base rental revenue in our same store office and retail portfolios increased for the year ended December 31, 2015, compared to the year ended December 31, 2014, primarily due to (i) an increase in average base rent per square foot and (ii) the expiration of rental concessions, partially offset by a decrease in the average leased square feet for the year ended December 31, 2015 driven by the vacancy of a 178,000 square feet single tenant office property in March 2015 located in the Washington, DC market, compared to the year ended December 31, 2014.

Base rental revenue in our same store industrial portfolio increased for the year ended December 31, 2015, compared to the year ended December 31, 2014, primarily due to a decrease in the average leased square feet for the year ended December 31, 2014 driven by the vacancy of a 122,000 square feet industrial property in January 2015, partially offset by an increase in average base rent per square foot.

The table below presents the factors contributing to the increase in our same store base rental revenue for the twelve months ended December 31, 2014 and 2013 (dollar amounts other than annualized base rent per square foot in thousands):

Same Store Portfolio	Base Rent for the Twelve Months Ended December 31,			Average Percentage Leased for the Twelve Months ended December 31,		Annualized Base Rent per Square Foot for the Twelve Months ended December 31 (1),
	2014	2013	$ Change	2014	2013	2014	2013
Office	$88,670	$83,745	$4,925	96.6%	94.0%	$29.17	$28.30
Industrial	5,024	7,698	(2,674)	84.3%	98.8%	3.12	4.08
Retail	44,510	43,711	799	94.5%	95.0%	16.53	16.14
Total base rental revenue - same store	$138,204	$135,154	$3,050	92.9%	95.5%	$18.82	$17.90

(1)	Represents contractual base rent and does not include the impact of tenant concessions, such as free rent and tenant reimbursements.

Base rental revenue in our same store office and retail portfolios increased for the year ended December 31, 2014, compared to the year ended December 31, 2013, primarily due to (i) an increase in the average leased square feet in the same store office portfolio and (ii) an increase in average base rent per square foot, partially offset by a decrease in the average leased square feet in the same store retail portfolio for the year ended December 31, 2014, compared to the year ended December 31, 2013. Base rental revenue in our same store industrial portfolio decreased for the year ended December 31, 2014, compared to the year ended December 31, 2013, primarily due to tenant early termination in December 2013 of approximately 286,000 square feet at an industrial property located in the Dallas, TX market.

Other Rental Revenue - Same Store

Same store other rental revenue decreased for the year ended December 31, 2015, compared to the same period in 2014, primarily due to (i) a decrease in our straight line rent adjustment within our same store portfolio due to rent increases and the expiration of rental concessions, and (ii) a decrease in below market rent adjustment due to lease expirations during the year ended December 31, 2015, partially offset by (i) lease termination payments of approximately $1.5 million related to tenants in our retail and office portfolios that we received during the year ended December 31, 2015 and (ii) an increase in recoverable revenue due to an increase in snow removal costs incurred by properties in our Greater Boston market.

Same store other rental revenue increased for the year ended December 31, 2014 compared to the same period in 2013, primarily due to an increase in recovery income driven by general increases in rental expenses, partially offset by a decrease in straight-line rent adjustment due to the expiration of rental concessions for the year ended December 31, 2014, compared to the year ended December 31, 2013.

Rental Expenses - Same Store

The majority of the increase in repairs and maintenance expenses of the Same Store Portfolio for the year ended December 31, 2015, compared to the year ended December 31, 2014, is attributable to snow removal costs incurred by properties in our Greater Boston market.

Real estate taxes increased for the year ended December 31, 2015 from the year ended December 31, 2014, primarily driven by a tenant’s vacancy from a single-tenant office property. Prior to the vacancy, the tenant was fully responsible for the payment of the property taxes of the office property. Subsequent to the tenant’s vacancy, we were responsible for the payment of the property tax. Real estate taxes increased for the year ended December 31, 2014 from the year ended December 31, 2013, primarily driven by an increase in the appraised value of certain office and retail properties.

The table below presents the amounts recorded and changes in rental expense of our Same Store Portfolio for the twelve months ended December 31, 2015 and 2014 (dollar amounts in thousands):

	For the Twelve Months ended December 31,				For the Twelve Months ended December 31,
	2015	2014	$ Change	% Change	2014	2013	$ Change	% Change
Real estate taxes	$16,051	$15,458	$593	3.8%	15,458	$14,821	$637	4.3%
Repairs and maintenance	12,475	10,287	2,188	21.3%	10,287	9,743	544	5.6%
Utilities	5,498	6,032	(534)	-8.9%	6,032	5,319	713	13.4%
Property management fees	3,093	2,956	137	4.6%	2,956	2,706	250	9.2%
Insurance	889	975	(86)	-8.8%	975	1,040	(65)	-6.3%
Other	3,328	3,289	39	1.2%	3,289	3,018	271	9.0%
Total same store rental expense	$41,334	$38,997	$2,337	6.0%	38,997	$36,647	$2,350	6.4%

Real Property – Non-Same Store Portfolio

Prior to 2014, pursuant to the applicable accounting guidance at the time, we presented the results of all real property disposed of in 2013 or classified as held for sale as of December 31, 2013 as discontinued operations. Commencing in 2014, we adopted a new accounting standard that defines discontinued operations as a disposal of a component of our business that represents a strategic shift that has (or will have) a major effect on our operations and financial results. Since our adoption of this new accounting standard, we have not classified any of our dispositions as discontinued operations. We applied this accounting standard prospectively. As such, we continue to present results reported as discontinued operations in 2013 as discontinued operations in our accompanying statements of income. Furthermore, we report the 2014 operating results of 12 industrial properties that we classified as held for sale as of December 31, 2013 as discontinued operations in 2014. Other than this industrial portfolio, we include the operating results of all dispositions in 2014 and 2015 in our continuing operations. Had the new accounting guidance regarding discontinued operations applied to 2013, we would have included total additional rental revenue of $969,000 and $39.0 million and net operating income $629,000 and $25.0 million for 2014 and 2013, respectively, in our continuing operations. See Note 2 and Note 3 to our financial statements beginning on page F-1 of this Supplement for a discussion of our adoption of the accounting standard and a more detailed discussion of our discontinued operations.

The increase in rental revenue and NOI in our Non-Same Store Portfolio resulted from our acquisition of eight, three and one real properties in 2015, 2014 and 2013, respectively. The disposition of five real properties in 2015 and five real properties in 2014 that we included in continuing operations offset the impact of these acquisitions to our Non-Same Store Portfolio rental revenue and NOI. See our discussion under “- Significant Transactions During the Year Ended December 31, 2015—Investment Activity” for further discussion of acquisition and disposition activity, including dispositions that we present in discontinued operations.

Debt Related Income

Debt related income decreased for the year ended December 31, 2015 compared to the same period in 2014 and decreased for the year ended December 31, 2014 compared to the same period in 2013. The decrease is primarily attributable to the repayments of debt related investments during the three years. The decrease for the year ended December 31, 2015 compared to 2014 is partially offset by the investment of approximately $6.4 million in debt related investments during the same period. The increase for the year ended December 31, 2014 compared to the same period in 2013 is partially offset by the investment of approximately $15.2 million in debt related investments for the years ended December 31, 2014 and 2013. For a detailed discussion of the repayments of debt related investments, see “- Significant Transactions During the Year Ended December 31, 2015.”

Other Operating Expenses

Real Estate Depreciation and Amortization Expense

Depreciation and amortization expense decreased by $5.9 million, or 7%, for the year ended December 31, 2015, compared to the same period in 2014, primarily due to our disposition of real properties during 2015 and 2014.

Depreciation and amortization expense, including discontinued operations, decreased by $19.2 million, or 18%, for the year ended December 31, 2014, compared to the same period in 2013. We recognized $89.0 million depreciation and amortization expense for the year ended December 31, 2014, all from continuing operations. We recognized $108.2 million of depreciation and amortization expense for the year ended December 31, 2013, which included $21.0 million recorded within discontinued operations. The decrease is primarily due to our disposition of real properties during 2014 and 2013.

General and Administrative Expenses

General and administrative expenses stayed relatively stable for the year ended December 31, 2015, compared to the same period in 2014.

General and administrative expenses increased by approximately $1.3 million, or 14%, for the year ended December 31, 2014, compared to the same period in 2013. The increase is primarily due to an increase in costs related to 2014 acquisition activity and the related reimbursement paid to our Advisor, and increased personnel costs due to the addition of our president in July 2013.

Advisory Fees

In connection with the commencement of the Prior Offering in 2012, we amended our Advisory Agreement with our Advisor to eliminate acquisition fees and tie the advisory fee earned by our Advisor to our NAV. In addition, our current advisory fees paid to our Advisor include a performance-based component for which our Advisor receives an additional fee equal to 25% of the total investment return to our Class A, W and I stockholders in a given year in excess of 6% as an incentive to reward sustainable total investment return performance to our stockholders. However, our Advisor will not receive a performance fee based on Class E shares until their NAV exceeds $10 per share. We designed the amended advisory fee structure to benefit stockholders by reducing day-to-day management fees paid to our Advisor, while incentivizing the Advisor to maximize stockholder value, whether or not new capital is raised.

During the years ended December 31, 2015 and 2014, our Advisor earned a performance-based fee component included in its advisory fee of $1.3 million and $405,000, respectively, as a result of our total weighted average return of 9.4% and 8.6%, respectively. The increase in the performance-based fee component of our advisory fees of $855,000 accounted for the majority of our increase in advisory fee in 2015 when compared to 2014. In addition, an increase in our overall NAV that resulted from our NAV per share climbing from $6.93 to $7.47 from December 31, 2013 through December 31, 2015, partially offset by net redemptions of our common stock reducing our total NAV, also contributed to the increase in our advisory fees.

The $799,000 increase in advisory fees in 2014 compared to 2013 resulted from (i) the performance based fee in 2014 increasing from $93,000 in 2013 to $405,000 in 2014 and (ii) an increase in our overall NAV resulting from our NAV per share climbing from $6.70 to $7.16 from December 31, 2012 through December 31, 2014, partially offset by net redemptions of our common stock reducing our total NAV.

See Note 11 to our financial statements beginning on page F-1 of this Supplement for further discussion of all fees and reimbursements that we pay to our Advisor.

Impairment of Real Estate Property

During 2015, 2014 and 2013, we recorded real property impairment charges of $8.1 million, $9.5 million and $2.6 million, respectively. These impairment charges resulted from our decision to consider various disposition strategies for three properties that we no longer considered strategic to our overall investment objectives. We later sold all three of these properties. The shortened hold period for future cash flows from these properties triggered the impairment losses. See Note 3 to our financial statements beginning on page F-1 of this Supplement for further discussion of these impairment charges.

In the calculation of our NAV, our real estate assets are carried at fair value using valuation methodologies consistent with ASC Topic 820, Fair Value Measurements and Disclosures. As a result, the timing of valuation changes recorded in our NAV will not necessarily be the same as for impairment charges recorded to our financial statements prepared pursuant to GAAP.

Other Income (Expenses)

Interest Expense

Interest expense decreased for the year ended December 31, 2015, compared to the same period in 2014, and decreased for the year ended December 31, 2014, compared to the same period in 2013, due to lower average borrowings and lower average interest rates.

The following table further describes our interest expense by debt obligation, and includes amortization of deferred financing costs, amortization related to our derivatives, and amortization of discounts and premiums (amounts in thousands):

	For the Year Ended December 31,
Debt Obligation	2015	2014	2013
Mortgage notes (1)	$35,529	$50,772	$65,201
Line of credit and other unsecured borrowings	11,258	8,843	8,610
Other secured borrowings	477	1,375	2,973
Financing obligations	244	1,210	1,205
Total interest expense	$47,508	$62,200	$77,989

(1)	Includes interest expense attributable to discontinued operations of $296,000 and $12.7 million for the years ended December 31, 2014 and 2013, respectively.

Gain on Sale of Real Property

During the years ended December 31, 2015, 2014, and 2013, we recorded gain on sale of real property of approximately $134.2 million, $40.5 million, and $74.3 million, respectively. For a detailed discussion of the real properties we disposed of during the three years, see Note 3 to our financial statements beginning on page F-1 of this Supplement.

Loss on Extinguishment of Debt and Financing Commitments

During the year ended December 31, 2015, we recorded approximately $1.2 million of loss on extinguishment of debt and financing commitments, primarily resulting from (i) deferred financing costs written off due to the amendment and restatement of the Old Facility on January 13, 2015 (see “Significant Transactions During the Year Ended December 31, 2015 – Financing Activity – Recast of Credit Facility” above and Note 5 to our financial statements beginning on page F-1 of this Annual Report on Form 10-K for more information regarding the recast of the Old Facility), and (ii) accelerated amortization of deferred financing costs upon the repayment of borrowings under our repurchase facilities earlier than we had originally expected.

During the year ended December 31, 2013, we recorded approximately $2.5 million of loss on extinguishment of debt and financing commitments, primarily resulting from (i) the recognition of derivative hedge losses previously included in our accumulated other comprehensive loss (“OCI”) related to loans that were assumed by the buyer of an industrial portfolio subsequent to December 31, 2013, and (ii) the accelerated amortization of deferred financing costs upon the repayment of borrowings under our repurchase facilities earlier than we had originally expected.

Liquidity Outlook

We believe our existing cash balance, our available credit under the Amended Facility, cash from operations, additional proceeds from our public offerings, proceeds from the sale of existing investments, and prospective debt or equity issuances will be sufficient to meet our liquidity and capital needs for the foreseeable future, including the next 12 months. Our capital requirements over the next 12 months are anticipated to include, but are not limited to, operating expenses, distribution payments, debt service payments, including debt maturities of approximately $285.1 million, of which approximately $107.2 million are subject to extension options beyond December 31, 2016, redemption payments, potential issuer tender offers, acquisitions of real property and debt related investments. Subsequent to December 31, 2015, we repaid approximately $74.2 million of debt that was scheduled to mature over the next 12 months. Borrowings that are subject to extension options are also subject to certain lender covenants and restrictions that we must meet to extend the initial maturity date. We currently believe that we will qualify for these extension options. However, we cannot guarantee that we will meet the requirements to extend the notes upon initial maturity. In the event that we do not qualify to extend the notes, we expect to repay them with proceeds from new borrowings or available proceeds from our Revolving Credit Facility.

In order to maintain a reasonable level of liquidity for redemptions of Class A, Class W and Class I shares pursuant to our Second Amended and Restated Class A, W and I Share Redemption Program (the “Class AWI SRP”), we intend to generally maintain under normal circumstances the following aggregate allocation to sources of liquidity, which include liquid assets and capacity under our borrowing facilities: (1) 10% of the aggregate NAV of our outstanding Class A, Class W and Class I shares up to $1 billion of collective Class A, Class W and Class I share NAV, and (2) 5% of the aggregate NAV of our outstanding Class A, Class W and Class I shares in excess of $1 billion of collective Class A, Class W and Class I share NAV. However, as set forth in the Class AWI SRP, no assurance can be given that we will maintain this allocation to liquid assets. Our board of directors has the right to modify, suspend or terminate our Class AWI SRP if it deems such action to be in the best interest of our stockholders. As of December 31, 2015, the aggregate NAV of our outstanding Class A, Class W and Class I shares was approximately $197.2 million.

As of December 31, 2015, we had approximately $15.8 million of cash compared to $14.5 million as of December 31, 2014. The following discussion summarizes the sources and uses of our cash during the year ended December 31, 2015, which resulted in the net cash increase of approximately $1.3 million.

Operating Activities

Net cash provided by operating activities increased by approximately $18.3 million to $105.5 million for the year ended December 31, 2015, compared to net cash provided by operating activities of approximately $87.2 million for the same period in 2014. This increase resulted from (i) the receipt of approximately $6.4 million in accrued interest upon payoff of a mezzanine debt investment, (ii) the expiration of rent concessions, (iii) scheduled rent escalations, and (iv) normal fluctuations in the timing of tenant cash receipts.

Lease Expirations

Our primary source of funding for our property-level operating expenses and debt service payments is rent collected pursuant to our tenant leases. Our properties are generally leased to tenants for the longer term and as of December 31, 2015, the weighted average remaining term of our leases was approximately 4.5 years, based on annualized base rent, and 7.0 years, based on leased square footage. The following is a schedule of expiring leases for our consolidated operating properties by annualized base rent and square footage as of December 31, 2015 and assuming no exercise of lease renewal options (dollar and square footage amounts in thousands).

	Lease Expirations
Year (1)	Number of Leases Expiring	Annualized Base Rent (2)%		Square Feet	%
2016 (3) (4)	104	$21,925	12.0%	917	10.1%
2017	95	43,730	23.7%	1,398	15.3%
2018	126	13,443	7.3%	680	7.5%
2019	107	24,945	13.5%	1,237	13.6%
2020	111	24,229	13.1%	1,259	13.8%
2021	49	15,704	8.5%	1,577	17.2%
2022	32	9,105	4.9%	516	5.7%
2023	29	15,364	8.3%	626	6.9%
2024	24	4,977	2.7%	333	3.7%
2025	15	3,726	2.0%	199	2.1%
Thereafter	22	7,304	4.0%	378	4.1%
Total	714	$184,452	100.0%	9,120	100.0%

(1)	The lease expiration year does not include the consideration of any renewal or extension options. Also, the lease expiration year is based on noncancellable lease terms and does not extend beyond any early termination rights that the tenant may have under the lease.
(2)	Annualized base rent represents the annualized monthly base rent of leases executed as of December 31, 2015.
(3)	Includes 17 leases with annualized base rent of approximately $423,000 that are on a month-to-month basis.
(4)	Includes our lease with Northrop Grumman, which leased 100% of an office property comprising approximately 575,000 square feet, located in the Washington, DC market (“Colshire”). Northrop Grumman exercised a purchase option during January 2016 to acquire Colshire on February 18, 2016. As a result, Northrop Grumman is no longer our tenant. Excluding the Northrop Grumman lease, we would have 103 leases expiring during 2016, with total annualized base rent of approximately $6.0 million or approximately 3.3% of total portfolio annualized base rent, comprising approximately 342,000 square feet or approximately 3.8% of total portfolio square feet. For a more detailed discussion of the purchase option and the disposition of Colshire, see “- Subsequent Events” below.

Our two most significant leases, together comprising approximately 23.1% of our annualized base rent as of December 31, 2015, will expire between December 2016 and September 2017. One of these leases includes 10 subleases comprising approximately 4.2% of our annualized base rent as of December 31, 2015, which are scheduled to expire between January 2020 and December 2023. Based on market information as of December 31, 2015, we have obtained third-party estimates that current market rental rates, on a weighted-average basis utilizing annualized base rent as of December 31, 2015, are approximately 14% lower than the in-place rents. Accordingly, if market rents do not increase significantly, replicating the cash flows from these leases would be very difficult. When the leases expire we may be forced to lower the rental rates or offer other concessions in order to attract new tenants. In addition, we could be required to expend substantial funds to construct new tenant improvements in the vacated space.

During the year ended December 31, 2015, we signed new leases for approximately 460,000 square feet and renewal leases for approximately 646,000 square feet. Tenant improvements and leasing commissions related to these leases were approximately $5.4 million and $3.0 million, respectively, or $4.89 and $2.71 per square foot, respectively. Of these leases, approximately 769,000 square feet were considered comparable leases, with average straight line rent growth of 23.1%, and tenant improvements and incentives of approximately $6.91 per square foot. Comparable leases comprise leases for which prior leases were in place for the same suite within 12 months of executing a new lease. Comparable leases must have terms of at least six months and the square footage of the suite occupied by the prior tenant cannot be more or less than 50% different from the size of the new lease’s suite.

Investing Activities

We had net cash provided by investing activities of approximately $74.4 million for the year ended December 31, 2015, compared to net cash used in investing activities of approximately $15.1 million for the year ended December 31, 2014. The change is primarily due to (i) an increase in proceeds from disposition of real properties during the year ended December 31, 2015, compared to the year ended December 31, 2014, and (ii) the payoff of seven debt related investments during the year ended December 31, 2015, partially offset by (i) an increase in cash paid to acquire operating properties during the year ended December 31, 2015 compared to the year ended December 31, 2014, and (ii) an increase in capital expenditures in real property during the year ended December 31, 2015.

Financing Activities

Net cash used in financing activities increased approximately $96.2 million to approximately $178.6 million for the year ended December 31, 2015 from $82.4 million for the year ended December 31, 2014. The increase is primarily due to the repurchase of our common shares pursuant to self-tender offers and the redemption of our common shares pursuant to our share redemption programs during the year ended December 31, 2015, partially offset by net borrowing activities.

During the year ended December 31, 2015 and 2014, we raised approximately $86.5 million and $77.9 million in proceeds from the sale of Class A, W, and I shares, respectively, including approximately $3.5 million and $1.0 million under the distribution reinvestment plan, respectively. We have offered and will continue to offer Class E shares of common stock through the Class E DRIP Offering. The amount raised under the Class E DRIP Offering decreased by approximately $1.9 million to approximately $17.9 million for the year ended December 31, 2015, from approximately $19.8 million for the year ended December 31, 2014.

Distributions

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. The payment of distributions is determined by our board of directors and may be adjusted at its discretion at any time. Distribution levels are set by our board of directors at a level it believes to be appropriate and sustainable based upon a review of a variety of factors including the current and anticipated market conditions, current and anticipated future performance and make-up of our investments, our overall financial projections and expected future cash needs.

Distributions declared payable to common stockholders increased approximately $909,000 to approximately $63.1 million for the year ended December 31, 2015 from approximately $62.2 million for the same period in 2014. Such distributions were paid following the respective quarters for which they were declared. Approximately $42.0 million and $41.4 million, respectively, were paid in cash and approximately $21.2 million and $20.8 million, respectively, were reinvested in shares of our common stock pursuant to our distribution reinvestment plan during the years ended December 31, 2015 and 2014.

On December 15, 2015, our board of directors authorized for each class of common stock a dividend of $0.09 per share, subject to adjustment for class-specific expenses, for the quarter ending March 31, 2016. The dividend will be payable to stockholders of record as of the close of business on each day during the period from January 1, 2016 to March 31, 2016, pro-rated for the period of ownership. The dividend will accrue daily and be paid no later than April 30, 2016.

Redemptions and Repurchases

During the years ended December 31, 2015 and 2014, we redeemed or repurchased approximately 29.2 million and 11.7 million shares of common stock for approximately $212.9 million and approximately $82.1 million, respectively. The increase in cash used for redemptions is primarily due to (i) repurchases pursuant to our self-tender offers during the year ended December 31, 2015, and (ii) an increase in the cash used for redemptions pursuant to our Class AWI SRP, partially offset by a decrease in the cash used for redemptions pursuant to our Class E SRP.

During the year ended December 31, 2015, we completed two self-tender offers, including (i) a modified “Dutch Auction” tender offer, pursuant to which we accepted for purchase approximately 17.2 million Class E shares of common stock for an aggregate cost of approximately $124.4 million, and (ii) a self-tender offer, pursuant to which we accepted for purchase approximately 2.7 million Class E shares of common stock for an aggregate cost of approximately $20.1 million. During the years ended December 31 2015 and 2014, we redeemed approximately 916,000 and 650,000 Class A, Class W, and Class I shares, respectively, pursuant to our Class AWI SRP for a total of approximately $6.8 million and $4.6 million, respectively. During the years ended December 31, 2015 and 2014, we redeemed approximately 8.4 million and 11.0 million Class E shares of common stock pursuant to our Class E SRP for approximately $61.7 million and $77.5 million, respectively. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Share Redemption Programs and Other Redemptions or Repurchases” of this Supplement for a description of our share redemption programs and other redemptions and repurchases.

In addition to the above-mentioned redemptions, during the years ended December 31, 2015 and 2014, we redeemed approximately 360,000 and 1.1 million OP Units, respectively, from our OP Unit holders for approximately $2.7 million and $7.9 million, respectively.

Off-Balance Sheet Arrangements

As of December 31, 2015, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures or capital resources. There are no lines of credit, side agreements, or any other derivative financial instruments related to or between our unconsolidated joint venture and us, and we believe we have no material exposure to financial guarantees.

Contractual Obligations

The following table reflects our contractual obligations as of December 31, 2015, specifically our obligations under mortgage note agreements (amounts in thousands).

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Borrowings (1)	$1,242,879	$327,077	$399,430	$193,930	$322,442

(1)	Includes principal and interest payments due for our mortgage notes and other unsecured borrowing obligations.

Subsequent Events

The following dispositions and financing transactions occurred subsequent to December 31, 2015.

Self-Tender Offer

On February 5, 2016, we commenced a self-tender offer to purchase for cash up to $30 million of our Class E shares, subject to our ability to increase the number of shares accepted for payment in the offer by up to but not more than 2% of our outstanding Class E shares (resulting in a commensurate increase in the dollar volume by up to approximately $20.3 million, without amending or extending the offer in accordance with rules promulgated by the Commission, at a purchase price of $7.39 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The offer was made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 5, 2016, and in the related Letter of Transmittal, filed with the Commission on Schedule TO on February 5, 2016. The offer will expire at 5:00 p.m. Central Time, on Monday, March 14, 2016.

Repayments of Mortgage Notes

Subsequent to December 31, 2015, we repaid three mortgage note borrowings in full using proceeds from our Revolving Credit Facility. The following table describes our repayment of mortgage note borrowings subsequent to December 31, 2015 (dollar amounts in thousands):

Debt Obligation	Repayment Date	Balance as of December 31, 2015	Interest Rate Fixed or Floating	Stated Interest Rate as of December 31, 2015	Contractual Maturity Date	Collateral Type	Collateral Market
1300 Connecticut	1/12/16	$45,041	Fixed	6.81%	4/10/16	Office Property	Washington, DC
Washington Commons	2/1/16	21,300	Fixed	5.94%	2/1/16	Office Property	Chicago, IL
40 Boulevard (1)	3/1/16	7,890	Floating	3.43%	3/11/16	Office Property	Chicago, IL
Total/weighted average		$74,231		6.20%

(1)	The mortgage note is subject to an interest rate of 3.0% over one-month LIBOR.

Termination of Purchase Option

As discussed in Item 1A and Item 2 of Part I of this Supplement, “Colshire,” an office property located in the Washington, DC area, was subject to a purchase option held by the tenant with an exercise price of approximately $158.4 million (the “Colshire Purchase Option”). The tenant exercised the purchase option during January 2016. We subsequently disposed of the office property during February 2016, as further discussed below.

Disposition of Real Property

The followings table describes our disposition of real properties subsequent to December 31, 2015 (square footage amounts and dollar amounts in thousands):

			As of December 31, 2015
Real Property	Property Type	Market	Ownership	Net Rentable Square Feet	Percentage Leased	Net Basis	Disposition Date	Contract Sales Price
Colshire Drive (1)	Office	Washington, DC	100%	575	100%	$118,558	2/18/16	$158,400
40 Boulevard (2)	Office	Chicago, IL	80%	107	66%	9,505	3/1/16	9,850
Washington Commons (2)	Office	Chicago, IL	80%	200	81%	16,978	3/1/16	1,800
Total subsequent real property dispositions				882	92%	$145,041		$170,050

(1)	The office property was subject to the Colshire Purchase Option.
(2)	The office properties were consolidated in our consolidated financial statements included in this Supplement. We held these properties through a joint venture in which we are not the managing partner.

Launch of Private Placements of Delaware Statutory Trust Interests

Private Placements

In March 2016, we, through the Operating Partnership, initiated a program to raise capital in private placements exempt from registration under the Securities Act of 1933, as amended (“Private Placements”) through the sale of beneficial interests (“Interests”) in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership (the “DST Program”). From 2006 through 2009, we, through our subsidiaries conducted similar private placement offerings of fractional interests in which it raised a total of $183.1 million in gross proceeds. These fractional interests were all subsequently acquired by the Operating Partnership in exchange for an aggregate of 17.7 million OP Units.

Each Private Placement will offer Interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates (“DST Properties”). We anticipate that these Interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Additionally, any Interests sold to investors pursuant to such Private Placements will be leased-back by an indirect wholly owned subsidiary of the Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership will retain a fair market value purchase option (“FMV Option”) giving it the right, but not the obligation, to acquire the Interests from the investors at a later time in exchange for OP Units.

Dealer Manager Agreement

In connection with the DST Program, in March 2016, Dividend Capital Exchange LLC (“DCX”), a wholly owned subsidiary of our taxable REIT subsidiary that is wholly owned by the Operating Partnership, entered into a Dealer Manager Agreement with our Dealer Manager, pursuant to which the Dealer Manager agreed to conduct Private Placements for Interests reflecting an indirect ownership of up to $500 million of Interests. DCX will pay certain up-front fees and reimburse certain related expenses to the Dealer Manager with respect to capital raised through any such Private Placements. DCX is obligated to pay the Dealer Manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5% of gross equity proceeds raised through the Private Placements. The Dealer Manager may re-allow such commissions and a portion of such dealer manager fee to participating broker dealers.

In addition, we, or our subsidiaries, are obligated to pay directly or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any organization and offering expenses (other than selling commissions and the dealer manager fee) as and when incurred. These expenses may include reimbursements for the bona fide due diligence expenses of participating broker-dealers, supported by detailed and itemized invoices, and similar diligence expenses of investment advisers, legal fees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses of registered persons associated with the Dealer Manager, the cost of educational conferences held by us, including costs reimbursement for registered persons associated with the Dealer Manager and registered representatives of participating broker-dealers to attend educational conferences sponsored by us, and attendance fees and costs reimbursement for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers and promotional items.

We intend to recoup the costs of the selling commissions and dealer manager fees described above through a purchase price “mark-up” of the initial estimated fair value of the DST Properties to be sold to investors, thereby placing the economic burden of these up-front fees on the investors purchasing such Interests. In addition, to offset some or all of our organization and offering expenses associated with the Private Placements, we will add a purchase price mark-up of the estimated fair value of the DST Properties to be sold to investors in the amount of 1.5% of the gross equity proceeds. Collectively, these purchase price mark-ups total up to 8% of the gross equity proceeds raised in the Private Placements. Additionally, we will be paid, by investors purchasing Interests, a non-accountable reimbursement equal to 1.0% of gross equity proceeds for real estate transaction costs that we expect to incur in selling or buying these Interests. Also, investors purchasing Interests will be required to pay their own respective closing costs upon the initial sale of the interests.

Advisory Agreement

In connection with the DST Program, we, the Operating Partnership and the Advisor entered into the Ninth Amended and Restated Advisory Agreement, dated as of March 2, 2016 (the “Amended Advisory Agreement”). The Amended Advisory Agreement amends the prior advisory agreement by providing that the fixed component of the advisory fee paid to the Advisor, in consideration for the asset management services it provides on the our behalf, is now a fixed component that accrues daily in an amount equal to 1/365th of 1.15% of (a) the “Aggregate Fund NAV” (i.e., the aggregate net asset value or “NAV” of our Class E shares, Class A shares, Class W shares and Class I shares, along with the OP Units held by third parties) for such day and (b) the consideration received by us or our affiliate for selling Interests in DST Properties to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such Interests, including but not limited to sales commissions, dealer manager fees and non-accountable expense allowances. Before this amendment, the Advisor was paid based on the amount of equity outstanding, and while the Private Placement is intended to raise capital for us, cash proceeds are received the day the Interests are sold but OP Units may not be issued for several years, if at all. This amendment clarifies that the Advisor will earn compensation for managing proceeds raised in the Private Placement. We will continue to pay the Advisor a development management fee equal to 4.0% of the cost to develop, construct or improve any properties, regardless of whether they are held in fee simple or DST Properties held through leasehold interests (though we may make only minor, non-structural modifications to DST Properties). The Amended Advisory Agreement also clarifies that we must reimburse the Advisor for any private offering organization and offering expenses, such as those of the DST Program, it incurs on our behalf, including Advisor personnel costs, unless it has agreed to receive a fee in lieu of reimbursement.

Limited Partnership Agreement

In connection with the launch of the DST Program, the Company, on behalf of itself as general partner and on behalf of all the limited partners thereto, entered into the Fifth Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of March 2, 2016 (the “Amended and Restated Operating Partnership Agreement”). The Amended and Restated Operating Partnership Agreement amends the prior operating partnership agreement by establishing two series of Class E OP Units, with different redemption and registration rights. The currently existing third-party holders of Class E OP Units will now hold Series 1 Class E OP Units, and will continue to have the same redemption and registration rights they had previously, which include the right, in certain circumstances to require the Operating Partnership to redeem the OP Units for Class E shares of the Company or cash. Any purchasers of Interests in the DST Program that ultimately acquire OP Units through the FMV Option will acquire Series 2 Class E OP Units, which will have similar redemption and registration rights to those of the holders of Series 1 Class E OP Units, except that their redemption rights will in certain circumstances require the Operating Partnership to redeem the OP Units for Class I shares of the Company. In addition, the Amended and Restated Operating Partnership Agreement provides that a redemption fee of 1.5% of the shares otherwise payable to a limited partner upon redemption of Series 2 Class E Units will be paid to the Manager (defined below).

Delaware Statutory Trust Agreement

DCX Manager LLC (the “Manager”), an affiliate of the Advisor, will be engaged to act as the manager of each Delaware statutory trust holding a DST Property. While the intention is to sell 100% of the interests to third parties, DCX may hold an interest for a period of time and therefore could be subject to the following description of fees and reimbursements paid to the Manager. The trust manager will have primary responsibility for performing administrative actions in connection with the trust and any DST Property and has the sole power to determine when it is appropriate for a trust to sell a DST Property. The trust manager will be entitled to the following payments from the trust: (i) a management fee equal to a stated percentage (e.g., 1.0%) of the gross rents payable to the trust, with such amount to be set on a deal-by-deal basis, (ii) a disposition fee of 1.0% of the gross sales price of any DST Property sold to a third party, and (iii) reimbursement of certain expenses associated with the establishment, maintenance and operation of the trust and DST Properties.

Additionally, the Manager or its affiliate may earn a 1.0% loan fee for any financing arrangement sourced, negotiated and executed in connection with the DST Program. This loan fee only is payable to the Manager by new investors that purchase Interests and therefore is not paid by the Company or its affiliates.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations over a base amount. In addition, many of our leases provide for fixed base rent increases or indexed rent increases. We believe that inflationary increases in costs may be at least partially offset by the contractual rent increases and operating expense escalations in our leases. To date, we believe that inflation has not had a material impact to our operations or overall liquidity.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the financial statements and disclosures. Some of these estimates and assumptions require application of difficult, subjective, and/or complex judgment, often about the effect of matters that are inherently uncertain and that may change in subsequent periods. We are required to make such estimates and assumptions when applying the following accounting policies.

Investments in Real Property

Costs associated with the acquisition of real property, including acquisition fees paid to our Advisor, are expensed as incurred. In addition, we estimate the fair value of contingent consideration and contingencies related to acquisitions of real property in determining the total cost of the property acquired. Subsequent changes in the fair value of such contingent consideration are recorded either as a gain or loss in our consolidated statements of income. Contingencies are subsequently adjusted through the consolidated statements of income when new information becomes available indicating that settlement of a contingent liability is probable and can be estimated at an amount greater than the acquisition date fair value, or the contingency is resolved, in which case the contingent asset or liability is derecognized.

Costs associated with the development and improvement of our real property assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. During the land development and construction periods, we capitalize interest costs, insurance, real estate taxes and certain general and administrative costs if such costs are incremental and identifiable to a specific activity to get the asset ready for its intended use. The results of operations for acquired real property are included in our accompanying statements of income from their respective acquisition dates.

Upon acquisition, the total cost of a property is allocated to land, building, building and land improvements, tenant improvements and intangible lease assets and liabilities. The purchase price allocation of the total cost to land, building, building improvements, tenant improvements, intangible lease assets and intangible lease liabilities is based on our estimate of the property’s as-if vacant fair value. The as-if vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The difference between the fair value and the face value of debt assumed in an acquisition is recorded as an adjustment to the purchase price allocation. The allocation of the total cost of a property to an intangible lease asset includes the value associated with the in-place leases, which may include lost rent, leasing commissions, tenant improvements, legal and other costs.

We record acquired “above-market” and “below-market” leases at their fair value equal to the difference between the contractual amounts to be paid pursuant to each in-place lease and our estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the remaining term of the lease plus the term of any below-market fixed-rate renewal option periods for below-market leases. In addition, we allocate a portion of the purchase price of an acquired property to the estimated value of customer relationships, if any. As of December 31, 2015, we had not recognized any estimated value to customer relationships.

The following table summarizes the amounts that we have incurred in amortization expense for intangible lease assets and adjustments to rental revenue for above-market lease assets and below-market lease liabilities for the years ended December 31, 2015, 2014 and 2013 (amounts in thousands).

	For the Year Ended December 31,
	2015	2014	2013
Above-market lease assets	$(5,216)	$(6,708)	$(7,293)
Below-market lease liabilities	6,029	7,324	7,537
Net increase to rental revenue	$813	$616	$244
Intangible lease asset amortization	$(44,260)	$(48,937)	$(62,325)

We expense any unamortized intangible lease asset or record an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability when a tenant terminates a lease before the stated lease expiration date. We recorded an insignificant amount of adjustments related to write-offs of unamortized intangible lease assets and liabilities due to early lease terminations during the years ended December 31, 2015, 2014 and 2013.

Real property assets, including land, building, building and land improvements, tenant improvements, lease commissions, and intangible lease assets and liabilities are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over their estimated useful lives as described in the following table.

Description	Depreciable Life
Land	Not depreciated
Building	40 years
Building and land improvements	5-40 years
Tenant improvements	Lesser of useful life or lease term
Lease commissions	Over lease term
Intangible in-place lease assets	Over lease term
Above-market lease assets	Over lease term
Below-market lease liabilities	Over lease term, including below-market fixed-rate renewal options

The following table presents expected amortization during the next five years and thereafter related to the acquired above-market lease assets, below-market lease liabilities and acquired in-place lease intangibles, for properties owned as of December 31, 2015 (amounts in thousands).

	For the Year Ended December 31,
	2016	2017	2018	2019	2020	Thereafter	Total
Acquired above-market lease assets	$(5,087)	$(2,495)	$(719)	$(633)	$(238)	$(569)	$(9,741)
Acquired below-market lease liabilities	5,787	5,114	4,509	3,783	3,077	43,349	65,619
Net rental revenue increase	$700	$2,619	$3,790	$3,150	$2,839	$42,780	$55,878
Acquired in-place lease intangibles	$45,472	$27,756	$16,721	$11,568	$6,649	$20,527	$128,693

Discontinued Operations and Held for Sale

Beginning with the year ended December 31, 2014, a discontinued operation is defined as a component (or group of components) of the entity, the disposal of which would represent a strategic shift that has (or will have) a major effect on the entity’s operations and financial results, when such a component (or group of components) has been disposed of or classified as held for sale. Through December 31, 2013, we present the results of operations and the respective aggregate net gains (losses) of any property or group of properties that were disposed or classified as held for sale as of the end of each year when the operations and cash flows have been (or will be) eliminated from our ongoing operations and we will not have any significant continuing involvement. Interest expense is included in discontinued operations only if it is directly attributable to these operations or properties. The results of operations of properties that have been classified as discontinued operations are reported as discontinued operations for all periods presented. We classify real property as held for sale when our management commits to a plan to sell the property, the plan has appropriate approvals, the sale of the property is probable, and certain other criteria are met. At such time, the respective assets and liabilities are presented separately on our balance sheets and depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the costs to sell the assets. We recognize an impairment loss for assets held for sale if the current net book value of the property exceeds its fair value less selling costs. As of December 31, 2014 and 2013, one and 12 of our properties were classified as held for sale, respectively.

Impairment — Real Property

We review our investments in real property that are classified as held and used individually on a quarterly basis, and more frequently when such an evaluation is warranted, to determine their appropriate classification, as well as whether there are indicators of impairment.

As of December 31, 2015, all of our properties were classified as held and used. These held and used assets are reviewed for indicators of impairment, which may include, among others, vacancy, each tenant’s inability to make rent payments, operating losses or negative operating trends at the property level, notification by a tenant that it will not renew its lease, a decision to dispose of a property, including a change in estimated holding periods, or adverse changes in the fair value of any of our properties. If indicators of impairment exist on a held and used asset, we compare the future estimated undiscounted cash flows from the expected use of the property to its net book value to determine if impairment exists. If the sum of the future estimated undiscounted cash flows is greater than the current net book value, we conclude no impairment exists. If the sum of the future estimated undiscounted cash flows is less than its current net book value, we recognize an impairment loss for the difference between the net book value of the property and its estimated fair value. If our assumptions, projections or estimates regarding a property change in the future, we may have to record an impairment charge to reduce or further reduce the net book value of the property.

During the year ended December 31, 2015, we recorded approximately $1.6 million of impairment charges related to a wholly owned retail property (“Mt. Nebo”), which we later sold during 2015, and a $6.5 million impairment charge related to a consolidated office property located in the Chicago, IL market, which we acquired in February 2007 and we hold through a joint venture in which we are not the managing partner. We have an 80% ownership interest in the office property. During the year ended December 31, 2014, we recorded a $9.5 million impairment related to Mt. Nebo.

New Accounting Pronouncements

For our consideration of new accounting pronouncements, see Note 2 to our financial statements beginning on page F-1 of this Annual Report on Form 10-K.

CERTAIN HISTORICAL NAV INFORMATION

Net Asset Value Calculation

Our board of directors, including a majority of our independent directors, has adopted valuation procedures that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV on a daily basis. One fundamental element of the valuation process, the valuation of our real property portfolio, is managed by Altus Group U.S., Inc., an independent valuation firm (“the Independent Valuation Firm”) approved by our board of directors, including a majority of our independent directors.

The following table sets forth the components of NAV for the Company as of December 31, 2015 and September 30, 2015 (amounts in thousands except per share information). As used below, “Fund Interests” means our Class E shares, Class A shares, Class W shares, and Class I shares, along with the OP Units held by third parties, and “Aggregate Fund NAV” means the NAV of all of the Fund Interests.

	As of December 31, 2015	As of September 30, 2015
Office properties	$1,378,635	$1,356,600
Industrial properties	90,250	88,050
Retail properties	950,925	872,300
Real properties	$2,419,810	$2,316,950
Debt related investments	15,722	27,775
Total Investments	$2,435,532	$2,344,725
Cash and other assets, net of other liabilities	(14,069)	(26,734)
Debt obligations	(1,098,853)	(997,517)
Outside investors’ interests	(4,771)	(4,498)
Aggregate Fund NAV	$1,317,839	$1,315,976
Total Fund Interests outstanding	176,490	177,468
NAV per Fund Interest	$7.47	$7.42

When the fair value of our real estate assets is calculated for the purposes of determining our NAV per share, the calculation is done using the fair value methodologies detailed within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. In the determination of our NAV, the value of certain of our assets and liabilities are generally determined based on their carrying amounts under GAAP; however, those principles are generally based upon historic cost and therefore may not be determined in accordance with ASC Topic 820. Readers should refer to our audited financial statements for our net book value determined in accordance with GAAP from which one can derive our net book value per share by dividing our stockholders’ equity by shares of our common stock outstanding as of the date of measurement.

Our valuation procedures, which address specifically each category of our assets and liabilities and are applied separately from the preparation of our financial statements in accordance with GAAP, involve adjustments from historical cost. There are certain factors which cause NAV to be different from net book value on a GAAP basis. Most significantly, the valuation of our real estate assets, which is the largest component of our NAV calculation, will be provided to us by the Independent Valuation Firm on a daily basis. For GAAP purposes, these assets are generally recorded at depreciated or amortized cost. We generally do not undertake to mark-to-market our debt investments or real estate-related liabilities, but rather these assets and liabilities are usually included in our determination of NAV at amounts determined in accordance with GAAP, which amounts have been and could in the future be materially different from the amount of these assets and liabilities if we were to undertake to mark-to-market our debt. Also for NAV purposes, we mark-to-market our hedging instruments on a frequency that management determines to be practicable under the circumstances and currently we seek to mark-to-market our hedging instruments on a weekly basis. However, our NAV policies and procedures allow for that frequency to change to be more or less frequent. Other examples that will cause our NAV to differ from our GAAP net book value include the straight-lining of rent, which results in a receivable for GAAP purposes that is not included in the determination of our NAV, and, for purposes of determining our NAV, the assumption of a value of zero in certain instances where the balance of a loan exceeds the value of the underlying real estate properties, where GAAP net book value would reflect a negative equity value for such real estate properties, even if such loans are non-recourse. Third party appraisers may value our individual real estate assets using appraisal standards that deviate from fair value standards under GAAP. The use of such appraisal standards may cause our NAV to deviate from GAAP fair value principles. We did not develop our valuation procedures with the intention of complying with fair value concepts under GAAP and, therefore, there could be differences between our fair values and the fair values derived from the principal market or most advantageous market concepts of establishing fair value under GAAP.

We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on your ability to redeem shares under our share redemption programs or self-tender offers and our ability to suspend or terminate our share redemption programs or self-tender offers at any time. Our NAV generally does not consider exit costs (e.g. selling costs and commissions related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.

Please note that our NAV is not a representation, warranty or guarantee that: (1) we would fully realize our NAV upon a sale of our assets; (2) shares of our common stock would trade at our per share NAV on a national securities exchange; and (3) a stockholder would be able to realize the per share NAV if such stockholder attempted to sell his or her shares to a third party.

The December 31, 2015 valuation for our real properties was provided by the Independent Valuation Firm in accordance with our valuation procedures and determined starting with the appraised value. The aggregate real property valuation of $2.42 billion compares to a GAAP basis of real properties (before accumulated amortization and depreciation and the impact of intangible lease liabilities) of $2.29 billion, representing an increase of approximately $133.2 million or 5.8%. Certain key assumptions that were used by our Independent Valuation Firm in the discounted cash flow analysis are set forth in the following table based on weighted averages by property type.

	Office	Industrial	Retail	Weighted Average Basis
Exit capitalization rate	6.77%	7.35%	6.48%	6.68%
Discount rate / internal rate of return (“IRR”)	7.47%	7.93%	7.00%	7.30%
Annual market rent growth rate	2.82%	2.98%	2.93%	2.87%
Average holding period (years)	10.7	10.7	10.3	10.5

A change in the rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, an increase in the weighted-average annual discount rate/IRR and the exit capitalization rate of 0.25% would reduce the value of our real properties by approximately 1.95% and 2.15%, respectively.

The following table sets forth the quarterly changes to the components of NAV for the Company and the reconciliation of NAV changes for each class of shares (amounts in thousands, except per share information):

	Total	Class E Common Stock	Class A Common Stock	Class W Common Stock	Class I Common Stock	Class E OP Units
NAV as of September 30, 2015	$1,315,976	$1,034,058	$10,735	$10,513	$165,291	$95,379
Fund level changes to NAV
Realized/unrealized gains on net assets	4,239	3,311	37	38	550	303
Income accrual	25,131	19,666	220	218	3,222	1,805
Dividend accrual	(15,997)	(12,589)	(108)	(122)	(2,021)	(1,157)
Advisory fee	(3,851)	(3,014)	(34)	(33)	(493)	(277)
Performance based fee	(187)	(146)	(2)	(2)	(24)	(13)
Class specific changes to NAV
Dealer Manager fee	(77)	—	(17)	(17)	(43)	—
Distribution fee	(15)	—	(15)	—	—	—
NAV as of December 31, 2015
before share/unit sale/redemption activity	$1,325,219	$1,041,286	$10,816	$10,595	$166,482	$96,040
Share/unit sale/redemption activity
Shares/units sold	17,244	4,034	1,915	2,927	8,368	—
Shares/units redeemed	(24,624)	(20,205)	(16)	—	(3,974)	(429)
NAV as of December 31, 2015	$1,317,839	$1,025,115	$12,715	$13,522	$170,876	$95,611
Shares/units outstanding as of September 30, 2015 (1)	177,468	139,437	1,448	1,418	22,299	12,866
Shares/units sold	2,323	545	257	393	1,128	—
Shares/units redeemed	(3,301)	(2,707)	(2)	—	(534)	(58)
Shares/units outstanding as of December 31, 2015 (1)	176,490	137,275	1,703	1,811	22,893	12,808
NAV per share/unit as of September 30, 2015		$7.42	$7.42	$7.42	$7.42	$7.42
Change in NAV per share		0.05	0.05	0.05	0.05	0.05
NAV per share/unit as of December 31, 2015		$7.47	$7.47	$7.47	$7.47	$7.47

(1)	Amounts reported do not include approximately 441,000 restricted stock units granted to our Advisor that remain unvested as of both September 30, 2015 and December 31, 2015.

Certain Historical NAV Information

The following table shows our NAV per share at the end of each quarter since we commenced calculating our daily NAV on July 12, 2012.

Date	Class E	Class A	Class W	Class I
September 30, 2012	$6.64	$6.64	$6.64	$6.64
December 31, 2012	$6.70	$6.70	$6.70	$6.70
March 31, 2013	$6.79	$6.79	$6.79	$6.79
June 30, 2013	$6.83	$6.83	$6.83	$6.83
September 30, 2013	$6.87	$6.87	$6.87	$6.87
December 31, 2013	$6.93	$6.93	$6.93	$6.93
March 31, 2014	$6.96	$6.96	$6.96	$6.96
June 30, 2014	$7.00	$7.00	$7.00	$7.00
September 30, 2014	$7.09	$7.09	$7.09	$7.09
December 31, 2014	$7.16	$7.16	$7.16	$7.16
March 31, 2015	$7.31	$7.31	$7.31	$7.31
June 30, 2015	$7.38	$7.38	$7.38	$7.38
September 30, 2015	$7.42	$7.42	$7.42	$7.42
December 31, 2015	$7.47	$7.47	$7.47	$7.47

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from January 1 through February 29, 2016:

Date	Class E	Class A	Class W	Class I
January 4, 2016	$7.47	$7.47	$7.47	$7.47
January 5, 2016	$7.47	$7.47	$7.47	$7.47
January 6, 2016	$7.46	$7.46	$7.46	$7.46
January 7, 2016	$7.46	$7.46	$7.46	$7.46
January 8, 2016	$7.46	$7.46	$7.46	$7.46
January 11, 2016	$7.46	$7.46	$7.46	$7.46
January 12, 2016	$7.46	$7.46	$7.46	$7.46
January 13, 2016	$7.43	$7.43	$7.43	$7.43
January 14, 2016	$7.43	$7.43	$7.43	$7.43
January 15, 2016	$7.43	$7.43	$7.43	$7.43
January 19, 2016	$7.44	$7.44	$7.44	$7.44
January 20, 2016	$7.43	$7.43	$7.43	$7.43
January 21, 2016	$7.43	$7.43	$7.43	$7.43
January 22, 2016	$7.43	$7.43	$7.43	$7.43
January 25, 2016	$7.43	$7.43	$7.43	$7.43
January 26, 2016	$7.43	$7.43	$7.43	$7.43
January 27, 2016	$7.43	$7.43	$7.43	$7.43
January 28, 2016	$7.43	$7.43	$7.43	$7.43
January 29, 2016	$7.43	$7.43	$7.43	$7.43
February 1, 2016	$7.43	$7.43	$7.43	$7.43
February 2, 2016	$7.43	$7.43	$7.43	$7.43
February 3, 2016	$7.41	$7.41	$7.41	$7.41
February 4, 2016	$7.41	$7.41	$7.41	$7.41
February 5, 2016	$7.41	$7.41	$7.41	$7.41
February 8, 2016	$7.41	$7.41	$7.41	$7.41
February 9, 2016	$7.41	$7.41	$7.41	$7.41
February 10, 2016	$7.39	$7.39	$7.39	$7.39
February 11, 2016	$7.39	$7.39	$7.39	$7.39
February 12, 2016	$7.39	$7.39	$7.39	$7.39
February 16, 2016	$7.39	$7.39	$7.39	$7.39
February 17, 2016	$7.40	$7.40	$7.40	$7.40
February 18, 2016	$7.40	$7.40	$7.40	$7.40
February 19, 2016	$7.40	$7.40	$7.40	$7.40
February 22, 2016	$7.40	$7.40	$7.40	$7.40
February 23, 2016	$7.40	$7.40	$7.40	$7.40
February 24, 2016	$7.40	$7.40	$7.40	$7.40
February 25, 2016	$7.40	$7.40	$7.40	$7.40
February 26, 2016	$7.40	$7.40	$7.40	$7.40
February 29, 2016	$7.40	$7.40	$7.40	$7.40

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the adverse effect on the value of assets and liabilities that results from a change in the applicable market resulting from a variety of factors such as perceived risk, interest rate changes, inflation and overall general economic changes. Accordingly, we manage our market risk by matching projected cash inflows from operating, investing and financing activities with projected cash outflows for debt service, acquisitions, capital expenditures, distributions to stockholders and unit holders, and other cash requirements. Our outstanding borrowings are directly impacted by changes in market conditions. This impact is largely mitigated by the fact that the majority of our outstanding borrowings have fixed interest rates, which minimize our exposure to the risk that fluctuating interest rates may pose to our operating results and liquidity.

As of December 31, 2015, the fair value of our fixed rate mortgage debt was $576.4 million and the carrying value of our fixed rate mortgage debt was $579.2 million. The fair value estimate of our fixed rate mortgage debt was estimated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated as of December 31, 2015. As we expect to hold our fixed rate instruments to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed rate instruments, would have a significant impact on our operations.

As of December 31, 2015, we had approximately $149.5 million of unhedged variable rate borrowings outstanding indexed to LIBOR rates. If the LIBOR rates relevant to our remaining variable rate borrowings were to increase 10%, we estimate that our annual interest expense would increase by approximately $64,000 based on our outstanding floating-rate debt as of December 31, 2015.

We may seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs by selectively utilizing derivative instruments to hedge exposures to changes in interest rates on loans secured by our assets. We maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy is designed to minimize the impact on our net income (loss) and funds from operations from changes in interest rates, the overall returns on our investments may be reduced. Our board of directors has established policies and procedures regarding our use of derivative instruments for hedging or other purposes.

EXPERTS

The consolidated financial statements and related financial statement schedule of Dividend Capital Diversified Property Fund Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been included in this Supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements included in this Supplement under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Net Asset Value Calculation,” relating to the role of Altus Group U.S., Inc. as the Independent Valuation Firm, and the valuation of the real properties and related assumptions, have been reviewed by Altus Group U.S., Inc., an independent valuation firm, and are included in this Supplement given the authority of such firm as experts in property valuations.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Dividend Capital Diversified Property Fund Inc.:

We have audited the accompanying consolidated balance sheets of Dividend Capital Diversified Property Fund Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dividend Capital Diversified Property Fund Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method for reporting discontinued operations as of January 1, 2014 due to the adoption of FASB Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG LLP

Denver, Colorado

March 3, 2016

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

CONSOLIDATED BALANCE SHEETS

 (In thousands, except share and footnoted information)

	As of December 31,
	2015	2014

ASSETS
Investments in real property	$2,380,174	$2,442,509
Accumulated depreciation and amortization	(505,957)	(513,083)
Net investments in real property (1)	1,874,217	1,929,426
Debt related investments, net	15,722	94,951
Net investments	1,889,939	2,024,377
Cash and cash equivalents	15,769	14,461
Restricted cash	18,394	27,452
Other assets, net	43,106	59,916
Assets held for sale	—	21,927
Total Assets	$1,967,208	$2,148,133
LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$39,645	$49,974
Mortgage notes and other secured borrowings (2)	587,086	853,267
Unsecured borrowings	517,000	345,000
Intangible lease liabilities, net	63,874	86,243
Other liabilities	33,652	47,789
Liabilities associated with assets held for sale	—	1,880
Total Liabilities	1,241,257	1,384,153
Equity:
Stockholders’ equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 164,124,057 and 178,399,679 shares issued and outstanding, as of December 31, 2015 and December 31, 2014, respectively (3)	1,641	1,784
Additional paid-in capital	1,470,859	1,586,444
Distributions in excess of earnings	(832,681)	(893,791)
Accumulated other comprehensive loss	(11,014)	(10,120)
Total stockholders’ equity	628,805	684,317
Noncontrolling interests	97,146	79,663
Total Equity	725,951	763,980
Total Liabilities and Equity	$1,967,208	$2,148,133

(1)	Includes approximately $76.9 million and $82.7 million, after accumulated depreciation and amortization, in consolidated real property variable interest entity investments as of December 31, 2015 and 2014, respectively.
(2)	Includes approximately $50.1 million and $59.4 million in consolidated mortgage notes in variable interest entity investments as of December 31, 2015 and 2014, respectively.
(3)	Includes 137,275,396 shares of Class E common stock, 1,703,109 shares of Class A common stock, 1,811,277 shares of Class W common stock, and 23,334,275 shares of Class I common stock issued and outstanding as of December 31, 2015, and 163,067,835 shares of Class E common stock, 1,187,215 shares of Class A common stock, 1,116,698 shares of Class W common stock, and 13,027,931 shares of Class I common stock issued and outstanding as of December 31, 2014.

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

CONSOLIDATED STATEMENTS OF INCOME

 (In thousands, except per share and footnoted information)

	For the Year Ended December 31,
	2015	2014	2013
REVENUE:
Rental revenue	$218,278	$224,201	$207,328
Debt related income	6,922	7,396	10,449
Total Revenue	225,200	231,597	217,777
EXPENSES:
Rental expense	59,590	50,997	43,672
Real estate depreciation and amortization expense	83,114	88,994	87,174
General and administrative expenses (1)	10,720	11,108	9,774
Advisory fees, related party	17,083	15,919	15,120
Acquisition-related expenses	2,644	1,205	536
Impairment of real estate property (2)	8,124	9,500	2,600
Total Operating Expenses	181,275	177,723	158,876
Other Income (Expenses):
Interest and other income (expense)	2,192	1,168	(153)
Interest expense	(47,508)	(61,903)	(65,325)
Loss on extinguishment of debt and financing commitments	(1,168)	(63)	(2,507)
Gain on sale of real property (3)	134,218	10,914	—
Income (loss) from continuing operations	131,659	3,990	(9,084)
Discontinued operations (4)	—	30,004	65,554
Net income	131,659	33,994	56,470
Net income attributable to noncontrolling interests	(7,404)	(4,802)	(4,002)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$124,255	$29,192	$52,468
Net income (loss) per basic and diluted common share:
Continuing operations	$0.70	$0.02	$(0.05)
Discontinued operations	$—	$0.14	$0.34
NET INCOME PER BASIC AND DILUTED COMMON SHARE	$0.70	$0.16	$0.29
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	175,938	178,273	178,196
Diluted	188,789	190,991	191,932

(1)	Includes approximately $7.1 million, $6.8 million and $4.7 million paid to our Advisor and its affiliates for reimbursable expenses during the years ended December 31, 2015, 2014, and 2013, respectively.
(2)	Includes approximately $125,000 paid to our Advisor for advisory fees associated with the disposition of real properties during the year ended December 31, 2015.
(3)	Includes approximately $4.8 million and $419,000 paid to our Advisor for advisory fees associated with the disposition of real properties during the years ended December 31, 2015 and 2014, respectively.
(4)	Includes approximately $1.6 million and $2.6 million paid to our Advisor for fees associated with the disposition of real properties during the years ended December 31, 2014 and 2013, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

 (In thousands)

	For the Year Ended December 31,
	2015	2014	2013
Net Income	$131,659	$33,994	$56,470
Other Comprehensive (Loss) Income:
Net unrealized change from available-for-sale securities	—	(211)	—
Change from cash flow hedging derivatives	(977)	721	4,975
Total Other Comprehensive (Loss) Income	(977)	510	4,975
Comprehensive income	130,682	34,504	61,445
Comprehensive income attributable to noncontrolling interests	(7,321)	(4,637)	(3,577)
COMPREHENSIVE INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$123,361	$29,867	$57,868

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

CONSOLIDATED STATEMENTS OF EQUITY

 (In thousands)

	Stockholders’ Equity
	Common Stock
	Shares	Amount	Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Equity

Balances, December 31, 2012	178,128	$1,781	$1,610,996	$(850,885)	$(16,196)	$95,831	$841,527
Comprehensive income (loss):
Net income	—	—	—	52,468	—	4,002	56,470
Unrealized change from cash flow hedging derivatives	—	—	—	—	4,621	354	4,975
Common stock:
Issuance of common stock, net of offering costs	7,864	78	48,611	—	—	—	48,689
Redemptions of common stock	(9,985)	(99)	(68,432)	—	—	—	(68,531)
Distributions declared on common stock	—	—	—	(62,330)	—	—	(62,330)
Noncontrolling interests:
Contributions of noncontrolling interests	—	—	—	—	—	212	212
Distributions declared to noncontrolling interests	—	—	—	—	—	(5,446)	(5,446)
Redemptions of noncontrolling interests	—	—	(5,549)	—	781	(1,408)	(6,176)
Buyout of noncontrolling interest	—	—	(2,740)	—	—	(1,639)	(4,379)
Balances, December 31, 2013	176,007	$1,760	$1,582,886	$(860,747)	$(10,794)	$91,906	$805,011
Comprehensive income (loss):
Net income	—	—	—	29,192	—	4,802	33,994
Net unrealized change from available-for-sale securities	—	—	—	—	(196)	(15)	(211)
Unrealized change from cash flow hedging derivatives	—	—	—	—	671	50	721
Common stock:
Issuance of common stock, net of offering costs	13,923	140	86,961	—	—	—	87,101
Issuance of common stock, stock-based compensation plans	136	1	776	—	—	—	777
Redemptions of common stock	(11,666)	(117)	(82,119)	—	—	—	(82,236)
Amortization of stock-based compensation	—	—	30	—	—	—	30
Distributions declared on common stock	—	—	—	(62,236)	—	—	(62,236)
Noncontrolling interests:
Contributions of noncontrolling interests	—	—	—	—	—	104	104
Distributions declared to noncontrolling interests	—	—	—	—	—	(9,390)	(9,390)
Redemptions of noncontrolling interests	—	—	(1,121)	—	199	(6,978)	(7,900)
Buyout of noncontrolling interest	—	—	(969)	—	—	(816)	(1,785)
Balances, December 31, 2014	178,400	$1,784	$1,586,444	$(893,791)	$(10,120)	$79,663	$763,980
Comprehensive income (loss):
Net income	—	—	—	124,255	—	7,404	131,659
Unrealized change from cash flow hedging derivatives	—	—	—	—	(922)	(55)	(977)
Common stock:
Issuance of common stock, net of offering costs	14,262	142	96,807	—	—	—	96,949
Issuance of common stock, stock-based compensation plans	618	6	1,257	—	—	—	1,263
Redemptions of common stock	(29,156)	(291)	(213,505)	—	—	—	(213,796)
Amortization of stock-based compensation	—	—	32	—	—	—	32
Distributions declared on common stock	—	—	—	(63,145)	—	—	(63,145)
Noncontrolling interests:
Contributions of noncontrolling interests	—	—	—	—	—	17,337	17,337
Distributions declared to noncontrolling interests	—	—	—	—	—	(4,689)	(4,689)
Redemptions of noncontrolling interests	—	—	(176)	—	28	(2,514)	(2,662)
Balances, December 31, 2015	164,124	$1,641	$1,470,859	$(832,681)	$(11,014)	$97,146	$725,951

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2015	2014	2013
OPERATING ACTIVITIES:
Net income	$131,659	$33,994	$56,470
Adjustments to reconcile net income to net cash provided by operating activities:
Real estate depreciation and amortization expense	83,114	88,994	108,191
Gain on disposition of real property	(134,218)	(40,592)	(74,306)
Impairment loss on real estate property	8,124	9,500	2,600
Collection of accrued interest from debt investment	6,421	—	—
Loss on extinguishment of debt and financing commitments	1,168	63	2,507
Other adjustments to reconcile loss to net cash provided by operating activities	4,660	8,565	7,328
Changes in operating assets and liabilities	4,602	(13,295)	(16,201)
Net cash provided by operating activities	105,530	87,229	86,589
INVESTING ACTIVITIES:
Acquisition of real property	(319,577)	(125,509)	(48,228)
Capital expenditures in real property	(26,204)	(14,944)	(25,436)
Proceeds from disposition of real properties	359,817	105,322	133,485
Investment in debt related investments	(1,503)	—	(10,848)
Principal collections on debt related investments	64,769	24,052	29,018
Other investing activities	(2,881)	(4,023)	(5,144)
Net cash provided by (used in) investing activities	74,421	(15,102)	72,847
FINANCING ACTIVITIES:
Mortgage note proceeds	70,626	—	—
Mortgage note principal repayments	(136,658)	(52,977)	(29,046)
Defeasance of mortgage note borrowings	(53,267)	—	—
Net proceeds from revolving line of credit borrowings	92,000	45,000	—
Net proceeds from term loan borrowings	80,000	—	—
Repayment of other secured borrowings	(25,796)	(1,122)	(44,256)
Redemption of common shares	(225,720)	(81,990)	(66,073)
Distributions on common stock	(42,439)	(41,239)	(41,050)
Proceeds from sale of common stock	80,609	74,916	30,917
Offering costs for issuance of common stock	(4,602)	(4,568)	(3,812)
Distributions to noncontrolling interest holders	(4,591)	(9,501)	(5,599)
Redemption of OP Unit holder interests	(2,750)	(8,219)	(6,405)
Other financing activities	(6,055)	(2,744)	(6,206)
Net cash used in financing activities	(178,643)	(82,444)	(171,530)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,308	(10,317)	(12,094)
CASH AND CASH EQUIVALENTS, beginning of period	14,461	24,778	36,872
CASH AND CASH EQUIVALENTS, end of period	$15,769	$14,461	$24,778
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$45,321	$58,330	$72,352
Supplemental Disclosure of Noncash Investing and Financing Activities:
Assumed mortgage	$11,869	$—	$57,897
Common stock issued pursuant to the distribution reinvestment plan	$21,347	$20,831	$21,473
Issuances of OP Units for beneficial interests	$7,324	$—	$—
Non-cash repayment of mortgage note and other secured borrowings*	$139,236	$115,387	$285,756
Non-cash disposition of real property*	$128,008	$107,075	$225,409
Non-cash principal collection on debt related investments*	$11,228	$7,125	$46,183
Non-cash investment in real property	$11,869	$12,232	$—

*	Represents the amount of sales proceeds and debt repayments from the disposition of real property or the repayment of borrowings that we did not receive or pay in cash, primarily due to the repayment or assumption of related borrowings by the purchaser or borrower at closing.

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

1. ORGANIZATION

Dividend Capital Diversified Property Fund Inc. is a Maryland corporation formed on April 11, 2005 to invest in a diverse portfolio of real property and real estate related investments. As used herein, “the Company,” “we,” “our” and “us” refer to Dividend Capital Diversified Property Fund Inc. and its consolidated subsidiaries and partnerships except where the context otherwise requires.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes, and we utilize an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) organizational structure to hold all or substantially all of our assets through our operating partnership, Dividend Capital Total Realty Operating Partnership, L.P. (our “Operating Partnership”). Furthermore, our Operating Partnership wholly owns a taxable REIT subsidiary, DCTRT Leasing Corp. (the “TRS”), through which we have executed certain business transactions that might otherwise have an adverse impact on our status as a REIT if such business transactions were to occur directly or indirectly through our Operating Partnership.

We are the sole general partner of our Operating Partnership. In addition, we have contributed 100% of the proceeds received from our offerings of common stock to our Operating Partnership in exchange for partnership units (“OP Units”) representing our interest as a limited partner of the Operating Partnership.

Dividend Capital Total Advisors LLC (our “Advisor”), a related party, manages our day-to-day activities under the terms and conditions of an advisory agreement (as amended from time to time, the “Advisory Agreement”). Our Advisor and its affiliates receive various forms of compensation, reimbursements and fees for services relating to the investment and management of our real estate assets.

On July 12, 2012, the Securities and Exchange Commission (the “Commission”) declared effective our Registration Statement on Form S-11 (Registration Number 333-175989) (as amended, the “Prior Registration Statement”). The Prior Registration Statement applied to the offer and sale (the “Prior Offering”) of up to $3,000,000,000 of our shares of common stock, of which $2,250,000,000 of shares were expected to be offered to the public in a primary offering and $750,000,000 of shares were expected to be offered to our stockholders pursuant to an amended and restated distribution reinvestment plan (subject to our right to reallocate such amounts). In the Prior Offering, we offered to the public three classes of shares: Class A shares, Class W shares and Class I shares with net asset value (“NAV”) based pricing. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” and Exhibit 99.1 of this Annual Report on Form 10-K for a description of our valuation procedures and valuation components, including important disclosure regarding real property valuations provided by Altus Group U.S., Inc., an independent valuation firm. Our independent registered public accounting firm does not audit our NAV. Selling commissions, dealer manager fees, and distribution fees are allocated to Class A shares, Class W shares, and Class I shares on a class-specific basis and differ for each class, even when the NAV of each class is the same. On September 15, 2015, we terminated the Prior Offering. Through September 15, 2015, the date our Prior Offering terminated, we had raised gross proceeds of approximately $183.0 million from the sale of approximately 25.8 million shares in the Prior Offering, including approximately $3.4 million through our distribution reinvestment plan.

On September 16, 2015, the Commission declared effective our Registration Statement on Form S-11 (Registration Number 333-197767) (the “Follow-On Registration Statement”). The Follow-On Registration Statement applies to the Company’s follow-on “best efforts” offering of up to $1,000,000,000 of the Company’s Class A, Class I and Class W shares of common stock, of which $750,000,000 of shares are expected to be offered to the public in a primary offering and $250,000,000 of shares are expected to be offered to stockholders of the Company pursuant to its distribution reinvestment plan (subject to the Company’s right to reallocate such amounts) (the “Follow-On Offering”). As of December 31, 2015, we had raised gross proceeds of approximately $13.7 million from the sale of approximately 1.8 million shares in the Follow-On Offering.

As of December 31, 2015, we had raised aggregate gross proceeds of approximately $196.7 million from the sale of approximately 27.6 million shares, including approximately $4.6 million raised through our distribution reinvestment plan. As of December 31, 2015, approximately $986.3 million in shares remained available for sale pursuant to the Follow-on Offering, including approximately $248.8 million in shares available for sale through our distribution reinvestment plan.

We are offering to sell any combination of Class A shares, Class W shares and Class I shares with a dollar value up to the maximum offering amount pursuant to the Follow-On Offering. We also sell shares of our unclassified common stock, which we refer to as “Class E” shares, pursuant to our distribution reinvestment plan offering registered on our Registration Statement on Form S-3 (Registration Number 333-162636). In the event of a liquidation event, such assets, or the proceeds therefrom, will be distributed ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. Other than differing allocable fees and liquidation rights, Class E shares, Class A shares, Class W shares, and Class I shares have identical rights and privileges.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

Due to our control of our Operating Partnership through our sole general partnership interest and the limited rights of the limited partners, we consolidate our Operating Partnership, and limited partner interests not held by us are reflected as noncontrolling interests in the accompanying consolidated financial statements (herein referred to as “financial statements”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Our financial statements also include the accounts of our consolidated subsidiaries and joint ventures through which we are the primary beneficiary, when such subsidiaries and joint ventures are variable interest entities, or through which we have a controlling interest. In determining whether we have a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, we consider factors such as ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which we have the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses that could potentially be significant to the entity or the right to receive benefits that could potentially be significant to the entity.

All joint ventures in which we have investments are variable interest entities. All of our investments in joint ventures represent our interests in real estate partnerships, formed for the purpose of acquiring, leasing, managing, holding for investment, selling and otherwise dealing with real property investments. Our involvement with our joint ventures affects our financial position, financial performance and cash flows in ways similar to direct ownership of real property investment. We own a significantly disproportionate majority of the ownership interests of our joint ventures. In each of our joint ventures, our joint venture partner performs the day-to-day management of the real properties owned by the respective joint ventures. However, in each of our joint ventures, we approve the activities that most significantly impact the joint venture’s economic performance. Due to our substantive approval rights and our exposure to the economic returns and losses of each of the joint ventures, we are the primary beneficiary of each of our joint ventures. Based on these considerations, we consolidate all of our investments in joint ventures. See our consolidated balance sheets for disclosure of the amount of real property and mortgage note borrowings that we consolidated through our investments in variable interest entities as of December 31, 2015 and 2014.

Judgments made by us with respect to our level of influence or control of an entity and whether we are the primary beneficiary of a variable interest entity involve consideration of various factors, including the form of our ownership interest, the size of our investment (including loans), our ability to direct the activities of the entity, and our obligation to absorb the losses of, or, our right to receive benefits from the entity. Our ability to correctly assess our influence or control over an entity affects the presentation of these investments in our financial statements and, consequently, our financial position and specific items in our results of operations that are used by our stockholders, lenders and others in their evaluation of us. The maximum risk of loss related to our investment in these consolidated variable interest entities is limited to our recorded investments in such entities. The creditors of the consolidated variable interest entities do not have recourse to our general credit.

Generally, we consolidate real estate partnerships and other entities that are not variable interest entities when we own, directly or indirectly, a majority voting interest in the entity.

Reclassifications

Certain amounts included in the accompanying financial statements for 2014 and 2013 have been reclassified to conform to the 2015 financial statement presentation with no effect on previously reported net income (loss) or equity. We reclassified certain third-party payments related to efforts to acquire real properties that were not ultimately completed (“terminated acquisition costs”) incurred during the years ended December 31, 2014 and 2013, from “general and administrative expenses” into “acquisition-related expenses”, none of which are material.

Balance sheet amounts for properties classified as held for sale have been reclassified as of December 31, 2014. Statements of income amounts for properties classified as discontinued operations have been reclassified for the years ended December 31, 2014 and 2013. After December 31, 2013, a discontinued operation is a component (or group of components) of the entity, the disposal of which would represent a strategic shift that has (or will have) a major effect on the entity’s operations and financial results, when such component (or group of components) have been disposed of or classified as held for sale. Through December 31, 2013, discontinued operations represent properties that we have either disposed of or have classified as held for sale if both the operations and cash flows of the property have been or will be eliminated from our ongoing operations as a result of the disposal transaction and if we will not have any significant continuing involvement in the operations of the property after the disposal transaction. Amounts in our segment and quarterly financial data disclosures in Notes 13 and 16 reflect the reclassification of amounts related to properties classified as discontinued operations as of December 31, 2014.

Investments

Real Property

Costs associated with the acquisition of real property, including acquisition fees paid to our Advisor, are expensed as incurred. In addition, we estimate the fair value of contingent consideration and contingencies related to acquisitions of real property in determining the total cost of the property acquired. Subsequent changes in the fair value of such contingent consideration are recorded either as a gain or loss in our consolidated statements of income. Contingencies are subsequently adjusted through the consolidated statements of income when new information becomes available indicating that settlement of a contingent liability is probable and can be estimated at an amount greater than the acquisition date fair value, or the contingency is resolved, in which case the contingent asset or liability is derecognized.

Costs associated with the development and improvement of our real property assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. During the land development and construction periods, we capitalize interest costs, insurance, real estate taxes and certain general and administrative costs if such costs are incremental and identifiable to a specific activity to get the asset ready for its intended use. The results of operations for acquired real property are included in our accompanying statements of income from their respective acquisition dates.

Upon acquisition, the total cost of a property is allocated to land, building, building and land improvements, tenant improvements and intangible lease assets and liabilities. The purchase price allocation of the total cost to land, building, building improvements, tenant improvements, intangible lease assets and intangible lease liabilities is based on our estimate of the property’s as-if vacant fair value. The as-if vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The difference between the fair value and the face value of debt assumed in an acquisition is recorded as an adjustment to the purchase price allocation. The allocation of the total cost of a property to an intangible lease asset includes the value associated with the in-place leases, which may include lost rent, leasing commissions, tenant improvements, legal and other costs.

We record acquired “above-market” and “below-market” leases at their fair value equal to the difference between the contractual amounts to be paid pursuant to each in-place lease and our estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the remaining term of the lease plus the term of any below-market fixed-rate renewal option periods for below-market leases. In addition, we allocate a portion of the purchase price of an acquired property to the estimated value of customer relationships, if any. As of December 31, 2015, we had not recognized any estimated value to customer relationships.

The following table summarizes the amounts that we have incurred in amortization expense for intangible lease assets and adjustments to rental revenue for above-market lease assets and below-market lease liabilities for the years ended December 31, 2015, 2014 and 2013 (amounts in thousands).

	For the Year Ended December 31,
	2015	2014	2013
Above-market lease assets	$(5,216)	$(6,708)	$(7,293)
Below-market lease liabilities	6,029	7,324	7,537
Net increase to rental revenue	$813	$616	$244
Intangible lease asset amortization	$(44,260)	$(48,937)	$(62,325)

We expense any unamortized intangible lease asset or record an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability when a tenant terminates a lease before the stated lease expiration date. We recorded an insignificant amount of adjustments related to write-offs of unamortized intangible lease assets and liabilities due to early lease terminations during the years ended December 31, 2015, 2014 and 2013.

Real property assets, including land, building, building and land improvements, tenant improvements, lease commissions, and intangible lease assets and liabilities are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over their estimated useful lives as described in the following table.

Description	Depreciable Life
Land	Not depreciated
Building	40 years
Building and land improvements	5-40 years
Tenant improvements	Lesser of useful life or lease term
Lease commissions	Over lease term
Intangible in-place lease assets	Over lease term
Above-market lease assets	Over lease term
Below-market lease liabilities	Over lease term, including below-market fixed-rate renewal options

The following table presents expected amortization during the next five years and thereafter related to the acquired above-market lease assets, below-market lease liabilities and acquired in-place lease intangibles, for properties owned as of December 31, 2015 (amounts in thousands).

	For the Year Ended December 31,
	2016	2017	2018	2019	2020	Thereafter	Total
Acquired above-market lease assets	$(5,098)	$(2,505)	$(729)	$(643)	$(248)	$(698)	$(9,921)
Acquired below-market lease liabilities	5,749	5,079	4,474	3,748	3,042	41,782	63,874
Net rental revenue increase	$651	$2,574	$3,745	$3,105	$2,794	$41,084	$53,953
Acquired in-place lease intangibles	$45,472	$27,756	$16,721	$11,568	$6,649	$20,527	$128,693

Discontinued Operations and Held for Sale

Beginning with the year ended December 31, 2014, a discontinued operation is defined as a component (or group of components) of the entity, the disposal of which would represent a strategic shift that has (or will have) a major effect on the entity’s operations and financial results, when such a component (or group of components) has been disposed of or classified as held for sale. Through December 31, 2013, we present the results of operations and the respective aggregate net gains (losses) of any property or group of properties that were disposed or classified as held for sale as of the end of each year when the operations and cash flows have been (or will be) eliminated from our ongoing operations and we will not have any significant continuing involvement. Interest expense is included in discontinued operations only if it is directly attributable to these operations or properties. The results of operations of properties that have been classified as discontinued operations are reported as discontinued operations for all periods presented. We classify real property as held for sale when our management commits to a plan to sell the property, the plan has appropriate approvals, the sale of the property is probable, and certain other criteria are met. At such time, the respective assets and liabilities are presented separately on our balance sheets and depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the costs to sell the assets. We recognize an impairment loss for assets held for sale if the current net book value of the property exceeds its fair value less selling costs. As of December 31, 2014 and 2013, one and 12 of our properties were classified as held for sale, respectively.

Debt Related Investments

Debt related investments are considered to be held for investment, as we have both the intent and ability to hold these investments until maturity. Accordingly, these assets are carried at cost, net of unamortized loan origination costs and fees, discounts, repayments and unfunded commitments unless such loans or investments are deemed to be impaired.

Revenue Recognition

Revenue Recognition — Real Property

We record rental revenue for the full term of each lease on a straight-line basis. Certain properties have leases that offer the tenant a period of time where no rent is due or where rent payments increase during the term of the lease. Accordingly, we record a receivable from tenants for rent that we expect to collect over the remaining lease term rather than currently, which is recorded as straight-line rents receivable. When we acquire a property, the term of existing leases is considered to commence as of the acquisition date for purposes of this calculation. Tenant recovery income includes payments from tenants for real estate taxes, insurance and other property operating expenses and is recognized as rental revenue.

The following table summarizes straight-line rental adjustments and tenant recovery income received from tenants for real estate taxes, insurance and other property operating expenses and recognized as rental revenue for the years ended December 31, 2015, 2014, and 2013 (amounts in thousands):

	For the Year Ended December 31,
	2015	2014	2013
Straight-line rent adjustments	$(976)	$3,037	$8,864
Tenant recovery income (1)	$37,526	$31,092	$33,029

(1)	Tenant recovery income excludes real estate taxes that were paid directly by our tenants that are subject to triple net lease contracts. Such payments totaled approximately $7.0 million, $12.4 million and $12.6 million during the years ended December 31, 2015, 2014, and 2013, respectively.

Impairment

Impairment — Real Property

We review our investments in real property individually on a quarterly basis, and more frequently when such an evaluation is warranted, to determine their appropriate classification, as well as whether there are indicators of impairment. The investments in real property are either classified as held and used or held for sale.

As of December 31, 2015, all of our properties were classified as held and used. The held and used assets are reviewed for indicators of impairment, which may include, among others, vacancy, each tenant’s inability to make rent payments, operating losses or negative operating trends at the property level, notification by a tenant that it will not renew its lease, a decision to dispose of a property, including a change in estimated holding periods, or adverse changes in the fair value of any of our properties. If indicators of impairment exist on a held and used asset, we compare the future estimated undiscounted cash flows from the expected use of the property to its net book value to determine if impairment exists. If the sum of the future estimated undiscounted cash flows is greater than the current net book value, we conclude no impairment exists. If the sum of the future estimated undiscounted cash flows is less than its current net book value, we recognize an impairment loss for the difference between the net book value of the property and its estimated fair value. If a property is classified as held for sale, we recognize an impairment loss if the current net book value of the property exceeds its fair value less selling costs. If our assumptions, projections or estimates regarding a property change in the future, we may have to record an impairment charge to reduce or further reduce the net book value of the property. See Note 3 for a discussion of impairment charges relating to our real properties recorded during the years ended December 31, 2015, 2014, and 2013.

Impairment — Debt Related Investments

We review our debt related investments on a quarterly basis, and more frequently when such an evaluation is warranted, to determine if impairment exists. Accordingly, we do not group our debt related investments into classes by credit quality indicator. A debt related investment is impaired when, based on current information and events (including economic, industry and geographical factors), it is probable that we will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. When an investment is deemed impaired, the impairment is measured based on the expected future cash flows discounted at the investment’s effective interest rate. As a practical expedient, the Financial Accounting Standards Board (the “FASB”) issued ASC Topic 310, Receivables, which permits a creditor to measure impairment based on the fair value of the collateral of an impaired collateral-dependent debt related investment or to measure impairment based on an observable market price for the impaired debt related investment as an alternative to discounting expected future cash flows. Regardless of the measurement method, a creditor should measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. A debt related investment is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when we grant a concession to a borrower in financial difficulty by modifying the original terms of the loan. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan. See Note 4 for a discussion of impairment charges relating to our debt related investments recorded during the years ended December 31, 2015, 2014, and 2013.

Derivative Instruments and Hedging Activities

We record all derivative instruments in the accompanying balance sheets at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. Derivative instruments used to hedge exposure to changes in the fair value of an asset, liability, or firm commitments attributable to a particular risk, such as interest rate risk, are considered “fair value” hedges. Derivative instruments used to hedge exposure to variability in expected future cash flows, such as future interest payments, or other types of forecasted transactions, are considered “cash flow” hedges. We do not have any fair value hedges.

For derivative instruments designated as cash flow hedges, the changes in the fair value of the derivative instrument that represent changes in expected future cash flows, which are effectively hedged by the derivative instrument, are initially reported as other comprehensive income (loss) in the statement of equity until the derivative instrument is settled. Upon settlement, the effective portion of the hedge is recognized as other comprehensive income (loss) and amortized over the term of the designated cash flow or transaction the derivative instrument was intended to hedge. The change in value of any derivative instrument that is deemed to be ineffective is charged directly to earnings when the determination of hedge ineffectiveness is made. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For purposes of determining hedge ineffectiveness, management estimates the timing and potential amount of future fixed-rate debt issuances each quarter in order to estimate the cash flows of the designated hedged item or transaction. Management considers the likelihood of the timing and amount of entering into such forecasted transactions when determining the expected future fixed-rate debt issuances. We do not use derivative instruments for trading or speculative purposes. We classify cash paid to settle our forward starting swaps as financing activities in our statements of cash flows.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less such as money market mutual funds or certificates of deposits. As of both December 31, 2015 and 2014, we have not realized any losses in such cash accounts or investments and believe that we are not exposed to any significant credit risk.

Restricted Cash

Restricted cash consists primarily of lender and property-related escrow accounts. As of both December 31, 2015 and 2014, we had not realized any losses in such restricted cash accounts or investments related to, and believe that we are not exposed to, any significant credit risk.

Collectability of Receivables

We evaluate the collectability of our rent and other receivables on a regular basis based on factors including, among others, payment history, the financial strength of the tenant or borrower and any guarantors. Specifically with regards to our debt related investments, we evaluate the collectability of our receivables based on factors including, among others, the value of the underlying collateral, the operations and operating trends of the underlying collateral, if any, the asset type and current economic conditions. If our evaluation of these factors indicates we may not recover the full amount of the receivable, we provide a reserve against the portion of the receivable that we estimate may not be recovered. This analysis requires us to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected. As of December 31, 2015 and 2014, we had rent and other receivables of approximately $34.1 million and $48.3 million included in the caption other assets in our accompanying balance sheets, respectively, related to which we recorded allowances of approximately $628,000 and $261,000 included in the caption other assets, respectively. If our assumptions or estimates regarding the collectability of a receivable change in the future, we may have to record allowances to reduce or further reduce the carrying value of the receivable.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss as reported in the accompanying statements of equity primarily consists of the cumulative loss related to our derivatives of $9.1 million, before attribution to noncontrolling interests of $877,000, and cumulative gain related to our real estate securities of approximately $200,000, before attribution of a cumulative loss to noncontrolling interests of $1.2 million.

Basic and Diluted Net Income (Loss) per Common Share

Basic net income (loss) per common share is determined by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share includes the effects of potentially issuable common stock, but only if dilutive, including the presumed exchange of OP Units.

Stock-Based Compensation

Independent Director RSU Awards

On December 5, 2013, our board of directors approved revised compensation for our independent directors. In connection with the revised compensation plan, at each annual meeting of stockholders the independent directors will automatically, upon election, receive an award of restricted stock units (“RSUs”) with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share as of the end of the day of the annual meeting. RSUs granted under this plan are measured at fair value on the grant date and amortized to compensation expense on a straight-line basis over the service period after which the awards fully vest. Such expense is included in “general and administrative expenses” in our Consolidated Statements of Income. The fair value of these awards is measured at our NAV per share. RSUs awarded to our independent directors vest no later than one year from the date of grant.

Advisor RSU Agreements

We have entered into Restricted Stock Unit Agreements (the “Advisor RSU Agreements”) with our Advisor. The purposes of the Advisor RSU Agreements are to promote an alignment of interests among our stockholders, our Advisor and the personnel of our Advisor and its affiliates, and to promote retention of the personnel of our Advisor and its affiliates. Each restricted stock unit granted pursuant to the Advisor RSU Agreements (the “Company RSU”) will, upon vesting, entitle our Advisor to one Class I share of our common stock. The Advisor is expected to redistribute a significant portion of the Company RSUs and/or shares to senior level employees of our Advisor and its affiliates that provide services to us, although the terms of such redistributions (including the timing, amount and recipients) remain solely in the discretion of our Advisor. The Company RSUs are subject to specified vesting and settlement provisions and, upon settlement in Class I shares of Company common stock, require offsets of advisory fees and expenses otherwise payable from the Company to our Advisor. Each offset amount equals the number of Company RSUs vesting on such date multiplied by the NAV per Class I share publicly disclosed by us as of the end of the grant date. Each offset amount is always calculated based on the grant date NAV per Class I share, even beyond the initial vesting date. At the end of each 12-month period following each vesting date, if the offset amount has not been fully realized by offsets from the cash payments otherwise due and payable to our Advisor under the Advisory Agreement, our Advisor shall promptly pay any shortfall to us.

If our board of directors declares and we pay a cash dividend on Class I shares for any period in which the Company RSUs are outstanding (regardless of whether such Company RSUs are then vested), our Advisor will be entitled to dividend equivalents (“Dividend Equivalents”) with respect to that cash dividend equal to the cash dividends that would have been payable on the same number of Class I shares as the number of Company RSUs subject to the Advisor RSU Agreements had such Class I shares been outstanding during the same portion of such period as the Company RSUs were outstanding. Any such Dividend Equivalents may be paid in cash or Class I shares, at our Advisor’s election. Accordingly, we classify Company RSUs as participating securities because participants receive dividends on unvested shares. We recognize all Company RSUs as outstanding common shares as of the grant date and record unvested dividends as dividends.

Restricted Stock Grants

Effective February 25, 2015 and March 4, 2014, we granted 49,263 and 44,793 restricted shares of Class I common stock, respectively, to certain employees of our Advisor and its affiliates, none of which are our named executive officers. Restricted stock grants are measured at fair value during the service period and recorded to compensation expense over the service period after which the grants fully vest. Such expense is included in “general and administrative expenses” in our Consolidated Statements of Income. The fair value of these awards is measured at our NAV per share as of the date the shares vest. During the years ended December 31, 2015 and 2014, we recorded approximately $188,000 and $125,000 within “general and administrative expenses” in our Consolidated Statements of Income, respectively. Our restricted stock generally vests ratably over a period of three to four years.

Dealer Manager and Distribution Fees

Dividend Capital Securities LLC, which we refer to as our “Dealer Manager,” distributes the shares of our common stock in our public offering on a “best efforts” basis. Our Dealer Manager coordinates our distribution effort and manages our relationships with participating broker-dealers and financial advisors and provides assistance in connection with compliance matters relating to marketing our public offering. Among other fees, we pay our Dealer Manager (i) a dealer manager fee which accrues daily in an amount equal to 1/365th of 0.6% of our NAV per share of Class A and Class W shares outstanding and an amount equal to 1/365th of 0.1% of our NAV per share of Class I shares outstanding on such day on a continuous basis, and (ii) a distribution fee which accrues daily in an amount equal to 1/365th of 0.5% of our NAV per share of Class A shares outstanding on such day on a continuous basis. We cease paying the dealer manager fee and distribution fee with respect to shares sold in the offering on the earlier to occur of the following: (i) a listing of the class of such shares on a national securities exchange, (ii) following the completion of an offering, total underwriting compensation in the offering equaling 10% of the gross proceeds from the primary portion of the respective offering, or (iii) such shares no longer being outstanding.

We account for these dealer manager and distribution fees as a reduction in proceeds received from the sale of common stock. We recognize our obligation to pay such fees on a periodic basis, along with a corresponding reduction against the proceeds raised, as such fees become payable to our dealer manager pursuant to the terms of the dealer manager agreement. We record the net proceeds raised from the sale of common stock as equity as we sells such shares. However, we record the corresponding reduction to capital as dealer manager and distribution fees become contractually due to our Dealer Manager pursuant to the terms of the dealer manager agreement. The payment of dealer manager and distribution fees may extend several years after the sale of the related shares of common stock. See Note 11 for further discussion of dealer manager and distribution fees.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the periods they are determined to be necessary.

New Accounting Pronouncements

In January 2016, the FASB issued Accounting Standards Update 2016-01, which changes the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. The FASB also clarifies the guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The guidance will be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. The guidance should be applied prospectively. Earlier application is permitted regarding the guidance on the presentation of the change in fair value of financial liabilities under the fair value option for financial statements that have not been issued. We do not anticipate the adoption will have a significant impact on our consolidated financial statements.

In September 2015, the FASB issued Accounting Standards Update 2015-16, which simplifies the accounting for adjustments made to provisional amounts recognized in a business combination. The guidance eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Instead, the guidance requires that an acquirer recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The guidance will be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2015. The guidance should be applied prospectively to adjustments to provisional amounts that occur after the effective date with earlier application permitted for financial statements that have not been issued. We do not anticipate the adoption will have a significant impact on our consolidated financial statements.

In August 2015 and April 2015, the FASB issued Accounting Standards Update 2015-15 (“ASU 2015-15”) and Accounting Standards Update 2015-03 (“ASU 2015-03”), respectively, which simplify the presentation of debt issuance costs and clarify the guidance for presenting and measuring debt issuance costs related to line-of-credit arrangements. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-15 permits an entity to defer and present debt issuance costs as an asset and subsequently amortize the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The recognition and measurement guidance for debt issuance costs is not affected by the guidance. Both ASU 2015-03 and ASU 2015-15 are effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2015 and will require retrospective application. Early adoption is permitted for financial statements that have not been previously issued. We do not anticipate the adoption will have a significant impact on our consolidated financial statements.

In June 2015, the FASB issued Accounting Standards Update 2015-10 (“ASU 2015-10”), which (i) made technical corrections and improvements to ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), which became effective upon the issuance of ASU 2015-10, and (ii) made technical corrections and improvements to ASC Topic 820, Fair Value Measurement and Disclosures (“ASC Topic 820”), which is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2015, with early adoption permitted, including adoption in an interim period. We do not anticipate the adoption will have a significant impact on our consolidated financial statements.

In February 2015, the FASB issued Accounting Standards Update 2015-02 (“ASU 2015-02”), Amendments to the Consolidation Analysis, which improves targeted areas of the consolidation guidance and reduces the number of consolidation models. The amendments in ASU 2015-02 are effective for annual and interim periods in fiscal years beginning after December 15, 2015, with early adoption permitted. We are currently evaluating the effect the guidance will have on our consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update 2014-09 (“ASU 2014-09”), which provides new guidance outlining a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers that supersedes most current revenue recognition guidance. This guidance requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, this guidance expands related disclosure requirements. The new guidance specifically excludes revenue associated with lease contracts. In June 2015, the FASB agreed to defer the effective date of this guidance for a year from the original effective date outlined in ASU 2014-09, and as a result, the guidance will be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017 and will require full or modified retrospective application. Early adoption is permitted for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. We do not anticipate the adoption will have a significant impact on our consolidated financial statements.

3. INVESTMENTS IN REAL PROPERTY

Currently, our consolidated investments in real property consist of investments in office, industrial and retail properties. The following tables summarize our consolidated investments in real property as of December 31, 2015 and 2014 (amounts in thousands):

Real Property	Land	Building and Improvements	Intangible Lease Assets	Total Investment Amount	Intangible Lease Liabilities	Net Investment Amount
As of December 31, 2015:
Office	$203,889	$833,655	$310,629	$1,348,173	$(18,923)	$1,329,250
Industrial	9,572	65,307	16,436	91,315	(344)	90,971
Retail	260,761	570,700	109,225	940,686	(74,282)	866,404
Total gross book value	474,222	1,469,662	436,290	2,380,174	(93,549)	2,286,625
Accumulated depreciation/amortization	—	(208,281)	(297,676)	(505,957)	29,675	(476,282)
Total net book value	$474,222	$1,261,381	$138,614	$1,874,217	$(63,874)	$1,810,343
As of December 31, 2014:
Office (1)	$238,505	$818,659	$359,057	$1,416,221	$(21,535)	$1,394,686
Industrial	25,502	193,878	48,421	267,801	(41,011)	226,790
Retail	237,605	464,479	86,820	788,904	(62,292)	726,612
Total gross book value	501,612	1,477,016	494,298	2,472,926	(124,838)	2,348,088
Accumulated depreciation/amortization	—	(204,165)	(319,081)	(523,246)	38,595	(484,651)
Total net book value	$501,612	$1,272,851	$175,217	$1,949,680	$(86,243)	$1,863,437

(1)	Includes $4.1 million in land, $19.3 million in building and improvements, and $7.0 million in intangible lease assets before accumulated depreciation of $10.2 million, related to an office property classified as held for sale in the accompanying balance sheet as of December 31, 2014.

Acquisitions

The following table summarizes our acquisitions of real properties during the year ended December 31, 2015 (dollar amounts and square footage in thousands):

Real Property	Property Type	Market	Number of Properties	Date of Acquisition	Acquired Ownership	Contract Price	Net Rentable Square Feet	Percent Leased at Acquisition
Bank of America Tower	Office	South Florida	1	12/11/15	100%	$35,750	110	87%
Yale Village	Retail	Tulsa, OK	1	12/9/15	100%	31,800	101	100%
Chester Springs	Retail	Northern New Jersey	1	10/8/15	100%	53,781	223	95%
Venture Corporate Center	Office	South Florida	1	8/6/15	100%	45,750	253	97%
Shenandoah	Retail	South Florida	1	8/6/15	100%	32,670	124	100%
City View	Office	Austin, TX	1	4/24/15	100%	68,750	274	99%
South Cape	Retail	Greater Boston (1)	1	3/18/15	100%	35,450	143	92%
Rialto	Office	Austin, TX	1	1/15/15	100%	37,300	155	94%
Total 2015 real property acquisitions			8			$341,251	1,383	96%

(1)	Our Greater Boston market comprises the greater metro area around Boston, MA. As of December 31, 2015, properties in our Greater Boston market are located in the following states: Massachusetts, Connecticut, New Hampshire, and Rhode Island.

The following table summarizes the allocations of the fair value of the real properties we acquired during the year ended December 31, 2015 to land, building and improvements, intangible lease assets, intangible lease liabilities, and mark-to-market adjustment on assumed debt (dollar amounts in thousands). We have not made any material adjustments related to these allocations.

									Weighted-Average Amortization Period (Years)
Real Property	Land	Building and Improvements	Intangible Lease Assets	Intangible Lease Liabilities	Mark-to-Market Adjustment on Assumed Debt	Total Fair Value	Prorations and Credits	Contract Price	Intangible Lease Assets	Intangible Lease Liabilities
Bank of America Tower	$5,030	$25,202	$5,715	$(337)	$—	$35,610	$140	$35,750	6.6	6.1
Yale Village	3,492	23,750	6,905	(2,347)	—	31,800	—	31,800	14.8	24.3
Chester Springs	7,376	43,892	7,263	(4,750)	—	53,781	—	53,781	4.8	19.0
Venture Corporate Center	12,047	22,183	11,968	(798)	—	45,400	350	45,750	6.3	6.1
Shenandoah	10,501	22,959	4,438	(4,294)	(934)	32,670	—	32,670	13.0	18.9
City View	4,606	55,868	9,382	(1,543)	—	68,313	437	68,750	4.5	3.9
South Cape	9,936	22,877	4,675	(2,038)	—	35,450	—	35,450	7.9	23.8
Rialto	5,094	26,740	5,751	(447)	—	37,138	162	37,300	5.2	2.7
Total	$58,082	$243,471	$56,097	$(16,554)	$(934)	$340,162	$1,089	$341,251

Pro Forma Financial Information (Unaudited)

The table below includes the following for the years ended December 31, 2015 and 2014: (i) actual selected financial information for the 2015 acquisitions included in our consolidated statements of income; and (ii) pro forma selected financial information reflecting the 2015 acquisitions, as if the date of each acquisition had been January 1, 2014. The pro forma financial information is not intended to represent or be indicative of the Company’s consolidated financial results that would have been reported had the acquisitions been completed at the beginning of the comparable prior period presented and should not be taken as indicative of its future consolidated financial results (dollar amounts in thousands).

	For the Year Ended December 31,
	2015	2014
Actual:
Total revenues	$18,487	$—
Total rental expenses	6,687	—
NOI (1)	11,800	—
Net income before real estate depreciation and amortization expense	9,263	—
Real estate depreciation and amortization expense	9,534	—
Net loss	(271)	—

Pro Forma:
Total revenues (2)	$260,553	$265,069
Total rental expenses	72,345	63,891
NOI (1)	188,208	201,178
Net income before real estate depreciation and amortization expense	238,877	139,480
Real estate depreciation and amortization expense	103,082	109,038
Net income (3)	135,795	30,442

(1)	For a discussion as to why we view NOI to be an appropriate supplemental performance measure and a reconciliation to GAAP net income, refer to Note 13.
(2)	The pro forma total revenues were adjusted to include incremental revenue of approximately $35.4 million and $33.5 million in relation to the 2015 acquisitions for the years ended December 31, 2015 and 2014, respectively.
(3)	Acquisition-related expenses of approximately $2.4 million in relation to our 2015 acquisitions were excluded from the pro forma net income for the year ended December 31, 2015 and included in the pro forma net income for the year ended December 31, 2014, as if these expenses had been incurred as of January 1, 2014.

Dispositions

On March 11, 2015, we completed the sale of a portfolio of 12 wholly owned office and industrial properties comprising approximately 2.7 million net rentable square feet (the “Portfolio”) to an unrelated third party, for a gross sales price of approximately $398.6 million. We incurred closing costs and fees of approximately $7.8 million upon the closing of this transaction, including approximately $4.0 million in advisory fees related to the disposition of real property paid to our Advisor. See Note 5 for information regarding financing related to the disposition of the Portfolio.

For the years ended December 31, 2015, 2014, and 2013, our consolidated statements of income include approximately $6.2 million, $33.7 million, and $34.2 million of aggregate revenue attributable to the Portfolio, respectively, and approximately $6.1 million, $33.1 million and $33.4 million of NOI attributable to the Portfolio, respectively.

During 2015, 2014, and 2013 we disposed of the following properties (dollar amounts and square footage in thousands):

Property Type	Market	Ownership	Net Rentable Square Feet	Percentage Leased	Disposition Date	Contract Sales Price	Gain (loss) on Sale
2015 Dispositions:
Retail	Greater Boston	100%	11	100%	12/18/15	$1,625	$14
Office	Silicon Valley, CA	100%	53	100%	12/14/15	16,750	970
Land Parcel	Denver, CO	100%	N/A	N/A	8/12/15	7,577	1,701
Office	Los Angeles, CA	100%	111	0%	7/20/15	12,549	2,866
Retail	Pittsburgh, PA	100%	103	93%	5/5/15	12,500	—
Office and Industrial Portfolio (1)	Various (1)	100%	2,669	100%	3/11/15	398,635	105,542
Office	Dallas, TX	100%	177	88%	1/16/15	46,600	23,125
Total 2015 real property dispositions			3,124	95%		$496,236	$134,218
2014 Dispositions:
Office	Denver, CO	100%	138	100%	11/7/14	$9,100	$4,032
Industrial (2)	Silicon Valley, CA	100%	177	41%	10/15/14	13,579	—
Office	East Bay, CA	100%	60	0%	6/13/14	5,700	2,755
Land Parcel	Denver, CO	100%	N/A	N/A	4/14/14	780	93
Office	Little Rock, AR	100%	102	100%	2/25/14	19,550	1,350
Retail	Greater Boston	100%	110	0%	2/18/14	6,750	2,276
Industrial Portfolio	Various (3)	93%	3,387	99%	1/22/14	175,000	29,545
Total 2014 real property dispositions			3,974	93%		$230,459	$40,051
2013 Dispositions:
Office	Chicago, IL	100%	100	100%	10/15/13	$18,000	$5,580
Office	Denver, CO	100%	133	98%	9/13/13	58,100	10,233
Office	Denver, CO	100%	257	100%	7/31/13	71,000	35,371
Office	Greater Boston	100%	132	100%	6/6/13	25,500	6,734
Office (4)	Dallas, TX	100%	1,509	66%	5/31/13	122,231	15,462
Industrial Portfolio	Various (5)	96%	1,918	98%	5/10/13	85,935	(311)
Office	Dallas, TX	100%	62	100%	1/13/13	8,500	1,217
Total 2013 real property dispositions			4,111	86%		$389,266	$74,286

(1)	The Portfolio includes (i) six office properties comprising 1.1 million net rentable square feet located in the following markets: Los Angeles, CA (three properties, of which one disposed property was a single building from a two-building office property), Northern New Jersey, Miami, FL, and Dallas, TX, and (ii) six industrial properties comprising 1.6 million net rentable square feet located in the following markets: Los Angeles, CA, Dallas, TX, Cleveland, OH, Chicago, IL, Houston, TX, and Denver, CO.
(2)	On October 15, 2014, we disposed of a wholly owned industrial property comprising approximately 177,000 net rentable square feet in three buildings located in the Silicon Valley, CA market (“Lundy”). At the time of the disposition, the property had a net investment amount of approximately $13.1 million (after a $2.6 million impairment charge which we recorded during the fourth quarter of 2013). The property was transferred to the lender through a foreclosure sale which extinguished amounts due, including related principal of $13.6 million.
(3)	Industrial portfolio included 12 properties located in the following markets: Atlanta, GA, Central Pennsylvania, Cincinnati, OH, Columbus, OH, Dallas, TX, Indianapolis, IN, and Minneapolis/St. Paul, MN.
(4)	During the year ended December 31, 2012, we became the 100% owner of the titleholder of a 1.5 million square foot office property in the Dallas, TX market (“Comerica Bank Tower”), as the result of our foreclosure of a non-performing mezzanine loan for which such ownership interest had served as collateral. Comerica Bank Tower was subject to a mortgage note with a principal balance of $179.8 million as of the acquisition date bearing interest at 5.8%, which would have matured in January 2017. On September 10, 2012, we were notified that a receiver (the “Receiver”) had been appointed for the Comerica Bank Tower. As of March 31, 2013, the unpaid principal balance of this mortgage note was $177.4 million. On May 31, 2013, Comerica Bank Tower was sold by the Receiver pursuant to court order to a purchaser unaffiliated with us. Because of the outstanding principal balance of the mortgage note, we did not receive any proceeds from the sale of Comerica Bank Tower.
(5)	Industrial portfolio included seven properties located in the following markets: Philadelphia, PA, Sacramento, CA, Central Pennsylvania, Charlotte, NC, Atlanta, GA, and Chicago, IL.

Assets Held for Sale

We did not have any assets or related liabilities classified as held for sale as of December 31, 2015. As of December 31, 2014, we had agreed to dispose of a wholly owned office property comprising approximately 177,000 net rentable square feet in the Dallas, TX market to an unrelated third party. Accordingly, the assets and liabilities related to this property are classified as held for sale in the accompanying balance sheet as of December 31, 2014. We sold the property on January 16, 2015. The following table summarizes the carrying amounts of the major classes of assets and liabilities classified as held for sale as of December 31, 2014 (amounts in thousands):

As of December 31, 2014
Land	$4,075
Building and improvements	19,337
Intangible lease assets	7,005
Accumulated depreciation	(10,163)
Other assets, net	1,673
Assets held for sale	$21,927
Other liabilities	1,880
Liabilities related to assets held for sale	$1,880

Discontinued Operations

We present the results of operations and the respective aggregate net gains (losses) of any property or group of properties that were disposed or classified as held for sale as of December 31, 2013, when the operations and cash flows have been (or will be) eliminated from our ongoing operations and we will not have any significant continuing involvement as discontinued operations in our accompanying statements of income. Beginning with the year ended December 31, 2014, as the result of adopting Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, issued by the FASB in April 2014, we present the results of operations and the respective aggregate net gains (losses) of any property or group of properties, the disposal of which would represent a strategic shift that has (or will have) a major effect on our operations and financial results, when such property (or group of properties) have been disposed of or classified as held for sale, as discontinued operations in our accompanying statements of income. Properties sold or classified as held for sale after December 31, 2013 are not classified as discontinued operations unless the sale or classification as held for sale meets the new accounting requirements.

We did not have any discontinued operations for the year ended December 31, 2015. Discontinued operations for the year ended December 31, 2014 include the results of operations and net gain on the disposition of 12 properties classified as held for sale as of December 31, 2013. Discontinued operations for the year ended December 31, 2013 include (i) the results of operations of the 13 properties disposed of during the year ended December 31, 2013, (ii) the results of operations of the 12 properties classified as held for sale as of December 31, 2013 and subsequently disposed of, and (iii) the aggregate net gain on dispositions recorded during the year ended December 31, 2013. The following table summarizes amounts recorded as discontinued operations for the years ended December 31, 2014 and 2013 (amounts in thousands):

	For the Year Ended December 31,
	2014	2013
Revenues	$969	$39,023
Rental expense	(340)	(14,020)
Real estate depreciation and amortization expense	—	(21,017)
Interest expense	(296)	(12,662)
Other expenses	(8)	(56)
Income (loss) from discontinued operations	325	(8,732)
Gain (Loss) on disposition	29,679	74,286
Discontinued operations	30,004	65,554
Discontinued operations attributable to noncontrolling interests	(4,462)	(4,560)
Discontinued operations attributable to common stockholders	$25,542	$60,994

Real Property Impairment

During the year ended December 31, 2015, we recorded a $6.5 million impairment charge related to a consolidated office property located in the Chicago, IL market, which we acquired in February 2007 and we hold through a joint venture in which we are not the managing partner. We have an 80% ownership interest in the office property. During the year ended December, 31, 2015, we began to consider possible disposition opportunities for this property. Such disposition opportunities caused us to significantly reduce our estimated holding period for this property. We recorded an impairment charge to reduce the net book value of the property to our estimate of its fair value. In addition, during the year ended December 31, 2015, we recorded approximately $1.6 million of impairment charges related to a wholly owned retail property that we acquired in May 2007 in the Pittsburgh, PA market, which was disposed of in May 2015 (“Mt. Nebo”). Mt. Nebo served as collateral for a cross-collateralized senior mortgage note that is also secured by two other retail properties. Prior to the disposition, the net book value of Mt. Nebo exceeded the contract sales price less the cost to sell by approximately $1.6 million. Accordingly, we recorded an impairment to reduce the net book value of the property to our estimate of its fair value less the cost to sell.

During the year ended December 31, 2014, we recorded a $9.5 million impairment related to Mt. Nebo. During the year ended December 31, 2014, we began to consider possible disposition opportunities for this property. Such disposition opportunities caused us to significantly reduce our estimated holding period for this property. As a result of our review and based on our estimate of future cash flow and fair value of the retail property, we recognized the impairment charge to adjust the carrying value to our estimate of fair value as of December 31, 2014.

During the year ended December 31, 2013, we recorded approximately a $2.6 million impairment charge related to a wholly-owned industrial property that we acquired in September 2006 in the Silicon Valley, CA market, which was disposed of in October 2014. During the year ended December 31, 2013, we determined that this industrial property was unlikely to generate cash flows during our estimated investment period sufficient to recover our net book basis as of December 31, 2013. The primary factor leading to this determination was our determination that the market rental rate we could obtain, and the low demand for industrial space in the particular sub market in which the building was located, did not support our recorded carrying value. As a result of our review and based on our estimate of future cash flow and fair value of the office property, we recognized the impairment charge to adjust the carrying value to our estimate of fair value as of December 31, 2013.

In the calculation of our daily NAV, our real estate assets are carried at fair value using valuation methodologies consistent with ASC Topic 820. As a result, the timing of valuation changes recorded in our NAV will not necessarily be the same as for impairment charges recorded to our consolidated financial statements prepared pursuant to GAAP. Since we determine our NAV daily, impairment charges pursuant to GAAP will likely always be delayed and potentially significantly delayed compared to the change in fair value of our properties included in the calculation of our daily NAV.

Future Minimum Rentals

Future minimum rentals to be received under non-cancelable operating and ground leases in effect as of December 31, 2015, are as follows (amounts in thousands):

For the Year Ended December 31,	Future Minimum Rentals
2016	$183,489
2017	141,830
2018	118,680
2019	103,909
2020	72,457
Thereafter	191,084
Total	$811,449

The table above does not reflect future rental revenues from the potential renewal or replacement of existing and future leases and excludes property operating expense reimbursements and assumes no early termination of leases.

Concentration of Credit Risk

Concentration of credit risk with respect to our sources of revenue currently exists due to a number of tenants whose rental payments to us make up a relatively high percentage of our rental revenue. Rental revenue from our lease with Charles Schwab & Co., Inc., as master tenant of one of our office properties, represented approximately $25.9 million, or 11.5%, of our total revenue from continuing operations for the year ended December 31, 2015. The following is a summary of amounts related to the top five tenants based on annualized base rent, as of December 31, 2015 (dollar amounts and square feet in thousands):

Tenant	Locations	Industry	Annualized Base Rent (1)	% of Total Annualized Base Rent	Square Feet	% of Total Portfolio Square Feet
Charles Schwab & Co., Inc.	2	Securities, Commodities, Fin. Inv./Rel. Activities	$23,408	12.8%	602	6.6%
Sybase	1	Publishing Information (except Internet)	18,692	10.3%	405	4.5%
Northrop Grumman (2)	1	Professional, Scientific and Technical Services	15,901	8.7%	575	6.3%
Stop & Shop	16	Food and Beverage Stores	14,983	8.2%	911	10.1%
Novo Nordisk	1	Chemical Manufacturing	4,535	2.5%	167	1.8%
	21		$77,519	42.5%	2,660	29.3%

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of December 31, 2015.
(2)	Northrop Grumman exercised a purchase option to acquire the office property that they leased from us on February 18, 2016. As a result, Northrop Grumman is no longer our tenant. Prior to acquiring this property from us, Northrop Grumman’s lease would have expired in 2016. For a more detailed discussion of the purchase option and the related property disposition, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Subsequent Events” of this Annual Report on Form 10-K.

Our properties in Massachusetts, New Jersey, California, and Texas accounted for approximately 18%, 18%, 13%, and 11%, respectively, of our total gross investment in real property portfolio as of December 31, 2015. A deterioration of general economic or other relevant conditions, changes in governmental laws and regulations, acts of nature, demographics or other factors in any of those states or the geographical region in which they are located could result in the loss of a tenant, a decrease in the demand for our properties and a decrease in our revenues from those markets, which in turn may have a disproportionate and material adverse effect on our results of operations and financial condition.

Third Party Purchase Options

“Harborside,” an office property located in Northern New Jersey, was subject to a purchase option held by a third party with an exercise price that we estimated to be approximately $239.4 million and an exercise date in May 2016. On August 5, 2015, we paid the option holder approximately $12.0 million to terminate the option. Such payment is included within capital expenditures in real property in the accompanying consolidated statements of cash flows. As a result, the option is no longer outstanding.

“Colshire,” an office property located in the Washington, DC area, was subject to a purchase option held by the tenant, Northrop Grumman, with an exercise price that we estimated to be approximately $158.4 million and an expiration date in March 2016. The tenant exercised the purchase option during January 2016, triggering a sale of the property to Northrop Grumman in February 2016. See “Item 1A. Risk Factors” of this Annual Report on Form 10-K for information regarding the cost basis of this office property as of December 31, 2015 and the NOI of the tenant for the year ended December 31, 2015.

4. DEBT RELATED INVESTMENTS

As of December 31, 2015 and 2014, we had invested in three and 11 debt related investments, respectively. The weighted average maturity of our debt related investments structured as mortgage notes as of December 31, 2015 was 3.3 years, based on our recorded net investments. The following table describes our debt related income for the years ended December 31, 2015, 2014, and 2013 (dollar amounts in thousands):

	For the Year Ended December 31,			Weighted Average Yield as of
Investment Type	2015	2014	2013	December 31, 2015 (1)
Mortgage notes (2)	$5,136	$4,521	$8,726	6.1%
B-notes	—	—	51	N/A
Mezzanine debt (3)	1,786	2,875	1,672	N/A
Total	$6,922	$7,396	$10,449	6.1%

(1)	Weighted average yield is calculated on an unlevered basis using the amount invested, current interest rates and accretion of premiums or discounts realized upon the initial investment for each investment type as of December 31, 2015. As of December 31, 2015, all of our debt related investments bear interest at fixed rates.
(2)	Six, three and four of our debt related investments structured as mortgage notes were repaid in full during the years ended December 31, 2015, 2014 and 2013, respectively. Amounts recorded include early repayment fees received and accelerated amortization of origination fees offset by accelerated amortization of deferred due diligence costs related to certain of these repayments.
(3)	Our debt related investment structured as a mezzanine loan was repaid in full during the year ended December 31, 2015. During the year ended December 31, 2015, amounts recorded were offset by accelerated amortization of deferred due diligence costs.

The following table describes our debt related investment activity for the years ended December 31, 2015 and 2014 (amounts in thousands).

	Year Ended December 31,
	2015	2014
Investment in Debt Related Investments:
Balance at January 1,	$94,951	$123,935
Investments (1)	3,465	2,924
Principal repayments	(82,417)	(31,177)
Amortization of deferred fees, costs, and discounts/premiums	(277)	(731)
Balance at December 31,	$15,722	$94,951

(1)	Investments include approximately $2.0 million and $2.9 million of accrued interest that was capitalized into the principal balance of our mezzanine debt investment during the years ended December 31, 2015 and 2014, respectively.

Debt Related Investment and Repayment Activity

As of December 31, 2015, all of our debt related investments required both interest and principal payments on a monthly basis. We did not have any debt related investment that was subject to delinquent principal or interest payments. We are the senior lender in all of our debt related investments with respect to the underlying collateral. The following table summarizes our debt related investments as of December 31, 2015 (dollar amounts in thousands).

Description	Region	Interest Rate Fixed or Variable	Interest Rate as of December 31, 2015	Maturity Date	Face Amount of Debt (1)	Amount of Debt Related Investments
Mortgage note	Northeast	Fixed	6.2%	11/1/17	$3,691	$3,721
Mortgage note	Southeast	Fixed	7.0%	3/1/19	8,729	8,827
Mortgage note	Mountain	Fixed	5.2%	3/1/21	3,189	3,174
Total/weighted average			6.4%		$15,609	$15,722

(1)	Reflects the principal amount of the debt investment outstanding, which is net of principal repayments.

Impairment

As of December 31, 2014, we had one impaired debt related investment with an unpaid principal balance of approximately $3.0 million, for which we have a full valuation allowance. Based on our review during the year ended December 31, 2015, we determined that the impaired debt related investment did not have any value and therefore we recorded a direct write-off of the allowance for loan loss of $3.0 million.

We did not have any debt related investments on non-accrual status as of December 31, 2015. We had one B-note debt related investment on non-accrual status as of December 31, 2014. We had recorded a complete allowance for loan loss related to the debt related investment on non-accrual status as of December 31, 2014 and have recorded a direct write-off of the full amount of the allowance for loan loss during the year ended December 31, 2015.

We did not record any interest income related to our impaired debt related investment during the years ended December 31, 2015 or 2014. During the year ended December 31, 2013, we recorded interest income of approximately $51,000 from our impaired debt related investments, which had an average recorded investment amount of approximately $6.1 million over that period.

5. DEBT OBLIGATIONS

The following table describes our borrowings as of December 31, 2015 and 2014 (dollar amounts in thousands):

	Weighted Average Stated Interest Rate as of December 31,		Outstanding Balance as of December 31, (1)		Gross Investment Amount Securing Borrowings as of December 31, (2)
	2015	2014	2015	2014	2015	2014
Fixed-rate mortgages	5.6%	5.8%	$579,196	$807,994	$1,016,560	$1,625,637
Floating-rate mortgages (3)	3.4%	3.2%	7,890	8,250	16,618	16,118
Total mortgage notes	5.5%	5.8%	587,086	816,244	1,033,178	1,641,755
Repurchase facilities (4)	N/A	2.8%	—	37,023	—	51,156
Total secured borrowings	5.5%	5.6%	587,086	853,267	1,033,178	1,692,911
Line of credit (5)	1.9%	2.6%	167,000	75,000	N/A	N/A
Term loans (6)	2.6%	2.7%	350,000	270,000	N/A	N/A
Total unsecured borrowings	2.4%	2.7%	517,000	345,000	N/A	N/A
Total borrowings	4.1%	4.8%	$1,104,086	$1,198,267	N/A	N/A

(1)	Amounts are net of (i) unamortized premiums to the face value of our outstanding fixed-rate mortgages of $1.3 million and $2.0 million as of December 31, 2015 and 2014, respectively, and (ii) GAAP principal amortization related to troubled debt restructurings of $3.1 million and $2.3 million as of December 31, 2015 and 2014, respectively.
(2)	“Gross Investment Amount” as used here and throughout this document represents the allocated gross basis of real property and debt related investments, after certain adjustments. Gross Investment Amount for real property (i) includes the effect of intangible lease liabilities, (ii) excludes accumulated depreciation and amortization, and (iii) includes the impact of impairments. Amounts reported for debt related investments represent our net accounting basis of the debt investments, which includes (i) unpaid principal balances, (ii) unamortized discounts, premiums, and deferred charges, and (iii) allowances for loan loss.
(3)	As of December 31, 2015 and 2014, our floating-rate mortgage note was subject to an interest rate spread of 3.00% over one-month LIBOR.
(4)	As of December 31, 2014, borrowings under our repurchase facility were subject to interest at a floating rate of 2.25% over one-month LIBOR. However, we had effectively fixed the interest rate of the borrowings using interest rate swaps at 2.84% for the term of the borrowings.
(5)	As of December 31, 2015 and 2014, borrowings under our line of credit were subject to interest at a floating rate of 1.40% and 1.75%, respectively, over one-month LIBOR. However, as of December 31, 2015, we had effectively fixed the interest rate of approximately $25.4 million of the total of $167.0 million in borrowings using interest rate swaps, resulting in a weighted average interest rate on the total line of credit of 1.88%. As of December 31, 2014, we had effectively fixed the interest rate of approximately $30.0 million of the total of $75.0 million in borrowings using interest rate swaps, resulting in a weighted average interest rate on the total line of credit of 2.56%.
(6)	As of December 31, 2015 and 2014, borrowings under our term loans were subject to interest at weighted average floating rates of 1.52% and 1.70%, respectively, over one-month LIBOR. However, we had effectively fixed the interest rates of the borrowings using interest rate swaps at 2.59% and 2.69% as of December 31, 2015 and 2014, respectively.

As of December 31, 2015, 10 mortgage notes were interest-only and eight mortgage notes were fully amortizing with outstanding principal balances of approximately $343.8 million and $245.0 million, respectively. None of our mortgage notes are recourse to us.

Assumption and Defeasance of Mortgage Note

As discussed in Note 3, we completed the sale of the Portfolio on March 11, 2015. Upon the disposition of the Portfolio, the buyer assumed approximately $128.0 million of a mortgage note borrowing, which is scheduled to mature in July 2020 and bears interest at 5.46%. In addition, we were released of our obligations on $44.8 million of the mortgage note borrowing that was not assumed by the buyer through a defeasance process. Accordingly, we incurred defeasance costs of approximately $8.6 million, which are included within gain on sale of real property in the accompanying statements of income. Upon such defeasance, we derecognized the associated borrowing, which was assumed by an unrelated successor borrower.

Recast of Credit Facility

On January 13, 2015, we amended and restated our $620 million senior unsecured term loan and revolving line of credit (the “Old Facility”) to provide for a $550 million senior unsecured term loan and revolving line of credit (the “Amended Facility”) with a syndicate of 14 lenders led by Bank of America, N.A., as Administrative Agent. The Amended Facility provides us with the ability from time to time to increase the size of the Amended Facility up to a total of $900 million less the amount of any prepayments under the term loan component of the Amended Facility, subject to receipt of lender commitments and other conditions. Because many members of the lending group participated as lenders in the Old Facility, the credit agreement for the Amended Facility is an amended and restated form of the credit agreement for the Old Facility.

The $550 million Amended Facility consists of a $400 million revolving credit facility (the “Revolving Credit Facility”) and a $150 million term loan (the “$150 Million Term Loan”). The Revolving Credit Facility contains a sublimit of $50 million for letters of credit and a sublimit of $50 million for swing line loans. The primary interest rate for the Revolving Credit Facility is based on LIBOR, plus a margin ranging from 1.40% to 2.30%, depending on our consolidated leverage ratio. The maturity date of the Revolving Credit Facility is January 31, 2019 and contains one 12-month extension option that we may exercise upon (i) payment of an extension fee equal to 0.15% of the sum of the amount outstanding under the Revolving Credit Facility and the unused portion of the Revolving Credit Facility at the time of the extension, and (ii) compliance with the other conditions set forth in the credit agreement. The primary interest rate within the $150 Million Term Loan is based on LIBOR, plus a margin ranging from 1.35% to 2.20%, depending on our consolidated leverage ratio. The maturity date of the $150 Million Term Loan is January 31, 2018 and contains two 12-month extension options that we may exercise upon (i) payment of an extension fee equal to 0.125% of the sum of the amount outstanding under the $150 Million Term Loan at the time of each extension, and (ii) compliance with the other conditions set forth in the credit agreement.

Borrowings under the Amended Facility are available for general business purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties. Upon entering into the Amended Facility on January 13, 2015, we borrowed $280 million on the Revolving Credit Facility and $100 million on the $150 Million Term Loan. We primarily used the proceeds from the Amended Facility to repay $380 million of outstanding borrowings under the Old Facility.

Term Loan Credit Agreement

On February 27, 2015, we entered into a $200 million seven-year term loan credit agreement (the “$200 Million Term Loan”) with a syndicate of six lenders led by Wells Fargo Bank, National Association as Administrative Agent and Regions Bank as Syndication Agent. The primary interest rate within the $200 Million Term Loan is based on LIBOR, plus a margin ranging from 1.65% to 2.55%, depending on our consolidated leverage ratio. The maturity date of the $200 Million Term Loan is February 27, 2022 with no extension options.

Borrowings under the $200 Million Term Loan are available for general business purposes including, but not limited to financing the acquisition of permitted investments, including commercial properties.

As of December 31, 2015, we had outstanding borrowings of $167.0 million and $150.0 million, respectively, under the Revolving Credit Facility and $150 Million Term Loan components of the Amended Facility, respectively. As of December 31, 2015, we had outstanding borrowings of $200.0 million under the $200 Million Term Loan. As of December 31, 2015, the unused portion of our Revolving Credit Facility was approximately $230.8 million, all of which was available to us. As of December 31, 2015, we were in compliance with all the debt constraints under our credit facilities. As of December 31, 2014, we had outstanding borrowings of $270.0 million and $75.0 million under the term loan and revolving credit facility components of the Old Facility, respectively. As of December 31, 2014, the unused portion of the revolving credit facility component of the Old Facility was approximately $272.8 million, of which approximately $189.4 million was available for us to borrow due to covenant constraints under the revolving credit facility component of the Old Facility.

Debt Maturities

The following table reflects our contractual debt maturities as of December 31, 2015, specifically our obligations under our mortgage notes and unsecured borrowings (dollar amounts in thousands):

	As of December 31, 2015
	Mortgage Notes		Unsecured Borrowings		Total
Year Ending December 31,	Number of Borrowings Maturing	Outstanding Principal Balance (1)	Number of Borrowings Maturing	Outstanding Principal Balance (2)	Outstanding Principal Balance
2016	7	$286,679	—	$—	$286,679
2017	6	206,660	—	—	206,660
2018	—	1,762	1	150,000	151,762
2019	—	1,869	1	167,000	168,869
2020	—	1,982	—	—	1,982
2021	1	10,825	—	—	10,825
2022	1	1,663	1	200,000	201,663
2023	—	978	—	—	978
2024	—	1,034	—	—	1,034
2025	1	71,094	—	—	71,094
Thereafter	2	4,303	—	—	4,303
Total	18	$588,849	3	$517,000	$1,105,849

(1)	Outstanding principal balance represents expected cash outflows for contractual amortization and scheduled balloon payment maturities and does not include principal amortization of our restructured mortgage note of approximately $3.1 million that does not reduce the contractual amount due of the related mortgage note as of December 31, 2015, partially offset by the mark-to-market adjustment on assumed debt of $1.3 million as of December 31, 2015.
(2)	Unsecured borrowings presented include (i) borrowings under the $150 Million Term Loan of $150.0 million, which were scheduled to mature in 2018, subject to two one-year extension options, (ii) borrowings under the Revolving Credit Facility of $167.0 million, which were scheduled to mature in 2019, subject to a one-year extension option, and (iii) borrowings under the $200 Million Term Loan of $200.0 million which are scheduled to mature in 2022 with no extension options.

6. DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

We maintain risk management control systems to monitor interest rate risk attributable to both our outstanding and forecasted debt obligations. We generally seek to limit the impact of interest rate changes on earnings and cash flows by selectively utilizing derivative instruments to hedge exposures to changes in interest rates on our unsecured floating rate borrowings. While this hedging strategy is designed to minimize the impact on our net income (loss) and cash provided by operating activities from changes in interest rates, the overall returns on our investments may be reduced. Our board of directors has established policies and procedures regarding our use of derivative instruments for hedging or other purposes to achieve these risk management objectives.

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we primarily use interest rate swaps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from counterparties in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amounts. We have entered into and plan to enter into certain interest rate derivatives with the goal of mitigating our exposure to adverse fluctuations in the interest payments on our one-month LIBOR-indexed debt. Certain of our floating rate borrowings are not hedged and therefore, to an extent, we have ongoing exposure to interest rate movements.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges under ASC Topic 815 is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the next 12 months, we estimate that approximately $1.6 million will be reclassified as an increase to interest expense related to active effective hedges of existing floating-rate debt, and we estimate that approximately $1.9 million will be reclassified as an increase to interest expense related to effective forward started interest rate swaps where the hedging instrument has been terminated. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The table below presents a reconciliation of the beginning and ending balances, between December 31, 2014 and December 31, 2015, of our accumulated other comprehensive loss (“OCI”), net of amounts attributable to noncontrolling interests, related to the effective portion of our cash flow hedges as presented on our consolidated financial statements, as well as amounts related to our available-for-sale securities (amounts in thousands):

	(Losses) and Gains on Cash Flow Hedges	Unrealized (Losses) and Gains on Available-For-Sale Securities	Accumulated Other Comprehensive Loss
Beginning balance as of December 31, 2014:	$(9,069)	$(1,051)	$(10,120)
Other comprehensive income:
Amount of loss reclassified from OCI into interest expense (effective portion) (net of tax benefit of $0)	4,820	—	4,820
Change in fair value recognized in OCI (effective portion) (net of tax benefit of $0)	(5,797)	—	(5,797)
Net current-period other comprehensive income	(977)	—	(977)
Attribution of and other adjustments to OCI attributable to noncontrolling interests	79	4	83
Ending balance as of December 31, 2015	$(9,967)	$(1,047)	$(11,014)

Fair Values of Derivative Instruments

The majority of the inputs used to value our derivative instruments fall within Level 2 of the fair value hierarchy. However, the credit valuation adjustments associated with our derivative instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of potential default by us and our counterparties. As of December 31, 2015, we had assessed the significance of the impact of the credit valuation adjustments and had determined that it was not significant to the overall valuation of our derivative instruments. As a result, we have determined that our derivative valuations are classified in Level 2 of the fair value hierarchy.

Designated Derivatives

As of December 31, 2015 and 2014, we had 12 and 11 outstanding interest rate swaps, respectively, that were designated as cash flow hedges of interest rate risk, with a total notional amount of $375.4 million and $339.2 million, respectively. In addition, as of December 31, 2015, we had (i) two interest rate swaps with a total notional amount of $100.0 million that will become effective in December 2016 and mature in January 2020 and (ii) two interest rate swaps with a total notional amount of $100.0 million that will become effective in December 2016 and mature in February 2022, all of which were designated as cash flow hedges of interest rate risk.

The table below presents the gross fair value of our designated derivative financial instruments as well as their classification on our accompanying consolidated balance sheets as of December 31, 2015 and 2014 (amounts in thousands):

		Fair Value of Asset Derivatives as of			Fair Value of Liability Derivatives as of
	Balance Sheet Location	December 31, 2015	December 31, 2014	Balance Sheet Location	December 31, 2015	December 31, 2014
Interest rate contracts	Other assets, net (1)	$197	$543	Other liabilities (1)	$(3,303)	$(907)
Total derivatives		$197	$543		$(3,303)	$(907)

(1)	Although our derivative contracts are subject to master netting arrangements which serve as credit mitigants to both us and our counterparties under certain situations, we do not net our derivative fair values or any existing rights or obligations to cash collateral on the consolidated balance sheets. If we did net our derivative fair values on the consolidated balance sheets, the derivative fair values would be lowered by approximately $157,000 and $24,000 as of December 31, 2015 and 2014, respectively, resulting in net fair values of our asset derivatives of approximately $41,000 and $519,000 as of December 31, 2015 and 2014, respectively, and net fair values of our liability derivatives of approximately $3.1 million and $883,000 as of December 31, 2015 and 2014, respectively.

Non-Designated Derivatives

Derivatives not designated as hedges are not speculative and are used to hedge our exposure to interest rate movements and other identified risks but do not meet hedge accounting requirements. As of December 31, 2015, 2014, and 2013, we did not have any outstanding derivatives that were not designated as hedges.

Effect of Derivative Instruments on the Statements of Comprehensive Income

The table below presents the effect of our derivative financial instruments on our accompanying financial statements for the years ended December 31, 2015, 2014, and 2013 (amounts in thousands):

	For the Year Ended December 31,
	2015	2014	2013
Derivatives Designated as Hedging Instruments
Derivative type	Interest rate contracts	Interest rate contracts	Interest rate contracts
Amount of (loss) gain recognized in OCI (effective portion)	$(5,797)	$(2,370)	$352
Location of loss reclassified from accumulated OCI into income (effective portion)	Interest expense	Interest expense	Interest expense
Amount of loss reclassified from accumulated OCI into income (effective portion)	$4,820	$3,091	$2,726
Location of gain (loss) recognized in income (ineffective portion and amount excluded from effectiveness testing)	Interest and other income (expense)	Interest and other income (expense)	Loss on financing commitments
Amount of gain (loss) recognized in income (ineffective portion and amount excluded from effectiveness testing)	$3	$(1)	$(1,897)

Credit-Risk-Related Contingent Features

We have agreements with certain of our derivative counterparties that contain a provision where we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness. We have agreements with certain other derivative counterparties that contain a provision whereby if we default on any of our indebtedness held by our Operating Partnership, including default where repayment of the indebtedness has not been accelerated by the lender, then we could also be declared in default on our derivative obligations.

As of December 31, 2015, the fair value of derivatives was in a net liability position of approximately $3.1 million, which included accrued interest but excluded any adjustment for nonperformance risk. As of December 31, 2015, we have not posted any collateral related to these agreements. If we had breached any of these provisions at December 31, 2015, we could have been required to settle our obligations under the agreements at their termination value of $3.1 million.

7. FAIR VALUE DISCLOSURES

ASC Topic 820, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

ASC Topic 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liabilities, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The table below presents certain of our assets and liabilities measured at fair value on a recurring basis as of December 31, 2015 and 2014, aggregated by the level in the fair value hierarchy within which those measurements fall as defined above (amounts in thousands). The fair value estimates presented herein are based on information available to management as of December 31, 2015 and December 31, 2014. These estimates are not necessarily indicative of the amounts we could ultimately realize. There were no changes between fair value hierarchy levels during the years ended December 31, 2015 and 2014.

	Level 1	Level 2	Level 3	Total
As of December 31, 2015:
Assets
Real estate securities	$—	$—	$200	$200
Derivative instruments	—	197	—	197
Total assets	$—	$197	$200	$397
Liabilities
Derivative instruments	$—	$(3,303)	$—	$(3,303)
Total liabilities	$—	$(3,303)	$—	$(3,303)
As of December 31, 2014:
Assets
Real estate securities	$—	$—	$200	$200
Derivative instruments	—	543	—	543
Total assets	$—	$543	$200	$743
Liabilities
Derivative instruments	$—	$(907)	$—	$(907)
Total liabilities	$—	$(907)	$—	$(907)

We review our fair value hierarchy classifications on a quarterly basis. Transfers into or out of Level 3 are made if the significant inputs used in measuring the fair values of the assets and liabilities became unobservable or observable, respectively, in the current market environment. When assets and liabilities are transferred between levels, we recognize the transfer at the beginning of the period. The table below presents a reconciliation of the beginning and ending balances of certain of our assets and liabilities having fair value measurements based on significant unobservable inputs (Level 3), and our derivative instruments, between December 31, 2014 and December 31, 2015 (amounts in thousands).

	Real Estate Securities	Derivative Instruments
Beginning balance as of December 31, 2014	$200	$(364)
Total net gains (losses) included in:
Net income (other income and expense)	—	3
Other comprehensive income	—	(5,798)
Total change in fair value	—	(5,795)
Settlements	—	3,053
Transfers in and/or out of Level 3	—	—
Ending balance as of December 31, 2015	$200	$(3,106)

Fair Value Estimates of Derivative Instruments

Currently, we use interest rate swaps to manage our interest rate risk. The valuation of these instruments is determined by a third party valuation specialist using widely accepted valuation techniques, including discounted cash flow analysis of the expected cash flows of each derivative. Management reviews the fair value analyses prepared by the third party valuation specialist which reflect the contractual terms of the derivatives, including the period to maturity, and use observable market-based inputs, including interest rate curves and implied volatilities.

The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of “netting” and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

The majority of the inputs used to value our derivative instruments fall within Level 2 of the fair value hierarchy. However, the credit valuation adjustments associated with our derivative instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of potential default by us and our counterparties. As of December 31, 2015 and December 31, 2014, we had assessed the significance of the impact of the credit valuation adjustments and had determined that it was not significant to the overall valuation of our derivative instruments. As a result, we have determined that all of our derivative valuations are appropriately classified in Level 2 of the fair value hierarchy.

Nonrecurring Fair Value Measurements

During the year ended December 31, 2015, we recognized an impairment loss of $6.5 million related to a consolidated office property in the accompanying consolidated statements of income. We have an 80% ownership interest in the office property. The impairment was based on a reduction of our estimated holding period for this property, triggering impairment recognition with the related fair value measurement based on our estimate of future cash flows from the operation and disposition of this property. We consider the Level 3 inputs used in determining the fair value of this real property investment to be significant. As such, this investment falls under the Level 3 category of the fair value hierarchy. The fair value used in determining impairment for this property was $17.0 million as of December 31, 2015. The key assumption used in determining the fair value of this property is our expectation of the sales price of the property. Our expectation of the sales price was developed based on the valuation provided by a third-party broker quote. In addition, during the year ended December 31, 2015, we recognized an impairment loss of $1.6 million related to a wholly-owned retail property in the accompanying statements of income. The impairment was based on the disposition of this property during the year ended December 31, 2015, triggering impairment recognition with the related fair value measurement based on the contract sales price less selling costs. We consider the Level 3 inputs used in determining the fair value of this real property investment to be significant. As such, this investment falls under the Level 3 category of the fair value hierarchy. The fair value used in determining impairment for this property was $12.5 million at the disposition date. The key assumption used in determining the fair value of this property is our contract sales price of the property less selling costs.

During the year ended December 31, 2014, we recognized an impairment loss of $9.5 million related to a wholly-owned retail property in the accompanying statements of income. The impairment was based on a reduction of our estimated holding period for this property, triggering impairment recognition with the related fair value measurement based on our estimate of future cash flows from the operation and disposition of this property. We consider the Level 3 inputs used in determining the fair value of this real property investment to be significant. As such, this investment falls under the Level 3 category of the fair value hierarchy. The fair value used in determining impairment for this property was $12.5 million as of December 31, 2014. The key assumption used in determining the fair value of this property is our expectation of the sales price of the property less selling costs. Our expectation of the sales price was developed based on the valuation provided by a third-party broker quote.

During the year ended December 31, 2013, we recognized an impairment loss of $2.6 million related to a wholly-owned industrial property in the accompanying statements of income. The impairment was based on a reduction of our estimated holding period for this property, triggering impairment recognition with the related fair value measurement based on our estimate of future cash flows from the operation and disposition of this property. We consider the Level 3 inputs used in determining the fair value of this real property investment to be significant. As such, this investment falls under the Level 3 category of the fair value hierarchy. The fair value used in determining impairment for this property was $14.5 million as of December 31, 2013. The key assumption used in determining the fair value of this property is the discount rate of 8.5%, which was applied to the future cash flows we expect to receive from operating and disposing of the property. Our expectations of the future cash flows are derived from assumptions about market rents, operating expenses, and the terminal value of the property, some of which are developed by a third-party appraisal firm that we engage.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

We are required to disclose an estimate of fair value of our financial instruments for which it is practicable to estimate the value. The fair value of a financial instrument is the amount at which such financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, we derive our estimated fair value using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated cash flows may be subjective and imprecise and changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In that regard, the fair value estimates may not be substantiated by comparison to independent markets, and in many cases, may not be realized in immediate settlement of the instrument.

We use the framework established in ASC Topic 820 to measure the fair value of our financial instruments as disclosed in the table below. The fair values estimated below are indicative of certain interest rate and other assumptions as of December 31, 2015 and 2014, and may not take into consideration the effects of subsequent interest rate or other assumption fluctuations, or changes in the values of underlying collateral. The fair values of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable and accrued expenses approximate their carrying values because of the short-term nature of these instruments.

The following table summarizes the carrying amounts and estimated fair values measured on a nonrecurring basis of our other financial instruments, including instruments classified as held for sale, as of December 31, 2015 and 2014 (amounts in thousands). See Note 7 for a discussion of our assets and liabilities measured at fair value on a recurring basis.

	As of December 31, 2015		As of December 31, 2014
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Fixed-rate debt related investments, net	$15,722	$16,526	$69,889	$71,770
Floating-rate debt related investments, net	—	—	25,062	25,157
Liabilities:
Fixed-rate mortgage notes carried at amortized cost	$579,196	$576,432	$807,994	$848,045
Floating-rate mortgage notes	7,890	7,883	8,250	8,249
Floating-rate other secured borrowings	—	—	37,023	37,023
Floating-rate unsecured borrowings	517,000	517,000	345,000	347,235

The methodologies used and key assumptions made to estimate fair values of the financial instruments, other than derivatives disclosed in Note 6, described in the above table are as follows:

Debt Related Investments—The fair value of our performing debt related investments are estimated using a discounted cash flow methodology. This method discounts estimated future cash flows using rates management determines best reflect current market interest rates that would be offered for loans with similar characteristics and credit quality. Credit spreads and market interest rates used to determine the fair value of these instruments are based on unobservable Level 3 inputs which management has determined to be its best estimate of current market values.

Mortgage Notes and Other Borrowings—The fair value of our mortgage notes and other borrowings are estimated using a discounted cash flow analysis, based on our estimate of market interest rates. Credit spreads relating to the underlying instruments are based on unobservable Level 3 inputs, which we have determined to be our best estimate of current market spreads of similar instruments.

9. NONCONTROLLING INTERESTS

Our noncontrolling interests consist of two components: (i) OP Units held by third parties and (ii) joint venture partnership interests held by our partners. The following table summarizes changes to noncontrolling interest balances between December 31, 2014 and December 31, 2015 in terms of cumulative contributions, distributions and cumulative allocations of net income (loss) and redemptions and buyouts of the interests (amounts in thousands).

	OP Units	Joint Venture Partner Interests	Noncontrolling Interests
Beginning balance as of December 31, 2014:	$77,080	$2,583	$79,663
Comprehensive Income and Loss
Net income (loss)	8,631	(1,227)	7,404
Unrealized change from cash flow hedging derivatives	(55)	—	(55)
Contributions, Distributions and Redemptions
Contributions from noncontrolling interest holders	16,217	1,120	17,337
Distributions to noncontrolling interest holders	(4,625)	(64)	(4,689)
Redemption and buyout of noncontrolling interests, net	(2,514)	—	(2,514)
Ending balance as of December 31, 2015	$94,734	$2,412	$97,146

OP Units

Securities that are redeemable for cash or other assets at the option of the holder, not solely within the control of the issuer, are classified as redeemable noncontrolling interests outside of permanent equity in our accompanying balance sheets. We have evaluated our ability to deliver shares of common stock to satisfy redemption requests from holders of our OP Units and we have concluded that we have the right to satisfy the redemption requirements of holders of our OP Units by delivering unregistered shares of our common stock. Each outstanding OP Unit is exchangeable for one share of our common stock, and the OP Unit holder cannot require redemption in cash or other assets. As a result, we classify our OP Units held by third parties as noncontrolling interests.

We are the sole general partner of our Operating Partnership and currently own, in our capacity as the general partner, 200 OP Units for which we contributed $2,000. Subsequent to that initial investment, we have contributed 100% of the proceeds received from our offerings of common stock to our Operating Partnership in exchange for OP Units representing our interest as a limited partner of the Operating Partnership. As of December 31, 2015 and 2014, we owned approximately 92.8% and 93.6% of the outstanding limited partnership interests in our Operating Partnership, respectively, and the remaining limited partnership interests in our Operating Partnership were owned by third-party investors.

Our Operating Partnership has classes of OP Units that correspond to our four classes of common stock: Class E OP Units, Class A OP Units, Class W OP Units and Class I OP Units. After a period of one year from the date of issuance, holders of Class E OP Units (other than us) may request the Operating Partnership to redeem their Class E OP Units. We have the option of redeeming the Class E OP Units with cash for an amount based on our NAV per share as of the effective date of the redemption, shares of our common stock on a one-for-one basis, or with a combination of cash and Class E shares of common stock. We did not issue any Class E shares pursuant to this option during 2015 or 2014. During the years ended December 31, 2015 and 2014, we redeemed approximately 360,000 and 1.1 million Class E OP Units for approximately $2.7 million and $7.9 million in cash, respectively.

As of December 31, 2015 and 2014, our Operating Partnership had issued and outstanding approximately 12.8 million and 12.1 million Class E OP Units, respectively, to third-party investors in connection with its private placement offerings. Such units had a maximum approximate redemption value of $95.6 million and $87.0 million, as of December 31, 2015 and December 31, 2014, respectively, based on our December 31, 2015 and December 31, 2014 NAV per share, respectively, (unaudited). Furthermore, during the year ended December 31, 2015, we exercised our option to acquire, at fair value, previously sold fractional interests in a retail property in the Jacksonville, FL market for a combination of (i) approximately 1.0 million Class E OP Units issued at a price of $7.18 per OP Unit, representing approximately $7.3 million of the aggregate purchase price and (ii) approximately $783,000 in cash. The result of this activity was a net decrease in our financing obligations of approximately $17.9 million and a net increase in our noncontrolling interests of $16.2 million.

Joint Venture Partner Interests

We consolidate all of our joint ventures in the accompanying financial statements. Our joint venture partners’ interests in our consolidated partnerships are not redeemable. As a result, we classify our joint venture partners’ interests as noncontrolling interests. During the year ended December 31, 2014, we sold 12 industrial properties held by two of our joint ventures. As a result, we no longer have any interests in these joint ventures.

10. STOCKHOLDERS’ EQUITY

Common Stock

On May 27, 2005, we filed a Registration Statement on Form S-11 with the Commission in connection with an initial public offering of our Class E shares of common stock, which was declared effective on January 27, 2006. On June 11, 2007, we filed a Registration Statement on Form S-11 with the Commission in connection with a follow-on public offering of our Class E common stock, which was declared effective on January 22, 2008. As of the close of business on September 30, 2009, we terminated the primary portion of our public offerings of Class E shares of our common stock and ceased accepting new subscriptions to purchase shares of our common stock. On October 23, 2009, we filed a Registration Statement for the sale of up to $237,500,000 in Class E shares of our common stock pursuant to our distribution reinvestment plan. This distribution reinvestment plan offering is ongoing.

On July 12, 2012, the Commission declared effective our Prior Offering, which we terminated on September 15, 2015. On September 16, 2015, the Commission declared effective our Follow-On Offering, which applies to the offer and sale of shares of Class A, Class W, and Class I common stock to the public through a primary offering and a restated distribution reinvestment plan with NAV-based pricing. See Note 1 for additional information regarding the Prior Offering and Follow-On Offering. The following table describes the changes in each class of common shares during each of the years ended December 31, 2015, 2014, and 2013 (shares and dollar amounts in thousands).

	Class E		Class A		Class W		Class I		Total
	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)
Balances, December 31, 2012	178,092	$1,775,196	12	$83	12	$83	12	$83	178,128	$1,775,445
Issuance of common stock:
Shares sold	—	—	205	1,451	197	1,354	4,301	29,333	4,703	32,138
Distribution reinvestment plan	3,143	21,352	—	—	—	—	18	121	3,161	21,473
Redemptions of common stock	(9,981)	(68,402)	—	—	—	—	(4)	(30)	(9,985)	(68,432)
Balances, December 31, 2013	171,254	$1,728,146	217	$1,534	209	$1,437	4,327	$29,507	176,007	$1,760,624
Issuance of common stock:
Shares sold	—	—	955	6,879	900	6,310	9,090	63,705	10,945	76,894
Distribution reinvestment plan	2,830	19,785	15	105	10	74	123	867	2,978	20,831
Stock-based compensation	—	—	—	—	—	—	136	807	136	807
Redemptions of common stock	(11,016)	(77,523)	—	—	(2)	(13)	(648)	(4,566)	(11,666)	(82,102)
Balances, December 31, 2014	163,068	$1,670,408	1,187	$8,518	1,117	$7,808	13,028	$90,320	178,400	$1,777,054
Issuance of common stock:
Shares sold	—	—	511	3,888	693	5,134	10,135	73,982	11,339	83,004
Distribution reinvestment plan	2,447	17,866	28	203	22	158	426	3,119	2,923	21,346
Stock-based compensation	—	—	—	—	—	—	618	1,295	618	1,295
Redemptions of common stock	(28,240)	(206,134)	(23)	(171)	(20)	(148)	(873)	(6,433)	(29,156)	(212,886)
Balances, December 31, 2015	137,275	$1,482,140	1,703	$12,438	1,812	$12,952	23,334	$162,283	164,124	$1,669,813

(1)	Dollar amounts presented in this table represent the gross amount of proceeds from the sale of common shares, or the amount paid to stockholders to redeem or repurchase common shares, and do not include other costs and expenses accounted for within additional paid-in capital, such as selling commissions, dealer manager and distribution fees, offering and organizational costs, and other costs associated with our distribution reinvestment plans, share redemption programs, and self-tender offers.

Redemptions and Repurchases

On August 12, 2015, we completed a modified “Dutch Auction” tender offer, pursuant to which we accepted for purchase approximately 17.2 million shares of Class E common stock, at a purchase price of $7.25 per share for an aggregate cost of approximately $124.4 million. On December 23, 2015, we completed another self-tender offer, pursuant to which we accepted for purchase approximately 2.7 million shares of Class E common stock, at a purchase price of $7.39 per share for an aggregate cost of approximately $20.1 million.

Prior to December 12, 2015, we had adopted a Class E Share Redemption Program (the “Class E SRP”), whereby Class E stockholders may request that we redeem all or any portion of their Class E shares subject to certain conditions and limitations. On December 12, 2015, our Amended and Restated Class E Share Redemption Program (the “Amended Class E SRP”) became effective, pursuant to which redemptions are only available with respect to Class E shares of common stock in the event of the death or disability of a stockholder subject to certain conditions and limitations. The Amended Class E SRP applied to the three months ended December 31, 2015. We also have a separate Class A, W and I Share Redemption Program (“Class AWI SRP”) for holders of our Class A, Class W or Class I shares. Our board of directors may modify, suspend or terminate our share redemption programs if it deems such action to be in the best interest of our stockholders. Our board of directors will evaluate each quarter whether to make liquidity available to Class E stockholders through the Class E SRP or through a tender offer process.

During the years ended December 31, 2015 and 2014, we redeemed approximately 8.4 million and 11.0 million Class E shares pursuant to our Class E SRP for approximately $61.7 million and $77.5 million, respectively. During the years ended December 31, 2015 and 2014, our board of directors authorized an additional $28.0 million and $34.6 million, respectively, in addition to the amounts calculated in accordance with our Class E SRP, related to these redemptions.

During the year ended December 31, 2015, we redeemed approximately 916,000 Class I shares, Class A shares, and Class W shares pursuant to our Class AWI SRP for a total of approximately $6.8 million. During the year ended December 31, 2014, we redeemed approximately 650,000 Class I shares and Class W shares pursuant to our Class AWI SRP for a total of approximately $4.6 million.

Distributions

We accrue distributions on a daily basis and pay distributions on a quarterly basis. Historically, each quarter, our board of directors has authorized the following quarter’s daily distribution accrual. We calculate individual payments of distributions to each stockholder or OP Unit holder based upon daily record dates during each quarter, so that investors are eligible to earn distributions immediately upon purchasing shares of our common stock or upon purchasing OP Units. The following table describes our total distributions declared on our common stock for the years ended December 31, 2015, 2014 and 2013, and the portion of each distribution that was paid in cash and reinvested in shares (dollar amounts in thousands).

	For the Year Ended December 31,
Distributions:	2015	% of Total Distributions	2014	% of Total Distributions	2013	% of Total Distributions
Paid in cash	$41,968	66.5%	$41,381	66.5%	$41,123	66.0%
Reinvested in shares	21,177	33.5%	20,855	33.5%	21,207	34.0%
Total distributions	$63,145	100.0%	$62,236	100.0%	$62,330	100.0%

The following table sets forth the distributions that have been paid and/or authorized as of December 31, 2015, subject to class-specific adjustments.

	Amount Declared per Share/Unit (1)
Quarter	Class E	Class A	Class W	Class I	Weighted Average	Payment Date
2014
1st Quarter 2014	$0.0875	$0.0687	$0.0772	$0.0858	$0.0874	4/16/14
2nd Quarter 2014	$0.0875	$0.0684	$0.0771	$0.0858	$0.0873	7/16/14
3rd Quarter 2014	$0.0875	$0.0680	$0.0769	$0.0857	$0.0872	10/16/14
4th Quarter 2014	$0.0875	$0.0677	$0.0767	$0.0857	$0.0872	1/16/15

2015
1st Quarter 2015	$0.0900	$0.0705	$0.0794	$0.0882	$0.0897	4/16/15
2nd Quarter 2015	$0.0900	$0.0700	$0.0791	$0.0882	$0.0896	7/2/15
3rd Quarter 2015	$0.0900	$0.0695	$0.0788	$0.0881	$0.0895	10/16/15
4th Quarter 2015	$0.0900	$0.0694	$0.0788	$0.0881	$0.0894	1/19/16

2016
1st Quarter 2016 (2)	$0.0900	$0.0900	$0.0900	$0.0900	$0.0900	4 /18/16(3)

(1)	Assumes ownership of share or unit for the entire quarter.
(2)	The distribution amount herein for the first quarter of 2016 does not reflect class-specific adjustments made to our Class A, Class W, and Class I shares, which have not yet been determined.
(3)	Expected payment date.

Distribution Tax Characterization

Our distributions to stockholders are characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed our current and accumulated tax earnings and profits constitute a return of capital for tax purposes and reduce the stockholders’ basis in the common shares. To the extent that distributions exceed both current and accumulated earnings and profits and the stockholders’ basis in the common shares, they will generally be treated as a gain or loss upon the sale or exchange of our stockholders’ common shares. We elected to classify our fourth quarter 2013 distribution as a 2014 distribution as part of our overall tax and REIT compliance strategy, resulting in a lower amount of reported distributions than were declared for the period. This election increased the percentage of total distributions that are taxable, however, it did not increase the actual dollar amount that is taxed. For 2014 and 2015, we notified stockholders of the taxability of distributions paid during the preceding year on an annual basis. The following unaudited table summarizes the information reported to investors regarding the taxability of distributions on common shares for the years ended December 31, 2015, 2014 and 2013.

	For the Year Ended December 31,
	2015	2014	2013
Per Common Share	% of Total Distributions	% of Total Distributions	% of Total Distributions
Ordinary income	81.01%	63.92%	40.98%
Non-taxable return of capital	18.99%	36.08%	59.02%
Total	100.00%	100.00%	100.00%

11. RELATED PARTY TRANSACTIONS

Our day-to-day activities are managed by our Advisor, a related party, under the terms and conditions of the Advisory Agreement. Our Advisor is considered to be a related party as certain indirect owners and employees of our Advisor serve as two of our directors and all of our executive officers. The responsibilities of our Advisor cover all facets of our business, and include the selection and underwriting of our real property and debt related investments, the negotiations for these investments, the asset management and financing of these investments and the oversight of real property dispositions.

In connection with our public offering, we entered into an Eighth Amended and Restated Advisory Agreement (the “Advisory Agreement”) with our Advisor, effective July 12, 2012, which modified the fees and expense reimbursements payable to our Advisor. The Advisory Agreement may be renewed for an unlimited number of successive one-year terms. The current term of the Advisory Agreement expires on June 30, 2016. Per the Advisory Agreement, in consideration for asset management services performed, we pay our Advisor an advisory fee comprised of two separate components: (1) a fixed amount that accrues daily in an amount equal to 1/365th of 1.15% of the “Aggregate Fund NAV” (defined as the aggregate NAV of our Class E shares, Class A shares, Class W shares and Class I shares, along with the OP Units held by third parties) for each day, and (2) a performance component that is based on the annual non-compounded investment return provided to holders of “Fund Interests” (defined as our Class E shares, Class A shares, Class W shares, Class I shares, and OP Units held by third parties) such that our Advisor will receive 25% of the overall return in excess of 6%; provided that in no event may the performance condition exceed 10% of the overall return for such year, and subject to certain other limitations. Additionally, our Advisor will provide us with a waiver of a portion of its fees generally equal to the amount of the performance component that would have been payable with respect to the Class E shares and the Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 per share or unit, the benefit of which will be shared among all holders of Fund Interests. We will also pay our Advisor a development management fee equal to 4.0% of the cost to develop, construct, or improve real property assets. In addition, we will pay our Advisor a fee of 1% of the sales price of individual real property assets upon disposition of such assets. Further, for a substantial amount of services in connection with the sale of a property, as determined by a majority of our independent directors, we will pay our Advisor up to 50.0% of the reasonable, customary and competitive commission paid for the sale of a comparable real property, provided that such amount shall not exceed 1% of the contract price of the property sold and, when added to all other real estate commissions paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6% of the sales price of the property.

In addition, pursuant to the Advisory Agreement, we will pay directly, or reimburse our Advisor and our Dealer Manager (defined below) if they pay on our behalf any organizational and offering expenses (other than selling commissions, the dealer manager fee, distribution fees and non-transaction based compensation allocated to sales-related activities of employees of our Dealer Manager in connection with the offering) relating to any public offerings as and when incurred. After the termination of the primary portion of the offering and again after termination of the distribution reinvestment plan portion of the offering, our Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including selling commissions, the dealer manager fee and distribution fees) that we incur exceed 15% of our gross proceeds from the applicable offering.

Subject to certain limitations, we will reimburse our Advisor for all of the costs it incurs in connection with the services it provides to us, including, without limitation, our allocable share of our Advisor’s overhead, which includes but is not limited to our Advisor’s rent, utilities and personnel costs; provided, that we will not reimburse our Advisor or its affiliates for services for which our Advisor or its affiliates are entitled to compensation in the form of a separate fee.

Dividend Capital Securities LLC, a related party, which we refer to as the “Dealer Manager,” is distributing the shares of our common stock in our public offering on a “best efforts” basis. Our Dealer Manager is a member of the Financial Industry Regulatory Authority, Inc., or FINRA. Our Dealer Manager coordinates our distribution effort and manages our relationships with participating broker-dealers and financial advisors and provides assistance in connection with compliance matters relating to marketing our public offering.

We entered into a dealer manager agreement dated July 12, 2012, or the “Prior Dealer Manager Agreement,” with our Dealer Manager in connection with the Prior Offering. Pursuant to the Prior Dealer Manager Agreement, our Dealer Manager served as the dealer manager for the Prior Offering. Our Dealer Manager is an entity related to our Advisor and a member firm of FINRA.

Under the Prior Dealer Manager Agreement, our Dealer Manager provided certain sales, promotional, and marketing services to us in connection with the distribution of the shares of common stock offered pursuant to our Prior Offering prospectus. Pursuant to the Prior Dealer Manager Agreement, we paid our Dealer Manager a sales commission of up to 3.0% of the NAV per Class A share sold in the primary offering, subject to the reduction of the sales commission in certain circumstances, and a distribution fee which accrued daily in an amount equal to 1/365th of 0.5% of the amount of our NAV per share for our Class A shares for such day. We also paid our Dealer Manager a dealer manager fee which accrued daily in an amount equal to 1/365th of 0.6% of our NAV per share for each of our Class A and Class W shares and in an amount equal to 1/365th of 0.1% of our NAV per share for our Class I shares for such day.

Pursuant to an amendment to our Prior Dealer Manager Agreement entered into on May 31, 2013, from time to time we could agree to pay our Dealer Manager a primary dealer fee in the amount of up to 5.0% of the gross proceeds raised from the sale of Class I shares in the primary portion of the Prior Offering, provided that the total gross proceeds raised with respect to which the primary dealer fee could apply could not exceed $300,000,000. Pursuant to this amendment, our Dealer Manager retained 0.5% of such gross proceeds and reallowed the remainder of the primary dealer fee to the participating broker-dealers involved in selling such Class I shares based on the portion of the gross proceeds raised from their customers. The primary dealer fee is considered underwriting compensation (as defined in accordance with, and subject to the underwriting compensation limits of, applicable FINRA rules).

On September 16, 2015, the Company entered into a Second Amended and Restated Dealer Manager Agreement (the “Second Amended Dealer Manager Agreement”) with our Dealer Manager in connection with the Follow-On Offering. Pursuant to the Second Amended Dealer Manager Agreement, our Dealer Manager serves as the dealer manager for the Follow-On Offering.

The Second Amended Dealer Manager Agreement is an amendment and restatement of the Prior Dealer Manager Agreement. The purpose of the Second Amended Dealer Manager Agreement is to engage our Dealer Manager with respect to the Follow-On Offering, while still paying dealer manager fees and distribution fees with respect to the Prior Offering. Pursuant to the Second Amended Dealer Manager Agreement, we pay our Dealer Manager a sales commission of up to 3.0% of the offering price per Class A share sold in the primary offering, subject to the reduction of the sales commission in certain circumstances, and a distribution fee which accrues daily in an amount equal to 1/365th of 0.5% of the amount of our NAV per share for our Class A shares for such day. We also pay our Dealer Manager a dealer manager fee which accrued daily in an amount equal to 1/365th of 0.6% of our NAV per share for each of our Class A and Class W shares and in an amount equal to 1/365th of 0.1% of our NAV per share for our Class I shares for such day.

Pursuant to the Second Amended Dealer Manager Agreement, we may pay to the Dealer Manager a primary dealer fee in the amount of up to 5.0% of the gross proceeds raised from the sale of Class I shares in the primary portion of the Follow-On Offering, provided that (i) the total gross proceeds raised with respect to which the primary dealer fee will apply may not exceed $100,000,000, subject to further increase by our board of directors, in its discretion; (ii) the primary dealer fee will only be paid with respect to sales made by participating broker-dealers specifically approved by us as being eligible; and (iii) the primary dealer fee will only be paid with respect to sales made at times approved by us. The Dealer Manager may reallow a portion of the primary dealer fee to the participating broker-dealers involved in selling such Class I shares based on the portion of the gross proceeds raised from their customers. The Dealer Manager will consider the primary dealer fee to be underwriting compensation subject to the limits described below.

The Dealer Manager monitors the aggregate amount of underwriting compensation that we and the Advisor pay in connection with the Follow-On Offering and Prior Offering in order to ensure we comply with the underwriting compensation limits of applicable FINRA rules. Accordingly, the dealer manager fee and distribution fee that are payable to our Dealer Manager with respect to an offering (i.e., pursuant to the registration statement for an offering) will cease when, following the completion of the offering, total underwriting compensation in such offering equals 10% of the gross proceeds from the primary portion of the offering. We consider the portion of the dealer manager fee and the distribution fee accruing with respect to Class A, Class W and Class I shares issued during the term of the current offering, and not issued pursuant to a prior public offering, as underwriting compensation with respect to the current offering. In addition, we will cease paying the dealer manager fee and the distribution fee on the earlier to occur of the following: (i) a listing of the class of such shares on a national securities exchange or (ii) such shares no longer being outstanding, for example (without limitation) upon their redemption or other repurchase by us, upon our dissolution, or upon a merger or other extraordinary transaction in which we are a party and in which the shares are exchanged for cash or other securities.

The sales commissions, distribution fees, and dealer manager fees may all be reallowed to participating broker dealers who are members of FINRA. Our Dealer Manager may also receive a portion of the organization and offering expense reimbursement amounts described above under “— Compensation to our Advisor”. Our Dealer Manager is presently directly or indirectly majority owned by John A. Blumberg, James R. Mulvihill, Evan H. Zucker, and/or their affiliates.

During the years ended December 31, 2015, 2014, and 2013, we paid primary dealer fees of approximately $2.5 million, $2.2 million, and $1.4 million, respectively, with respect to approximately $50.8 million, $43.9 million, and $27.1 million, respectively, of the total gross proceeds raised in our public offering. The maximum primary dealer fee we will pay our Dealer Manager pursuant to the Second Amended Dealer Manager Agreement is $5 million, although in the future we may enter into subsequent amendments to the Second Amended Dealer Manager Agreement to provide for additional primary dealer fee payments.

Independent Director RSU Awards

On December 5, 2013, our board of directors approved revised compensation for our independent directors. In connection with the revised compensation plan, at each annual meeting of stockholders the independent directors will automatically, upon election, receive an award of RSUs with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share as of the end of the day of the annual meeting. Effective June 25, 2015, June 25, 2014, and January 2, 2014, we granted 4,116, 4,460, and 2,112 RSUs to our independent directors, respectively.

Restricted Stock Unit Agreements

Pursuant to the terms of the Advisor RSU Agreements, we have granted our Advisor 717,722 Company RSUs, of which approximately 441,000 Company RSUs remained unvested and unsettled as of December 31, 2015. Each Company RSU will, upon vesting, entitle our Advisor to one Class I share of our common stock. The Company RSUs are subject to specified vesting and settlement provisions and, upon settlement in Class I shares of Company common stock, require offsets of advisory fees and expenses otherwise payable from the Company to our Advisor as described further below based on the NAV per Class I share on the grant date of the applicable Company RSU (the weighted average grant-date NAV per Class I share with respect to the unsettled Company RSUs is $7.06 as of December 31, 2015). As of December 31, 2015, our Advisor had approximately 38,000 shares of Class I common stock issued upon settlement of Company RSUs that remained subject to fee offset. The Advisor is expected to redistribute a significant portion of the Company RSUs and/or shares to senior level employees of our Advisor and its affiliates that provide services to us, although the terms of such redistributions (including the timing, amount and recipients) remain solely in the discretion of our Advisor.

Vesting and Payment Offset

Following specified vesting provisions, an equal percentage of the Company RSUs vest on each of the applicable vesting dates. On each vesting date, an offset amount (each, an “Offset Amount”) is calculated and deducted on a pro rata basis over the next 12 months from the cash payments otherwise due and payable to our Advisor under our then-current Advisory Agreement for any fees or expense reimbursements. Each Offset Amount equals the number of Company RSUs vesting on such date multiplied by the NAV per Class I share publicly disclosed by us (“the “Class I NAV”) as of the end of the grant date (the “Grant Date NAV per Class I Share”). Each Offset Amount is always calculated based on the Grant Date NAV per Class I Share, even beyond the initial Vesting Date. At the end of each 12-month period following each vesting date, if the Offset Amount has not been fully realized by offsets from the cash payments otherwise due and payable to our Advisor under the Advisory Agreement, our Advisor shall promptly pay any shortfall to us.

The chart below shows the Grant Dates, vesting dates, number of unvested shares as of December 31, 2015, and Grant Date NAV per Class I Share (share amounts in thousands).

Award	Grant Date	Vesting Dates	Number of Unvested Shares	Grant Date NAV per Class I Share
Company RSU	4/7/14	4/15/14, 4/15/15, 4/15/16, 4/15/17	247	$6.96
Company RSU	2/25/15	4/15/15, 4/15/16, 4/15/17	59	7.18
Company RSU	2/25/15	4/15/18	135	7.18
Total/ weighted average			441	$7.06

Termination

The Advisor RSU Agreements will automatically terminate upon termination or non-renewal of the Advisory Agreement by any party for any reason. In addition, upon a change in control of us, then either our Advisor or we may immediately terminate the Advisor RSU Agreements. Further, the Advisor may immediately terminate the Advisor RSU Agreements if we exercise certain rights under the Advisor RSU Agreements to replace the Company RSUs with another form of compensation.

Upon termination of the Advisor RSU Agreements, our Advisor will promptly pay any unused Offset Amounts to us or, at our Advisor’s election, return Class I shares in equal value based on the Class I NAV as of the date of termination of the Advisor RSU Agreements. In addition, upon termination of the Advisor RSU Agreement, all unvested Company RSUs will be forfeited except that, unless the Advisor RSU Agreements were terminated at the election of our Advisor following a change in control of us or as a result of a premature termination of the Advisory Agreement at our election for cause (as defined in the Advisory Agreement) or upon the bankruptcy of our Advisor, then following such forfeiture of Company RSUs, our Advisor will have the right to acquire from us the number of Class I shares equal to the number of Company RSUs forfeited, in return for a purchase price equal to such number of Class I shares multiplied by the Grant Date NAV per Class I Share. The Advisor must notify us of its election to exercise the foregoing acquisition right within 30 days following the termination of the Advisor RSU Agreements, and the parties will close the transaction within 60 days following the termination of the Advisor RSU Agreements.

Dividend Equivalent Payments

If our board of directors declares and we pay a cash dividend on Class I shares for any period in which the Company RSUs are outstanding (regardless of whether such Company RSUs are then vested), our Advisor will be entitled to dividend equivalents (the “Dividend Equivalents”) with respect to that cash dividend equal to the cash dividends that would have been payable on the same number of Class I shares as the number of Company RSUs subject to the Advisor RSU Agreements had such Class I shares been outstanding during the same portion of such period as the Company RSUs were outstanding. Any such Dividend Equivalents may be paid in cash or Class I shares, at our Advisor’s election.

During the years ended December 31, 2015 and 2014, we recognized approximately $1.1 million and $653,000 as advisory fees expense, respectively, related to the issuance of approximately 153,000 and 123,000 shares of our Class I common stock, respectively. Amounts reported are based on the NAV per share at the end of each month during the Advisor RSU Agreements. As of December 31, 2015, the total value related to nonvested awards not yet recognized was approximately $3.3 million, which we expect to recognize during 2016, 2017, 2018, and 2019.

Summary of Fees and Other Amounts

The following table summarizes fees and other amounts earned by our Advisor and its related parties in connection with services performed for us during the years ended December 31, 2015, 2014, and 2013 (amounts in thousands):

	For the Year Ended December 31,
	2015	2014	2013
Advisory fees (1)	$17,083	$15,919	$15,120
Other reimbursements paid to our Advisor (2)	9,008	8,287	6,278
Other reimbursements paid to our Dealer Manager	441	591	—
Advisory fees related to the disposition of real properties	4,962	2,064	2,639
Development management fee	88	181	223
Primary dealer fee (3)	2,540	2,197	1,358
Selling commissions, dealer manager, and distribution fees	422	336	57
Total	$34,544	$29,575	$25,675

(1)	Amounts reported for the years ended December 31, 2015 and 2014 include approximately $1.1 million and approximately $653,000, respectively, that we were not obligated to pay in consideration of the issuance of Company RSUs to our Advisor.
(2)	Other reimbursements paid to our Advisor primarily comprise salary, bonus, and overhead reimbursements.
(3)	Amounts reported represent primary dealer fees we paid to our Dealer Manager based on the gross proceeds raised by participating broker-dealers pursuant to certain selected dealer agreements. Of the primary dealer fee earned during the years ended December 31, 2015, 2014, and 2013, our Dealer Manager reallowed approximately $2.3 million, $2.0 million, and $1.2 million, respectively, to participating third-party broker-dealers and retained approximately $254,000, $220,000, and $136,000, respectively.

Please also see Note 2 for information regarding restricted stock grants to certain employees of our Advisor and its affiliates, none of which are our named executive officers.

Product Specialists

During the year ended December 31, 2012, our Advisor entered into a product specialist agreement with BCG TRT Advisors LLC (“BCG”), in connection with advisory services related to our investments in real estate securities assets. Pursuant to this agreement, a portion of the asset management fee that our Advisor receives from us related to real estate securities investments is reallowed to BCG in exchange for services provided. Our Advisor incurred approximately $24,000, $35,000, and $58,000 related to services provided by BCG during the years ended December 31, 2015, 2014 and 2013, respectively.

Stock Purchases by Certain Officers and Directors

On March 27, 2013, Jeffrey L. Johnson, our Chief Executive Officer, and John A. Blumberg, one of our directors, each purchased 36,822 shares of our Class I common stock at a price of $6.79 per share in our ongoing public offering.

Launch of Private Placements of Delaware Statutory Trust Interests

Please see Note 17 for information regarding transactions entered into with other related parties subsequent to December 31, 2015 in connection with the launch of private placements of Delaware statutory trust interests.

12. NET INCOME (LOSS) PER COMMON SHARE

Reconciliations of the numerator and denominator used to calculate basic net income (loss) per common share to the numerator and denominator used to calculate diluted net income (loss) per common share for the years ended December 31, 2015, 2014 and 2013 are described in the following table (amounts in thousands, except per share information):

	For the Year Ended December 31,
Numerator	2015	2014	2013
Income (loss) from continuing operations	$131,659	$3,990	$(9,084)
(Income) loss from continuing operations attributable to noncontrolling interests	(7,404)	(340)	558
Income (loss) from continuing operations attributable to common stockholders	124,255	3,650	(8,526)
Dilutive noncontrolling interests share of income (loss) from continuing operations	8,632	233	(652)
Numerator for diluted earnings per share – adjusted income (loss) from continuing operations	132,887	3,883	(9,178)
Income from discontinued operations	—	30,004	65,554
Income from discontinued operations attributable to noncontrolling interests	—	(4,462)	(4,560)
Income from discontinued operations attributable to common stockholders	—	25,542	60,994
Dilutive noncontrolling interests share of discontinued operations	—	1,915	4,662
Numerator for diluted earnings per share – adjusted income from discontinued operations	$—	$27,457	$65,656
Denominator
Weighted average shares outstanding-basic	175,938	178,273	178,196
Incremental weighted average shares effect of conversion of OP Units	12,851	12,718	13,736
Weighted average shares outstanding-diluted	188,789	190,991	191,932
INCOME (LOSS) PER COMMON SHARE-BASIC AND DILUTED
Net income (loss) from continuing operations	$0.70	$0.02	$(0.05)
Net income from discontinued operations	—	0.14	0.34
Net income	$0.70	$0.16	$0.29

13. SEGMENT INFORMATION

We have four reportable operating segments, which include our three real property operating sectors (office, industrial, and retail) and debt related investments, and we measure our profit and loss of our operating segments based on net operating income (“NOI”). We organize and analyze the operations and results of each of these segments independently, due to inherently different considerations for each segment. Such considerations include, but are not limited to, the nature and characteristics of the investment, and investment strategies and objectives. Specifically, the physical characteristics of our buildings, the related operating characteristics, the geographic markets, and the type of tenants are inherently different for each of our segments.

The following table sets forth revenue and NOI of our segments for the years ended December 31, 2015, 2014, and 2013 (amounts in thousands).

	For the Year Ended December 31,
	Revenues			NOI (unaudited)
	2015	2014	2013	2015	2014	2013
Real property (1)
Office	$137,204	$139,245	$123,838	$97,441	$104,533	$95,618
Industrial	8,672	23,307	26,108	6,755	20,780	23,893
Retail	72,402	61,649	57,382	54,492	47,891	44,145
Debt related investments	6,922	7,396	10,449	6,922	7,396	10,449
Total	$225,200	$231,597	$217,777	$165,610	$180,600	$174,105

(1)	Excludes results of operations of real properties categorized as discontinued operations.

We consider NOI to be an appropriate supplemental financial performance measure because NOI reflects the specific operating performance of our real properties and debt related investments, and excludes certain items that are not considered to be controllable in connection with the management of each property, such as depreciation and amortization, general and administrative expenses, advisory fees, acquisition-related expenses, interest and other income, interest expense, loss on extinguishment of debt and financing commitments, gain on the sale of real property and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance as a whole, since it excludes such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.

The following table is a reconciliation of our NOI to our reported net income attributable to common stockholders for the years ended December 31, 2015, 2014, and 2013 (amounts in thousands).

	For the Year Ended December 31,
	2015	2014	2013
Net operating income	$165,610	$180,600	$174,105
Real estate depreciation and amortization expense	(83,114)	(88,994)	(87,174)
General and administrative expenses	(10,720)	(11,108)	(9,774)
Advisory fees, related party	(17,083)	(15,919)	(15,120)
Acquisition-related expenses	(2,644)	(1,205)	(536)
Impairment of real estate property	(8,124)	(9,500)	(2,600)
Interest and other income (expense)	2,192	1,168	(153)
Interest expense	(47,508)	(61,903)	(65,325)
Loss on extinguishment of debt and financing commitments	(1,168)	(63)	(2,507)
Gain on sale of real property	134,218	10,914	—
Discontinued operations	—	30,004	65,554
Net income attributable to noncontrolling interests	(7,404)	(4,802)	(4,002)
Net income attributable to common stockholders	$124,255	$29,192	$52,468

The following table reflects our total assets by business segment as of December 31, 2015 and December 31, 2014 (amounts in thousands).

	As of December 31,
	2015	2014
Segment assets:
Net investments in real property
Office (1)	$1,027,132	$1,069,584
Industrial	61,231	207,655
Retail	785,854	652,187
Debt related investments, net	15,722	94,951
Total segment assets, net	1,889,939	2,024,377

Non-segment assets:
Cash and cash equivalents	15,769	14,461
Other non-segment assets (2)	61,500	87,368
Assets held for sale (3)	—	21,927
Total assets	$1,967,208	$2,148,133

(1)	Excludes approximately $20.3 million of net investments in real property related to an office property classified as held for sale in the accompanying balance sheet as of December 31, 2014.
(2)	Other non-segment assets primarily consist of corporate assets including restricted cash and receivables, including straight-line rent receivable.
(3)	Includes other assets and restricted cash related to properties classified as held for sale in the accompanying balance sheet as of December 31, 2014.

14.	INCOME TAXES

We operate in a manner intended to qualify for treatment as a REIT for U.S. federal income tax purposes. As a REIT, we generally will not be subject to federal income taxation at the corporate level to the extent we distribute 100% of our REIT taxable income annually, as defined in the Code, to our stockholders and satisfy other requirements. To continue to qualify as a REIT for federal tax purposes, we must distribute at least 90% of our REIT taxable income annually. No material provisions have been made for federal income taxes in the accompanying financial statements. We had a gross deferred tax asset of approximately $4.4 million as of both December 31, 2015 and 2014, which is offset by a full valuation allowance. The tax years 2012 through 2014 remain open to examination by the major taxing jurisdictions to which we are subject.

15.	COMMITMENTS AND CONTINGENCIES

Environmental Matters

A majority of the properties we acquire are subjected to environmental reviews either by us or the previous owners. In addition, we may incur environmental remediation costs associated with certain land parcels we may acquire in connection with the development of the land. We have acquired certain properties in urban and industrial areas that may have been leased to or previously owned by commercial and industrial companies that discharged hazardous materials. We may purchase various environmental insurance policies to mitigate our exposure to environmental liabilities. Due to the uncertainty regarding our exposure to environmental liabilities and the timing and nature of settlement of any such liabilities, we cannot estimate the effect of such potential environmental remediation on our business, financial condition, or results of operations.

16.	QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present selected unaudited quarterly financial data for each quarter during the years ended December 31, 2015 and 2014 (amounts in thousands, except per share information). Certain reclassifications have been made to prior period results to conform to the current presentation. Certain totals and subtotals within the following table may not sum due to de minimus rounding adjustments. The following disclosures exclude the results from discontinued operations.

					For the
	For the Quarter Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015	2015	2015	2015	2015
Rental revenue	$59,379	$51,075	$52,854	$54,970	$218,278
Debt related income	3,203	1,584	807	1,328	6,922
Total revenue	62,582	52,659	53,661	56,298	225,200
Total operating expenses	(44,803)	(41,168)	(49,406)	(45,898)	(181,275)
Other income (expenses)	114,422	(11,384)	(5,680)	(9,624)	87,734
Income (loss) from continuing operations	132,201	107	(1,425)	776	131,659
Discontinued operations	—	—	—	—	—
Net income (loss)	132,201	107	(1,425)	776	131,659
Net (income) loss attributable to noncontrolling interests	(8,618)	(37)	1,297	(46)	(7,404)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$123,583	$70	$(128)	$730	$124,255
Net income (loss) per basic and diluted common share
Continuing operations	$0.69	$0.00	$(0.00)	$0.01	$0.70
Discontinued operations	$—	$—	$—	$—	$—
NET INCOME (LOSS) PER BASIC AND DILUTED COMMON SHARE	$0.69	$0.00	$(0.00)	$0.01	$0.70

					For the
	For the Quarter Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2014	2014	2014	2014	2014
Rental revenue	$55,060	$55,080	$56,793	$57,268	$224,201
Debt related income	2,013	1,760	1,798	1,825	7,396
Total revenue	57,073	56,840	58,591	59,093	231,597
Total operating expenses	(42,259)	(41,239)	(51,258)	(42,971)	(177,723)
Other expenses	(12,683)	(11,927)	(14,852)	(10,422)	(49,884)
Income (loss) from continuing operations	2,131	3,674	(7,519)	5,700	3,990
Discontinued operations	29,857	142	5	—	30,004
Net income (loss)	31,988	3,816	(7,514)	5,700	33,994
Net (income) loss attributable to noncontrolling interests	(4,550)	(330)	475	(397)	(4,802)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$27,438	$3,486	$(7,039)	$5,303	$29,192
Net income (loss) per basic and diluted common share
Continuing operations	$0.01	$0.02	$(0.04)	$0.03	$0.02
Discontinued operations	$0.14	$0.00	$0.00	$—	$0.14
NET INCOME (LOSS) PER BASIC AND DILUTED COMMON SHARE	$0.15	$0.02	$(0.04)	$0.03	$0.16

17.	SUBSEQUENT EVENTS

Launch of Private Placements of Delaware Statutory Trust Interests

Private Placements

On March 2, 2016, we, through the Operating Partnership, initiated a program to raise capital in private placements exempt from registration under the Securities Act of 1933, as amended (“Private Placements”) through the sale of beneficial interests (“Interests”) in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership (the “DST Program”). From 2006 through 2009, we, through our subsidiaries conducted similar private placement offerings of fractional interests in which it raised a total of $183.1 million in gross proceeds. These fractional interests were all subsequently acquired by the Operating Partnership in exchange for an aggregate of 17.7 million OP Units.

Each Private Placement will offer Interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates (“DST Properties”). We anticipate that these Interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Additionally, any Interests sold to investors pursuant to such Private Placements will be leased-back by an indirect wholly owned subsidiary of the Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership will retain a fair market value purchase option (“FMV Option”) giving it the right, but not the obligation, to acquire the Interests from the investors at a later time in exchange for OP Units.

Dealer Manager Agreement

In connection with the DST Program, on March 2, 2016, Dividend Capital Exchange LLC (“DCX”), a wholly owned subsidiary of our taxable REIT subsidiary that is wholly owned by the Operating Partnership, entered into a Dealer Manager Agreement with our Dealer Manager, pursuant to which the Dealer Manager agreed to conduct Private Placements for Interests reflecting an indirect ownership of up to $500 million of Interests. DCX will pay certain up-front fees and reimburse certain related expenses to the Dealer Manager with respect to capital raised through any such Private Placements. DCX is obligated to pay the Dealer Manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5% of gross equity proceeds raised through the Private Placements. The Dealer Manager may re-allow such commissions and a portion of such dealer manager fee to participating broker dealers.

In addition, we, or our subsidiaries, are obligated to pay directly or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any organization and offering expenses (other than selling commissions and the dealer manager fee) as and when incurred. These expenses may include reimbursements for the bona fide due diligence expenses of participating broker-dealers, supported by detailed and itemized invoices, and similar diligence expenses of investment advisers, legal fees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses of registered persons associated with the Dealer Manager, the cost of educational conferences held by us, including costs reimbursement for registered persons associated with the Dealer Manager and registered representatives of participating broker-dealers to attend educational conferences sponsored by us, and attendance fees and costs reimbursement for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers and promotional items.

We intend to recoup the costs of the selling commissions and dealer manager fees described above through a purchase price “mark-up” of the initial estimated fair value of the DST Properties to be sold to investors, thereby placing the economic burden of these up-front fees on the investors purchasing such Interests. In addition, to offset some or all of our organization and offering expenses associated with the Private Placements, we will add a purchase price mark-up of the estimated fair value of the DST Properties to be sold to investors in the amount of 1.5% of the gross equity proceeds. Collectively, these purchase price mark-ups total up to 8% of the gross equity proceeds raised in the Private Placements. Additionally, we will be paid, by investors purchasing Interests, a non-accountable reimbursement equal to 1.0% of gross equity proceeds for real estate transaction costs that we expect to incur in selling or buying these Interests. Also, investors purchasing Interests will be required to pay their own respective closing costs upon the initial sale of the interests.

Advisory Agreement

In connection with the DST Program, we, the Operating Partnership and the Advisor entered into the Ninth Amended and Restated Advisory Agreement, dated as of March 2, 2016 (the “Amended Advisory Agreement”). The Amended Advisory Agreement amends the prior advisory agreement by providing that the fixed component of the advisory fee paid to the Advisor, in consideration for the asset management services it provides on the our behalf, is now a fixed component that accrues daily in an amount equal to 1/365th of 1.15% of (a) the “Aggregate Fund NAV” (i.e., the aggregate net asset value or “NAV” of our Class E shares, Class A shares, Class W shares and Class I shares, along with the OP Units held by third parties) for such day and (b) the consideration received by us or our affiliate for selling Interests in DST Properties to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such Interests, including but not limited to sales commissions, dealer manager fees and non-accountable expense allowances. Before this amendment, the Advisor was paid based on the amount of equity outstanding, and while the Private Placement is intended to raise capital for us, cash proceeds are received the day the Interests are sold but OP Units may not be issued for several years, if at all. This amendment clarifies that the Advisor will earn compensation for managing proceeds raised in the Private Placement. We will continue to pay the Advisor a development management fee equal to 4.0% of the cost to develop, construct or improve any properties, regardless of whether they are held in fee simple or DST Properties held through leasehold interests (though we may make only minor, non-structural modifications to DST Properties). The Amended Advisory Agreement also clarifies that we must reimburse the Advisor for any private offering organization and offering expenses, such as those of the DST Program, it incurs on our behalf, including Advisor personnel costs, unless it has agreed to receive a fee in lieu of reimbursement.

Limited Partnership Agreement

In connection with the launch of the DST Program, the Company, on behalf of itself as general partner and on behalf of all the limited partners thereto, entered into the Fifth Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of March 2, 2016 (the “Amended and Restated Operating Partnership Agreement”). The Amended and Restated Operating Partnership Agreement amends the prior operating partnership agreement by establishing two series of Class E OP Units, with different redemption and registration rights. The currently existing third-party holders of Class E OP Units will now hold Series 1 Class E OP Units, and will continue to have the same redemption and registration rights they had previously, which include the right, in certain circumstances to require the Operating Partnership to redeem the OP Units for Class E shares of the Company or cash. Any purchasers of Interests in the DST Program that ultimately acquire OP Units through the FMV Option will acquire Series 2 Class E OP Units, which will have similar redemption and registration rights to those of the holders of Series 1 Class E OP Units, except that their redemption rights will in certain circumstances require the Operating Partnership to redeem the OP Units for Class I shares of the Company. In addition, the Amended and Restated Operating Partnership Agreement provides that a redemption fee of 1.5% of the shares otherwise payable to a limited partner upon redemption of Series 2 Class E Units will be paid to the Manager (defined below).

Delaware Statutory Trust Agreement

DCX Manager LLC (the “Manager”), a related party and an affiliate of the Advisor, will be engaged to act as the manager of each Delaware statutory trust holding a DST Property. While the intention is to sell 100% of the interests to third parties, DCX may hold an interest for a period of time and therefore could be subject to the following description of fees and reimbursements paid to the Manager. The trust manager will have primary responsibility for performing administrative actions in connection with the trust and any DST Property and has the sole power to determine when it is appropriate for a trust to sell a DST Property. The trust manager will be entitled to the following payments from the trust: (i) a management fee equal to a stated percentage (e.g., 1.0%) of the gross rents payable to the trust, with such amount to be set on a deal-by-deal basis, (ii) a disposition fee of 1.0% of the gross sales price of any DST Property sold to a third party, and (iii) reimbursement of certain expenses associated with the establishment, maintenance and operation of the trust and DST Properties.

Additionally, the Manager or its affiliate may earn a 1.0% loan fee for any financing arrangement sourced, negotiated and executed in connection with the DST Program. This loan fee only is payable to the Manager by new investors that purchase Interests and therefore is not paid by the Company or its affiliates.

We have evaluated subsequent events for the period from December 31, 2015, the date of these financial statements, through the date these financial statements are issued, and determined that there have been no other significant subsequent events. For information regarding dispositions and financing transactions that occurred subsequent to December 31, 2015, see “Subsequent Events” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Annual Report on Form 10-K.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Dividend Capital Diversified Property Fund Inc.:

Under date of March 3, 2016, we reported on the consolidated balance sheets of Dividend Capital Diversified Property Fund Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2015. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation (Schedule III). Schedule III is the responsibility of the Company’s management. Our responsibility is to express an opinion on Schedule III based on our audits.

In our opinion, Schedule III – Real Estate and Accumulated Depreciation, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method for reporting discontinued operations as of January 1, 2014 due to the adoption of FASB Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/KPMG LLP

Denver, Colorado

March 3, 2016

Dividend Capital Diversified Property Fund Inc.

Schedule III — Real Estate and Accumulated Depreciation

As of December 31, 2015

(dollar amounts in thousands)

				Initial Cost to Company				Gross Amount Carried at December 31, 2015
Property	Market	No. of Buildings	Encumbrances (1)	Land	Buildings and Improvements (2)	Total Costs	Cost Capitalized or Adjustments Subsequent to Acquisition (4)	Land	Buildings and Improvements (2)	Total Costs (3, 4)	Accumulated Depreciation (4)	Acquisition Date	Depreciable Life (years)
Office Properties:
Jay Street	Silicon Valley, CA	3	$23,500	$13,859	$21,974	$35,833	$6,079	$13,859	$28,053	$41,912	$9,412	6/28/06	3-40
Bala Pointe	Philadelphia, PA	1	24,000	10,115	27,516	37,631	5,851	10,115	33,367	43,482	12,584	8/28/06	2-40
40 Boulevard	Chicago, IL	1	7,890	2,611	7,797	10,408	6,210	2,611	14,007	16,618	7,112	1/24/07	3-40
Washington Commons	Chicago, IL	10	21,300	9,019	16,622	25,641	1,485	6,302	20,824	27,126	10,150	2/1/07	1-40
Joyce Blvd	Fayetteville, AR	1	—	2,699	8,996	11,695	—	2,699	8,996	11,695	2,889	9/28/07	10-40
Eden Prairie (ATK)	Minneapolis/St Paul, MN	1	—	3,538	25,865	29,403	112	3,538	25,977	29,515	6,790	10/3/08	5-40
Austin-Mueller Healthcare	Austin, TX	1	—	2,663	42,315	44,978	—	2,663	42,315	44,978	11,351	12/23/08	11-40
1300 Connecticut	Washington, DC	1	45,041	25,177	41,250	66,427	2,783	25,177	44,033	69,210	18,930	3/10/09	5-40
Campus Road Office Center	Princeton, NJ	1	—	5,302	45,773	51,075	158	5,302	45,931	51,233	11,390	11/3/09	10-40
Preston Sherry Plaza	Dallas, TX	1	—	7,500	22,303	29,803	6,072	7,500	28,375	35,875	10,213	12/16/09	3-40
Harborside Plaza	Northern New Jersey	1	107,248	16,800	193,742	210,542	14,004	16,800	207,746	224,546	66,422	6/25/10	3-40
Colshire Drive	Washington, DC	1	—	21,100	157,983	179,083	(5)	21,100	157,978	179,078	60,520	6/25/10	7-40
Sunset Hills Road	Washington, DC	1	—	2,700	31,915	34,615	36	2,700	31,951	34,651	14,087	6/25/10	5-40
Sybase Drive	East Bay, CA	1	—	8,400	136,797	145,197	142	8,400	136,939	145,339	54,156	6/25/10	7-40
655 Montgomery	San Francisco, CA	1	56,134	40,327	73,961	114,288	5,950	32,633	87,605	120,238	13,046	11/7/13	2-40
1st Avenue Plaza	Denver, CO	2	—	15,713	65,252	80,965	1,142	15,713	66,394	82,107	5,922	8/22/14	1-40
Rialto	Austin, TX	2	—	5,094	32,652	37,746	252	5,094	32,904	37,998	2,344	1/15/15	1-40
City View	Austin, TX	2	—	4,606	65,250	69,856	587	4,606	65,837	70,443	2,415	4/24/15	1-40
Venture Corporate Center	South Florida	3	—	12,047	34,151	46,198	(16)	12,047	34,135	46,182	1,306	8/6/15	1-40
Bank of America Tower	South Florida	1	—	5,030	30,917	35,947	—	5,030	30,917	35,947	—	12/11/15	1-40
Total Office Properties		36	$285,113	$214,300	$1,083,031	$1,297,331	$50,842	$203,889	$1,144,284	$1,348,173	$321,039

				Initial Cost to Company				Gross Amount Carried at December 31, 2015
Property	Market	No. of Buildings	Encumbrances (1)	Land	Buildings and Improvements (2)	Total Costs	Cost Capitalized or Adjustments Subsequent to Acquisition (4)	Land	Buildings and Improvements (2)	Total Costs (3, 4)	Accumulated Depreciation (4)	Acquisition Date	Depreciable Life (years)
Industrial Properties:
Shiloh Road	Dallas, TX	3	$22,700	$5,162	$30,192	$35,354	$392	$5,165	$30,581	$35,746	$11,244	12/21/06	6-40
6900 Riverport	Louisville, KY	1	—	751	4,131	4,882	434	751	4,565	5,316	1,348	9/17/08	3-40
7000 Riverport	Louisville, KY	1	—	1,124	6,821	7,945	778	1,124	7,599	8,723	2,535	9/17/08	5-40
7050 Riverport	Louisville, KY	1	—	672	3,862	4,534	252	672	4,114	4,786	1,564	9/17/08	5-40
7201 Riverport	Louisville, KY	1	—	1,130	6,614	7,744	703	1,130	7,317	8,447	2,352	9/17/08	3-40
South Columbia	Central Kentucky	1	—	730	25,092	25,822	2,475	730	27,567	28,297	11,040	6/25/10	7-40
Total Industrial Properties		8	$22,700	$9,569	$76,712	$86,281	$5,034	$9,572	$81,743	$91,315	$30,083

				Initial Cost to Company				Gross Amount Carried at December 31, 2015
Property	Market	No. of Buildings	Encumbrances (1)	Land	Buildings and Improvements (2)	Total Costs	Cost Capitalized or Adjustments Subsequent to Acquisition (4)	Land	Buildings and Improvements (2)	Total Costs (3, 4)	Accumulated Depreciation (4)	Acquisition Date	Depreciable Life (years)
Retail Properties:
Bandera Road	San Antonio, TX	1	$21,500	$8,221	$23,472	$31,693	$376	$8,221	$23,848	$32,069	$7,342	2/1/07	5-40
Beaver Creek	Raleigh, NC	1	26,200	13,017	31,375	44,392	1,161	13,017	32,536	45,553	9,338	5/11/07	5-40
Centerton Square	Philadelphia, PA	1	67,800	26,488	76,838	103,326	1,800	26,488	78,638	105,126	24,301	5/11/07	5-40
CB Square	Jacksonville, FL	1	—	3,768	16,660	20,428	(934)	3,768	15,726	19,494	4,009	6/27/07	6-40
Braintree	Greater Boston	1	—	9,270	31,266	40,536	581	9,270	31,847	41,117	9,780	8/1/07	5-40
Holbrook	Greater Boston	1	—	4,590	14,724	19,314	202	4,590	14,926	19,516	5,212	8/1/07	10-40
Kingston	Greater Boston	1	10,574	8,580	12,494	21,074	1,178	8,580	13,672	22,252	4,824	8/1/07	5-40
Manomet	Greater Boston	1	—	1,890	6,480	8,370	379	1,890	6,859	8,749	2,269	8/1/07	5-40
Orleans	Greater Boston	1	—	8,780	23,683	32,463	473	8,780	24,156	32,936	7,062	8/1/07	2-40
Sandwich	Greater Boston	1	15,825	7,380	25,778	33,158	79	7,380	25,857	33,237	7,133	8/1/07	5-40
Wareham	Greater Boston	1	24,400	13,130	27,030	40,160	1,719	13,130	28,749	41,879	8,727	8/1/07	5-40
Abington	Greater Boston	1	—	14,396	594	14,990	—	14,396	594	14,990	594	8/1/07	0
Hyannis	Greater Boston	1	—	10,405	917	11,322	—	10,405	917	11,322	419	8/1/07	18
Mansfield	Greater Boston	1	—	5,340	16,490	21,830	—	5,340	16,490	21,830	4,259	8/1/07	16-40
Meriden	Greater Boston	1	—	6,560	22,014	28,574	—	6,560	22,014	28,574	5,993	8/1/07	13-40
Weymouth	Greater Boston	1	16,000	5,170	19,396	24,566	(257)	4,913	19,396	24,309	5,818	8/1/07	40
Whitman 475 Bedford Street	Greater Boston	1	—	3,610	11,682	15,292	—	3,610	11,682	15,292	3,118	8/1/07	16-40
Brockton Eastway Plaza	Greater Boston	1	—	2,530	2,074	4,604	748	2,530	2,822	5,352	1,136	8/1/07	5-40
Cohasset	Greater Boston	1	—	3,920	7,765	11,685	1,028	3,920	8,793	12,713	2,614	8/1/07	6-40
Hanover	Greater Boston	1	—	1,490	5,084	6,574	768	1,490	5,852	7,342	1,719	8/1/07	5-40
Rockland 360-372 Market	Greater Boston	1	—	1,200	2,437	3,637	—	1,200	2,437	3,637	1,033	8/1/07	40
Brockton Westgate Plaza	Greater Boston	1	—	3,650	6,507	10,157	34	3,650	6,541	10,191	2,357	8/1/07	11-40
Harwich	Greater Boston	1	5,337	5,290	8,814	14,104	—	5,290	8,814	14,104	2,246	10/18/07	21-40
New Bedford	Greater Boston	1	7,580	3,790	11,152	14,942	—	3,790	11,152	14,942	2,721	10/18/07	22-40
Norwell	Greater Boston	1	4,986	5,850	14,547	20,397	—	5,850	14,547	20,397	3,798	10/18/07	15-40
Greater DC Retail	Washington, DC	1	70,000	19,779	42,515	62,294	239	19,781	42,752	62,533	14,688	4/6/09	5-40
Springdale	Greater Boston	1	—	11,866	723	12,589	8	11,866	731	12,597	319	2/18/11	6-20
Saugus	Greater Boston	1	—	3,783	9,713	13,496	91	3,783	9,804	13,587	4,071	3/17/11	5-40
Durgin Square	Greater Boston	2	—	7,209	21,055	28,264	—	7,209	21,055	28,264	2,256	5/28/14	4-40
Salt Pond	Greater Boston	2	—	8,759	40,233	48,992	15	8,759	40,248	49,007	2,658	11/4/14	2-40
South Cape	Greater Boston	6	—	9,936	27,552	37,488	(242)	9,936	27,310	37,246	1,406	3/18/15	1-40
Shenandoah	South Florida	3	10,834	10,501	27,397	37,898	—	10,501	27,397	37,898	794	8/6/15	1-40
Chester Springs	Northern New Jersey	4	—	7,376	51,155	58,531	(47)	7,376	51,108	58,484	821	10/8/15	1-40
Yale Village	Tulsa, OK	4	—	3,492	30,655	34,147	—	3,492	30,655	34,147	—	12/9/15	3-40
Total Retail Properties		49	$281,036	$261,016	$670,271	$931,287	$9,399	$260,761	$679,925	$940,686	$154,835
Grand Total		93	$588,849	$484,885	$1,830,014	$2,314,899	$65,275	$474,222	$1,905,952	$2,380,174	$505,957

(1)	Encumbrances represents mortgage debt principal balances encumbering each property as of December 31, 2015.
(2)	Building and improvements include intangible lease assets.
(3)	As of December 31, 2015, the aggregate cost for federal income tax purposes of investments in real property was approximately $2.1 billion (unaudited).
(4)	Amount is presented net of impairments and other write-offs of tenant-related assets that were recorded at acquisition as part of our purchase price accounting. Such write-offs are the results of lease expirations and terminations.

The following table summarizes activity for real estate and accumulated depreciation for the years ended December 31, 2015, 2014, and 2013 (amounts in thousands).

	For the Year Ended December 31,
	2015	2014	2013
Investments in real estate:
Balance at the beginning of the year	$2,472,926	$2,570,480	$2,819,550
Acquisitions of operating properties	357,811	158,221	114,827
Improvements	25,557	12,512	26,680
Basis of operating properties disposed of	(467,996)	(258,787)	(387,977)
Impairment of real property	(8,124)	(9,500)	(2,600)
Balance at the end of the year (1)	$2,380,174	$2,472,926	$2,570,480

Accumulated depreciation:
Balance at the beginning of the year	$523,246	$502,847	$482,782
Real estate depreciation and amortization expense (2)	83,114	88,994	108,191
Above-market lease assets amortization expenses	5,216	6,708	7,293
Accumulated depreciation and amortization written off (3)	(105,619)	(75,303)	(95,419)
Balance at the end of the year	$505,957	$523,246	$502,847

(1)	Amounts for the years ended December 31, 2014 and 2013 include approximately $30.1 million and $193.6 million, respectively, of investments in real estate related to properties classified as held for sale.
(2)	Amount for the year ended December 31, 2013 includes approximately $21.0 million of real estate depreciation and amortization expenses that is included in discontinued operations in our accompanying statements of income.
(3)	Amounts represent accumulated depreciation and amortization written off due to real property dispositions and early lease termination.